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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
File Number 333-217059

PROSPECTUS

Green Bancorp, Inc.

        Offer to exchange $35,000,000 aggregate principal amount of 8.50% Fixed-to-Floating Rate Subordinated Notes due 2026 (which we refer to as the old notes) for $35,000,000 aggregate principal amount of 8.50% Fixed-to-Floating Rate Subordinated Notes due 2026 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended (the "Securities Act").

        The exchange offer will expire at 5:00 p.m., New York, New York time, on May 18, 2017, unless we extend the exchange offer in our sole and absolute discretion.

        Terms of the exchange offer:

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  We will exchange all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for new notes.

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  You may validly withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

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  The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes, the new notes do not have the right to earn additional interest under circumstances related to our registration obligations, and the new notes will be represented by one or more global notes in book-entry form.

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  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption "Certain U.S. Federal Income Tax Consequences" for more information.

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  We will not receive any proceeds from the exchange offer.

        We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        There is no established trading market for the new notes or the old notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who acquired the old notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the staff of the Securities and Exchange Commission (the "SEC") enunciated in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 9 of this prospectus for a discussion of certain risks that you should consider in connection with the exchange offer.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2017

        This prospectus is part of a registration statement we filed with the SEC. In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information which appears in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

        This prospectus includes demographic, economic, employment, industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Some data is also based on our good faith estimates, which are derived from management's knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the demographic, economic, employment, industry and trade association data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

        Except where the context otherwise requires or where otherwise indicated, the terms "Company," "we," "us," "our," "our company" and "our business" refer to Green Bancorp, Inc. and our subsidiaries, including our banking subsidiary Green Bank, N.A., a national banking association, and the term "Bank" refers to Green Bank, N.A. In this prospectus we refer to the Houston—Sugar Land—Baytown metropolitan statistical area and the Dallas—Fort Worth—Arlington metropolitan statistical area as the Houston MSA and Dallas MSA, respectively.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Forward-looking statements included in this prospectus are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

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  risks related to the concentration of our business within our geographic areas of operation in Texas, including the continued impact of downturns in the energy sector, as well as risks associated with the technology and real estate sectors within our geographic areas of operation in Texas;

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  risks related to our energy reserve exposure and energy related service industry exposure of our total funded loans and the decline in oil prices and our ability to successfully execute our strategy to mitigate these risks;

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  our ability to execute on our growth strategy, including through the identification of acquisition candidates that will be accretive to our financial condition and results of operation;

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  risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

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  our ability to comply with various governmental and regulatory requirements applicable to financial institutions;

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  our ability to meet the supervisory expectations of our regulators and the impact of any regulatory restrictions or supervisory actions imposed on us, including on our ability to grow, conduct acquisitions or pay dividends;

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  market conditions and economic trends nationally, regionally and in our target markets, particularly in Texas and the geographic areas in which we operate;

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  our ability to attract and retain successful bankers that meet our expectations in terms of customer relationships and profitability;

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  risks related to our strategic focus on lending to small to medium-sized businesses;

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  risks associated with our commercial and industrial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

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  potential changes in the prices, values and sales volumes of commercial and residential real estate securing our real estate loans;

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  the sufficiency of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

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  risks related to our concentration of loans to a limited number of borrowers and in a limited geographic area;

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  our ability to maintain adequate liquidity and to raise necessary capital to fund our acquisition strategy, operations or to meet increased minimum regulatory capital levels;

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  changes in market interest rates that affect the pricing of our loans and deposits and our net interest income;

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  accounting estimates and risk management processes that rely on analytical and forecasting models;

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  our ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

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  the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

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  potential fluctuations in the market value and liquidity of the securities we hold for sale;

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  loss of our executive officers or other key employees could impair our relationship with our customers and adversely affect our business;

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  potential impairment on the goodwill we may record in connection with business acquisitions;

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  risks associated with system failures or failures to prevent breaches of our network security;

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  a failure in or breach of operational or security systems of the Company's infrastructure, or those of its third-party vendors and other service providers, including as a result of cyber attacks;

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  our ability to keep pace with technological change or difficulties when implementing new technologies;

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  risks associated with data processing system failures and errors;

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  risks associated with fraudulent and negligent acts by our customers, employees or vendors;

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  the institution and outcome of litigation and other legal proceeding against us or to which we become subject;

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  our new lines of business or new products and services may subject us to additional risks;

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  legal and regulatory proceedings or the results of regulatory examinations could adversely affect our business, financial condition and results of operation;

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  we are subject to claims and litigation pertaining to intellectual property from time to time;

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  we could experience claims and litigation pertaining to fiduciary responsibility;

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  the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, such as the Dodd-Frank Wall Street Reform and Consume Protection Act (the "Dodd-Frank Act");

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  governmental monetary and fiscal policies, including the policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve");

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  the failure of the Company's enterprise risk management framework to identify or address risks adequately;

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  the impact of, and our ability to comply with, formal or informal regulatory actions by federal banking agencies, including any requirements or limitations imposed on us as a result of our confidential supervisory ratings or the results of any regulatory examination;

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  many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth;

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  financial institutions, such as the Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act of 1970 (the "BSA") and other anti-money laundering statutes and regulations;

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  substantial regulatory limitations on changes of control of bank holding companies;

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  changes in the scope and cost of Federal Deposit Insurance Corporation (the "FDIC") insurance and other coverages;

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  systemic risks associated with the soundness of other financial institutions;

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  acts of terrorism, an outbreak of hostilities or other international or domestic calamities, weather or other acts of God and other matters beyond the Company's control; and

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  other risks and uncertainties listed from time to time in the Company's reports and documents filed with the Securities and Exchange Commission (the "SEC").

        Other factors not identified above, including those described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," may also cause actual results to differ materially from those described in our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange the old notes for the new notes. You should read the entire prospectus carefully, including "Risk Factors" and the financial and other information included in this prospectus.

 About Green Bancorp, Inc.

        We are a Texas focused bank holding company headquartered in Houston, Texas. Our wholly owned subsidiary, Green Bank, N.A., a nationally chartered commercial bank, provides commercial and private banking services primarily to Texas based customers through twenty-two full service branches in the Houston and Dallas MSAs and other markets. The Houston and Dallas MSAs are our target markets, and we believe their growing economies and attractive demographics, together with our scalable platform, provide us with opportunities for long term and sustainable growth. Our emphasis is on continuing to expand our existing business by executing on our proven business model as well as pursuing select strategic acquisitions and attracting additional talented bankers. As of December 31, 2016, we had consolidated total assets of $4.0 billion, total loans of $3.1 billion (of which $2.3 billion were originated by us and $796.3 million were acquired), total deposits of $3.4 billion and total shareholders' equity of $430.5 million.

        We are a Texas corporation that was incorporated on October 20, 2004. We began operations as a bank holding company on December 31, 2006 when we acquired Redstone Bank, a Houston community bank with two branches and $219.3 million in total assets. We were formed by our Chairman and Chief Executive Officer, Manny Mehos, who previously founded, led and sold Coastal Bancorp, Inc. after overseeing its growth from one branch and less than $11 million in assets in 1986 to 43 branches and $2.7 billion in assets in 2004, with the objective of building a commercially focused bank in attractive Texas metropolitan markets.

        During the period from December 31, 2012 through December 31, 2016, we experienced a 27% compounded annual growth rate in total loans and a 23% compounded annual growth rate in total deposits, while extending our branch footprint from eleven to twenty-two locations and expanding our team of portfolio bankers from 42 to 70. Our scale has allowed us to leverage our infrastructure to operate our business more efficiently as evidenced by the decrease in our efficiency ratio from 63.7% for the year ended December 31, 2012 to 57.2% for the year ended December 31, 2016, while our total assets grew from $1.7 billion to $4.0 billion as of December 31, 2012 and 2016, respectively.

        Our stock is traded on the NASDAQ under the symbol "GNBC."

        Our principal executive offices are located at 4000 Greenbriar, Houston, Texas 77098, and our telephone number is (713) 275-8220. Our website is www.greenbank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

 The Exchange Offer

        The following is a summary of the significant terms of the exchange offer. Please see "The Exchange Offer" for a more complete description of the exchange offer.

Old Notes	8.50% Fixed-to-Floating Rate Subordinated Notes due 2026, which were issued on December 8, 2016.
New Notes

8.50% Fixed-to-Floating Rate Subordinated Notes due 2026, which have terms that are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes, the new notes do not have the right to earn additional interest under circumstances related to our registration obligations, and the new notes will be represented by one or more global notes in book-entry form.

Exchange Offer

We are offering to issue up to $35,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York, New York time, on May 18, 2017, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:
• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• you are not acting on behalf of any person who could not truthfully make these statements;
• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

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if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal Rights

You may validy withdraw the tender of your old notes at any time before the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Withdrawal of Tenders."

Conditions to the Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering

If you wish to accept this exchange offer and your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. Do not send the letter of transmittal, any old notes or any other required document to anyone other than the exchange agent.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain U.S. Federal Income Tax Consequences

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences." You should consult your tax advisor as to the tax consequences of the exchange.

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our "affiliate," as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•

you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

• you are not acting on behalf of any person who could not truthfully make the statements set forth above.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

•

you cannot rely on the staff of the SEC's interpretive position expressed in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must comply with the registration and prospectus delivery requirements of the Securities Act, in order to resell the new notes, and be identified as an underwriter in the prospectus.
Broker-Dealer

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, as defined in this prospectus, we will amend or supplement this prospectus to expedite or facilitate the disposition of any new notes by such broker-dealer. See "Plan of Distribution" for more information.

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretations of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.
Consequences of Failure to Exchange Old Notes

Any old notes that are not exchanged in the exchange offer will remain subject to the restrictions on transfer, and you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See "The Exchange Offer—Consequences of Failure to Exchange."

Use of Proceeds

We will not receive any proceeds from the exchange of old notes for new notes as a result of the exchange offer. Subject to certain exceptions, we will pay all expenses incident to the exchange offer. See "The Exchange Offer—Fees and Expenses."

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for this exchange offer. See "The Exchange Offer—Exchange Agent" for the address and telephone number of the exchange agent.
Registration Rights Agreement

When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of each registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC on or prior to March 31, 2017, and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not, among other things, cause the registration statement to be declared effective by the SEC no later than June 15, 2017, cause such registration statement to remain effective until the closing of the exchange offer, or consummate the exchange offer within 45 days after the effective date of the registration statement, the interest rate borne by the old notes that constitute registrable securities (as defined in the registration rights agreement) will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until all registration defaults (as defined in the registration rights agreement) have been cured.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.
See "The Exchange Offer—Registration Rights Agreement."

 Summary of the New Notes

        The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes, the new notes do not have the right to earn additional interest under circumstances related to our registration obligations, and the new notes will be represented by one or more global notes in book-entry form.

        The new notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The summary below describes the principal terms of the new notes. Please see "Description of the Notes" for further information regarding the new notes. References in this prospectus to the "notes" include both the old notes and the new notes unless otherwise specified or the context otherwise requires.

Issuer	Green Bancorp, Inc.
Securities	Up to $35,000,000 in aggregate principal amount of 8.50% Fixed-to-Floating Rate Subordinated Notes due 2026.
Maturity	December 15, 2026.
Interest and Interest Payment Dates

Interest on the new notes will accrue from and including December 8, 2016, or from the most recent date to which interest has been paid or provided for on the notes, to, but excluding, December 15, 2021. The new notes will bear interest at an annual rate of 8.50%, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017.

From and including December 15, 2021 to, but excluding, the maturity date, the new notes will bear interest at an annual rate, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 668.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2022.

"LIBOR" means the three-month USD LIBOR, which will be the offered rate for three-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period (provided, however, that in the event three-month USD LIBOR is less than zero, three-month USD LIBOR shall be deemed to be zero). If such rate is not available at such time from such source for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by us and provided to the paying agent.

Record Dates	We will make each interest payment to the holders of record of the new notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.
Subordination	The new notes will be subordinated unsecured obligations of ours and will be subordinated in right of payment to all of our senior indebtedness. See "Description of the Notes—Subordination."

Redemption

We may redeem the new notes, in whole or in part, at our option on or after December 15, 2021. In addition, we may redeem the new notes, in whole or in part, at any time upon the occurrence of a "Tier 2 Capital Event," a "Tax Event" or an "Investment Company Event," each as defined in the indenture. Any redemption of the new notes will be at a redemption price equal to the principal amount of the new notes plus accrued and unpaid interest (and additional interest under the registration rights agreement, if any) to, but excluding, the date of redemption. See "Description of the Notes—Redemption."

Form and Denomination

The new notes will be issued in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof, and will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, or as we otherwise agree, notes in certificated form will not be issued in exchange for the global note or interests therein.

Basic Indenture Covenants

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the new notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the new notes, to repurchase our stock or other securities, including any of the new notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on our capital stock or other debt securities that rank equal with or junior to the notes, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable).

No Public Market

The new notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any national securities exchange. A liquid or active trading market for the new notes may not develop. If an active trading market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected. See "Risk Factors—Risks Related to the New Notes—There may be no active market for the notes."

Governing Law

The new notes and the indenture, dated as of December 8, 2016, between us and Wilmington Trust, National Association, as trustee, which we refer to in this prospectus as the indenture, are governed by the laws of the State of New York.

Trustee	Wilmington Trust, National Association.
Risk Factors

You should carefully consider the information set forth in the section entitled "Risk Factors" in this prospectus and all other information contained in this prospectus before deciding to participate in the exchange offer.

RISK FACTORS

        You should carefully consider the risk factors discussed below and other information included in this prospectus in connection with the exchange offer. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us and our business. If any of the following risks actually occur, our business, financial condition, results of operations, growth prospects and ability to pay interest on the notes when due or to repay the notes at maturity could be materially and adversely affected.

Risks Related to Our Business

We conduct our operations almost exclusively in Texas which imposes risks and may magnify the consequences of any regional or local economic downturn affecting Texas, including any downturn in the energy, technology or real estate sectors.

        We conduct our operations almost exclusively in Texas and, as of December 31, 2016, the substantial majority of the loans in our loan portfolio were made to borrowers who live and/or conduct business in Texas. Likewise, as of such date, the substantial majority of our secured loans were secured by collateral located in Texas. Accordingly, we are exposed to risks associated with a lack of geographic diversification. The economic conditions in Texas significantly affect our business, financial condition, results of operations and future prospects, and any adverse economic developments, among other things, could negatively affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. The recent decline in oil prices has negatively impacted economic conditions in these areas, which has impacted our results of operations. Any regional or local economic downturn that affects Texas, our existing or prospective borrowers, or property values in our market areas may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically focused.

        In addition, the economies in our target markets are highly dependent on the energy sector as well as the technology and real estate sectors. In particular, a further decline in the prices of crude oil or natural gas could adversely affect many of our customers. Any downturn or adverse development in the energy, technology or real estate sectors could have a material adverse impact on our business, financial condition and results of operations.

We may be adversely affected by the decline in oil prices.

        Decreased market oil prices have compressed margins for many U.S. and Texas-based oil producers, particularly those that utilize higher-cost production technologies such as hydraulic fracking and horizontal drilling, as well as oilfield service providers, energy equipment manufacturers and transportation suppliers, among others. Furthermore, energy production and related industries represent a large part of the economies in some of our primary markets. As of December 31, 2016, the price per barrel of crude oil was approximately $54 compared to approximately $37 as of December 31, 2015 and approximately $53 as of December 31, 2014. While many of our customers have hedged their exposure to oil price changes in the near term, oil prices have caused us to experience increased losses within our energy portfolio. Furthermore, a prolonged period of low oil prices could also have a negative impact on the U.S. economy and, in particular, the economies of energy-dominant states such as Texas. Accordingly, a prolonged period of low oil prices could have a material adverse effect on our business, financial condition and results of operations. As of December 31, 2016, our energy-reserve exposure, which included loans held for sale, was 1.2% and our energy-related service industry exposure was 2.6% of our total funded loans held for investment plus loans held for sale. As of December 31, 2015, our energy-reserve exposure was 4.2% and our energy-related service industry exposure was 5.2% of our total funded loans.

We may not be able to implement aspects of our growth strategy, which may affect our ability to maintain our historical earnings trends.

        Our strategy focuses on organic growth, supplemented by acquisitions. We may not be able to execute on aspects of our growth strategy to sustain our historical rate of growth or may not be able to grow at all, whether as a result of regulatory restrictions, the identification of acquisition candidates, the ability to obtain financing on commercially reasonable terms or otherwise. More specifically, we may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of our operations, the opening of new branches and the consummation of acquisitions. Further, we may be unable to attract and retain experienced portfolio bankers, which could adversely affect our growth. The success of our strategy also depends on our ability to effectively manage growth, which is dependent upon a number of factors, including our ability to adapt our credit, operational, technology and governance infrastructure to accommodate expanded operations. If we fail to implement one or more aspects of our strategy, we may be unable to maintain our historical earnings trends, which could have an adverse effect on our business.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect our business, financial condition and results of operations.

        We are operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in our industry and markets. Although U.S. economic conditions have improved in recent years, financial institutions continue to be affected by volatility in the real estate market in some parts of the country and uncertain regulatory and interest rate conditions. We retain direct exposure to the residential and commercial real estate markets in Texas and are affected by these events.

        Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our loan portfolio is made more complex by uncertain market and economic conditions. Another national economic recession or deterioration of conditions in our markets could drive losses beyond that which is provided for in our allowance for loan losses and result in the following consequences:

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  increases in loan delinquencies;

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  increases in non-performing assets and foreclosures;

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  decreases in demand for our products and services, which could adversely affect our liquidity position; and

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  decreases in the value of the collateral securing our loans, especially real estate, which could reduce customers' borrowing power and repayment ability.

        While economic conditions in the U.S. continue to show signs of recovery, there can be no assurance that these conditions will continue to improve. Although real estate markets have stabilized in portions of the U.S., a resumption of declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on our borrowers or their customers, which could adversely affect our business, financial condition and results of operations.

Our strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        We intend to continue pursuing a strategy that includes acquisitions. An acquisition strategy involves significant risks, including the following:

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  finding suitable candidates for acquisition;

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  attracting funding to support additional growth within acceptable risk tolerances;

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  maintaining asset quality;

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  retaining customers and key personnel, including bankers;

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  obtaining necessary regulatory approvals;

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  conducting adequate due diligence and managing known and unknown risks and uncertainties;

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  integrating acquired businesses; and

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  maintaining adequate regulatory capital.

        The market for acquisition targets is highly competitive, which may adversely affect our ability to find acquisition candidates that fit our strategy and standards. To the extent that we are unable to find suitable acquisition targets, an important component of our growth strategy may not be realized. Acquisitions will be subject to regulatory approvals, and we may be unable to obtain such approvals. Acquisitions of financial institutions also involve operational risks and uncertainties, and acquired companies may have unknown or contingent liabilities with no available manner of recourse, exposure to unexpected problems such as asset quality, the retention of key employees and customers and other issues that could negatively affect our business. We may not be able to complete future acquisitions or, if completed, we may not be able to successfully integrate the operations, technology platforms, management, products and services of the entities that we acquire and to realize our attempts to eliminate redundancies. The integration process may also require significant time and attention from our management that they would otherwise be directed toward servicing existing business and developing new business. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future acquisition of a financial service company, and the carrying amount of any goodwill that we acquire may be subject to impairment in future periods. Failure to successfully integrate the entities we acquire into our existing operations may increase our operating costs significantly and adversely affect our business, financial condition and results of operations.

Our ability to retain our portfolio bankers and recruit additional successful portfolio bankers is critical to the success of our business strategy, and any failure to do so may adversely affect our business, financial condition and results of operations.

        Our ability to retain and grow our loans, deposits and fee income depends upon the business generation capabilities, reputation and relationship management skills of our portfolio bankers. If we were to lose the services of any of our portfolio bankers, including any successful bankers employed by acquired businesses, to a new or existing competitor or otherwise, we may not be able to retain valuable relationships and some of our customers could choose to use the services of a competitor instead of our services. Our growth strategy also relies on our ability to attract and retain profitable portfolio bankers and on the ability of our existing portfolio bankers to achieve what we believe to be their full capacity in terms of customer relationships and profitability. We may face difficulties in recruiting and retaining portfolio bankers of our desired caliber, including as a result of competition from other financial institutions. In particular, many of our competitors are significantly larger with greater financial resources, and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, we may incur significant expenses and expend significant time and resources on training, integration and business development before we are able to determine whether a new portfolio banker will be profitable or effective. If we are unable to attract and retain successful portfolio bankers, or if our portfolio bankers fail to meet our expectations in terms of customer relationships and profitability, we may be unable to execute our business strategy and our business, financial condition and results of operations may be negatively affected.

The small to medium-sized businesses that we lend to may have fewer resources to weather adverse business developments, which may impair a borrower's ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

        We focus our business development and marketing strategy primarily on small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market shares than their competitors, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower's ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the Texas markets in which we operate and small to medium-sized businesses are adversely affected or our borrowers are otherwise affected by adverse business developments, our business, financial condition and results of operations may be negatively affected.

A large portion of our loan portfolio is comprised of commercial and industrial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.

        As of December 31, 2016, $1.1 billion, or 34.0% of our total loans, was comprised of commercial and industrial loans to businesses collateralized by general business assets including, among other things, accounts receivable, inventory and equipment and generally backed by a personal guaranty of the borrower or principal. These commercial and industrial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial and industrial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate, exposing us to increased credit risk. Significant adverse changes in the economy or local market conditions in which our commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets, resulting in inadequate collateral coverage that may expose us to credit losses and could adversely affect our business, financial condition and results of operations.

Our commercial real estate and real estate construction loan portfolios expose us to credit risks that may be greater than the risks related to other types of loans.

        As of December 31, 2016, $1.5 billion, or 49.6% of our total loans, was comprised of commercial real estate loans (including owner occupied commercial real estate loans) and $249.7 million, or 8.1% of our total loans, was comprised of real estate construction loans. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. The availability of such income for repayment may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to greater credit risk than loans secured by other types of collateral because the collateral securing these loans is typically more difficult to liquidate. Additionally, non-owner occupied commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Unexpected deterioration in the credit quality of our non-owner occupied commercial real estate loan portfolio could require us to increase our allowance for loan losses, which would reduce our profitability and may have a material adverse effect on our business, financial condition and results of operations.

        Construction loans involve risks attributable to the fact that loan funds are secured by a project under construction, and the project is of uncertain value prior to its completion. It can be difficult to accurately evaluate the total funds required to complete a project, and construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, we may be unable to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time, any of which could adversely affect our business, financial condition and results of operations.

Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan and other losses.

        As of December 31, 2016, $2.0 billion, or 65.6% of our total loans, was comprised of loans with real estate as a primary or secondary component of collateral. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. Real estate values in many Texas markets have experienced periods of fluctuation over the last five years. The market value of real estate can fluctuate significantly in a short period of time. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that would adversely affect credit quality, financial condition and results of operation. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses could have a material adverse impact on our business, results of operations and growth prospects. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan losses, which could adversely affect our business, financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.

        We establish our allowance for loan losses and maintain it at a level considered adequate by management to absorb probable loan losses based on our analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. Our allowance for loan losses consists of a general component based upon probable but unidentified losses inherent in the portfolio and a specific component based on individual loans that are considered impaired. The general component is based on our historical loss experience and various qualitative factors. The specific component of the allowance for loan losses is calculated based on a review of individual loans considered impaired. The analysis of impaired losses may be based on the present value of expected future cash flows discounted at the effective loan rate or an observable market price or the fair value of the underlying collateral on collateral dependent loans. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond our control, and any such differences may be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for loan losses."

        As of December 31, 2016, our allowance for loan losses was 0.85% of our total loans. Loans acquired are initially recorded at fair value, which includes an estimate of credit losses expected to be realized over the remaining lives of the loans, and therefore no corresponding allowance for loan losses is recorded for these loans at acquisition. Additional loan losses will likely occur in the future and may occur at a rate greater than we have previously experienced. We may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management's decision to do so or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to non-accrual loans or to real estate acquired through foreclosure.

We have a significant amount of loans outstanding to a limited number of borrowers, which may increase our risk of loss.

        We have extended significant amounts of credit to a limited number of borrowers, and at December 31, 2016, the aggregate amount of loans to our 10 and 25 largest borrowers (including related entities) amounted to approximately $238.6 million, or 7.7% of total loans and $511.7 million, or 16.5% of total loans, respectively. At such date, none of these loans were classified as nonperforming or purchase credit impaired loans. A high amount of credit extended to a limited number of borrowers increases the risk in our loan portfolio. In the event that one or more of these borrowers is not able to make payments of interest and principal in respect of such loans, the potential loss to us is more likely to have a material adverse impact on our business, financial condition and results of operations.

A lack of liquidity could adversely affect our operations and jeopardize our business, financial condition and results of operations.

        Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

        Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank of Dallas (the "Dallas Fed") and the Federal Home Loan Bank of Dallas (the "FHLB"). We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by a decrease in the level of our business activity as a result of a downturn in our target markets or by one or more adverse regulatory actions against us.

        Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We may need to raise additional capital in the future, including to satisfy regulatory requirements or supervisory expectations imposed on us, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, could be adversely affected.

        We face significant capital and other regulatory requirements as a financial institution. We may need, or be required by our regulators, to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, the Company, on a consolidated basis, and the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and supervisory expectations, some of which are subject to change and are beyond our control, and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require us to raise additional capital or contract our operations. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our liquidity, business, financial condition and results of operations could be materially and adversely affected.

Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

        The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings and cash flows depend to a great extent upon the level of our net interest income, or the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly, or to a greater degree than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan portfolio and our overall results. Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of our control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.

Our accounting estimates and risk management processes rely on analytical and forecasting models.

        The processes we use to estimate our probable credit losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on our financial condition and results of operations, depend upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are accurate, the models may prove to be inadequate or inaccurate because of other flaws in their design or their implementation.

        If the models we use for interest rate risk and asset-liability management are inadequate, we may incur increased or unexpected losses upon changes in market interest rates or other market measures. If the models we use for determining our probable credit losses are inadequate, the allowance for credit losses may not be sufficient to support future charge-offs. If the models we use to measure the fair value of financial instruments is inadequate, the fair value of such financial instruments may fluctuate unexpectedly or may not accurately reflect what we could realize upon sale or settlement of such financial instruments. Any such failure in our analytical or forecasting models could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

        Ensuring that we have adequate disclosure controls and procedures, including internal controls over financial reporting, in place so that we can produce accurate financial statements on a timely basis is costly and time-consuming and needs to be re-evaluated frequently. Although we are currently required to provide an annual management assessment of the effectiveness of our internal controls over financial reporting under Section 404(a) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the Bank is required to have an auditor attestation as to the Bank's internal control over financial reporting in accordance with applicable bank regulatory standards, we are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being subject to the requirements of Section 404(b) of the Sarbanes-Oxley Act which will require, when we cease to be an emerging growth company under the Jumpstart Our Business Startups Act (the "JOBS Act"), a report by our independent auditors assessing the effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm may not conclude that our internal controls over financial reporting are effective. Going forward, our independent registered public accounting firm may not be satisfied with our internal controls over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or it may interpret the relevant requirements differently from us. In addition, during the course of the evaluation, documentation and testing of our internal controls over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act. Any such deficiencies may also subject us to adverse regulatory consequences in connection with our required submission of audited financial statements and an auditor attestation as to our internal control over financial reporting to certain of our regulators. If we fail to achieve and maintain the adequacy of our internal controls over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to report our financial information on a timely basis, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act, and we may suffer adverse regulatory consequences or violations of listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements.

We face strong competition from financial services companies and other companies that offer banking services, which could impact our business.

        We conduct our operations primarily in Texas. Many of our competitors offer the same, or a wider variety of, banking services within our market areas. These competitors include banks with nationwide operations, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, such as retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing or deposit terms than we can. In addition, a number of out-of-state financial intermediaries have opened production offices, or otherwise solicit deposits, in our market areas. Increased competition in our markets may result in reduced loans and deposits, as well as reduced net interest margin, fee income and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios, and our business, financial condition and results of operations may be adversely affected.

        Our ability to compete successfully depends on a number of factors, including, among other things:

  •
  the ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

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  the ability to expand our market position;

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  the scope, relevance and pricing of products and services offered to meet customer needs and demands;

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  the rate at which we introduce new products and services relative to our competitors;

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  customer satisfaction with our level of service; and

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  industry and general economic trends.

        We also face competition for acquisition opportunities in connection with the implementation of our acquisition strategy. Because there are a limited number of acquisition opportunities in our target markets, we face competition from other banks and financial institutions, many of which possess greater financial, human, technical and other resources than we do. Our ability to compete in acquiring target institutions will depend on our available financial resources to fund the acquisitions, including the amount of cash and cash equivalents we have and the liquidity and market price of our common stock. In addition, increased competition may also drive up the acquisition consideration that we will be required to pay in order to successfully capitalize on attractive acquisition opportunities.

        Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We could recognize losses on securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

        While we attempt to invest a significant percentage of our assets in loans (our loan to deposit ratio was 91.8% as of December 31, 2016), we invest a percentage of our total assets (7.7% as of December 31, 2016) in investment securities with the primary objectives of providing a source of liquidity, providing an appropriate return on funds invested, managing interest rate risk, meeting pledging requirements and meeting regulatory capital requirements. As of December 31, 2016, the book value of our securities portfolio was $311.2 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our business, financial condition and results of operations.

Loss of our executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

        Our success is dependent upon the continued service and skills of our executive management team. Our goals, strategies and marketing efforts are closely tied to the banking philosophy and strengths of our executive management, including our Chairman and Chief Executive Officer. The loss of services of any of these key personnel could have a negative impact on our business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. While we have employment agreements with our executive officers, we cannot guarantee that these executive officers or key employees will continue to be employed with us in the future.

If the goodwill that we have recorded or may record in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on our financial condition and results of operations.

        Goodwill represents the amount by which the cost of an acquisition exceeds the fair value of net assets we acquire in connection with the purchase of another financial institution. We review goodwill for impairment at least annually, or more frequently if a triggering event occurs which indicates that the carrying value of the asset might be impaired.

        Our goodwill impairment test involves a two-step process. Under the first step, the estimation of fair value of the reporting unit is compared with its carrying value including goodwill. If step one indicates a potential impairment, the second step is performed to measure the amount of impairment, if any. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in our results of operations in the periods in which they become known. As of December 31, 2016, our goodwill totaled $85.3 million. Although we have not recorded any impairment charges since we initially recorded the goodwill, our future evaluations of our existing goodwill, or goodwill we may acquire in the future, could result in findings of impairment and related write-downs, which may have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by changes in U.S. tax and other laws and regulations.

        The U.S. Congress and the U.S. President's administration have indicated an interest in reforming the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Possible approaches include lowering the corporate income tax rate and limiting or eliminating various other deductions, tax credits and other tax preferences. It is not possible at this time to determine what changes may be made and to quantify either the onetime impacts from the re-measurement of deferred tax assets and liabilities that might result from tax reform or the ongoing impact reform proposals might have on income tax expense.

System failure or cybersecurity breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

        The computer systems and network infrastructure we use, including the systems and infrastructure of our third-party service providers, could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment, and the information stored therein, against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from cybersecurity breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes breakdowns or disruptions in our general ledger, deposit, loan and other systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, including enforcement action that could restrict our operations, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. While we maintain specific "cyber" insurance coverage, which would apply in the event of various breach scenarios, the amount of coverage may not be adequate in any particular case. In addition, cyber threat scenarios are inherently difficult to predict and can take many forms, some of which may not be covered under our cyber insurance coverage. Although we, with the help of third-party service providers, have and intend to continue to implement security technology and operational procedures to prevent such damage, these security measures may not entirely mitigate these risks. In addition, advances in computer capabilities could result in a compromise or breach of the systems we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our business, financial condition and results of operations.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, at least in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our products and service offerings. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers, which may negatively affect our results of operations, financial condition and cash flows. Further, as technology advances, the ability to initiate transactions and access data has become more widely distributed among mobile devices, personal computers, automated teller machines, remote deposit capture sites and similar access points. These technological advances increase cybersecurity risk. While we maintain programs intended to prevent or limit the effects of cybersecurity risk, an unauthorized transactions or unauthorized access to customer information could occur. The financial, reputational and regulatory impact of unauthorized transactions or unauthorized access to customer information could be significant.

        Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may lose customers seeking new technology-driven products and services to the extent we are unable to provide such products and services.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

        We depend on a number of relationships with third-party service providers. Specifically, we receive certain third-party services including, but not limited to, core systems processing, essential web hosting and other Internet systems, our online banking services, deposit processing and other processing services. While we have selected these third-party vendors carefully, we do not control their actions. Any complications caused by these third parties, including those resulting from disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, cyber-attacks and security breaches at a vendor, failure of a vendor to provide services for any reason or poor performance of services, could adversely affect our ability to deliver products and services to our customers and otherwise conduct our business. Financial or operational difficulties of a third-party vendor could also hurt our operations if those difficulties interfere with the vendor's ability to provide services. Furthermore, our vendors could also be sources of operational and information security risk, including from breakdowns or failures of their own systems or capacity constraints. If these third-party service providers experience difficulties, or terminate their services, and we are unable to replace them with other service providers on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace third-party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

Our business may be adversely affected by security breaches at third parties.

        Our customers interact with their own and other third party systems, which pose operational risks to us. We may be adversely affected by data breaches at retailers and other third parties who maintain data relating to our customers that involve the theft of customer data, including the theft of customers' debit card, wire transfer and other identifying and/or access information used to make purchases or payments at such retailers and to other third parties. Despite third party security risks that are beyond our control, we offers our customers protection against fraud and attendant losses for unauthorized use of debit cards in order to stay competitive in the marketplace. Offering such protection to customers exposes us to significant expenses and potential losses related to reimbursing our customers for fraud losses, reissuing the compromised cards and increased monitoring for suspicious activity. In the event of a data breach at one or more retailers of considerable magnitude, our business, financial condition and results of operations may be adversely affected.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

        Employee errors and employee or customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

        We maintain a system of internal controls to mitigate operational risks, including data processing system failures and errors and customer or employee fraud, as well as insurance coverage designed to protect us from material losses associated with these risks, including losses resulting from any associated business interruption. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we rely heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the applicant or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the resulting monetary losses we may suffer.

New lines of business or new products and services may subject us to additional risks.

        From time to time, we may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Legal and regulatory proceedings could adversely affect our business, financial condition and results of operation, or cause us to adjust our strategy.

        We, like all financial institutions, have been and may in the future become involved in legal and regulatory proceedings and are the subject of regulatory investigations and examinations. We consider most of these proceedings to be in the normal course of business or typical for the industry. However, it is inherently difficult to assess the outcome of these matters or any requirements or limitations that may be imposed on us as a result thereof. Any material legal or regulatory proceeding, or the results of any regulatory investigation or examination, could impose substantial cost and cause management to divert its attention from our business and operations. Any adverse determination in a legal or regulatory proceeding could have a material adverse effect on our business, financial condition and results of operations.

We are subject to claims and litigation pertaining to intellectual property from time to time.

        Banking and other financial services companies, such as us, rely on technology companies to provide information technology products and services necessary to support our day-to-day operations. Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. Competitors of our vendors, or other individuals or companies, have from time to time claimed to hold intellectual property sold to us by its vendors. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.

        Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, we may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, and disruptive to our operations and distracting to management. If we are found to infringe one or more patents or other intellectual property rights, it may be required to pay substantial damages or royalties to a third party. In certain cases, we may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase our operating expenses. If legal matters related to intellectual property claims were resolved against us or settled, we could be required to make payments in amounts that could have a material adverse effect on our business, financial condition and results of operations.

We could experience claims and litigation pertaining to fiduciary responsibility.

        From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of our fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant financial liability, adversely affect the market perception of us and our products and services and/or impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to environmental liabilities in connection with the foreclosure on real estate assets securing our loan portfolio.

        Hazardous or toxic substances or other environmental hazards may be located on the properties that secure our loans. If we acquire such properties as a result of foreclosure or otherwise, we could become subject to various environmental liabilities. For example, we could be held liable for the cost of cleaning up or otherwise addressing contamination at or from these properties. We could also be held liable to a governmental entity or third party for property damage, personal injury or other claims relating to any environmental contamination at or from these properties. In addition, we own and operate certain properties that may be subject to similar environmental liability risks. Although we have policies and procedures that are designed to mitigate certain environmental risks, we may not detect all environmental hazards associated with these properties. If we ever became subject to significant environmental liabilities, our business, financial condition and results of operations could be adversely affected.

Risks Related to Our Industry and Regulation

We operate in a highly regulated environment and the laws, regulations and supervisory expectations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

        We are subject to extensive regulation, supervision and legal requirements that govern almost all aspects of our operations. Intended to protect customers, depositors, the Deposit Insurance Fund (the "DIF"), and the overall financial stability of the United States, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that the Bank can pay to us, restrict the ability of institutions to guarantee our debt, and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles ("GAAP") would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. We are subject to confidential regulatory examinations, in which applicable banking regulators make findings regarding our financial condition, safety and soundness, operations and compliance, identify any required corrective actions, and assign supervisory ratings. There can be no assurance that we will be able to meet supervisory expectations and achieve and maintain satisfactory supervisory ratings, particularly in light of the current economic environment in the markets in which we operate and its impact on our recent results of operations. Our failure to comply with banking laws and regulations and meet supervisory expectations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to further restrictions on our business activities, formal or informal enforcement action, fines and other penalties, any of which could adversely affect our results of operations, capital base, ability to conduct acquisitions, the price of our securities and the terms upon which we are able to raise capital. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition and results of operations.

        On July 21, 2010, the Dodd-Frank Act was signed into law, and the process of implementation is ongoing. The Dodd-Frank Act imposes significant regulatory and compliance changes on many industries, including ours. There remains significant uncertainty surrounding the manner in which the provisions of the Dodd-Frank Act will ultimately be implemented by the various regulatory agencies, and the full extent of the impact of the requirements on our operations is unclear. The legal and regulatory changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, require the development of new compliance infrastructure, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements or with any future changes in laws or regulations may negatively impact our business, financial condition and results of operations.

Our risk management framework may not be effective in identifying, managing or mitigating risks and/or losses to us.

        We have implemented a risk management framework to identify and manage our risk exposure. This framework consists of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, operational, financial, interest rate, legal and regulatory, compliance, strategic, reputation, fiduciary and general economic risks. Our framework also includes financial or other modeling methodologies, which involves management assumptions and judgment. This risk management framework may not be effective under all circumstances and may not adequately identify, manage or mitigate all or any risk or loss to us. If this framework is not effective, we may be subject to potentially adverse regulatory consequences and could suffer unexpected losses and its financial condition or results of operations could be materially adversely affected.

Federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

        Federal banking agencies, including the Office of the Comptroller of the Currency (the "OCC") and Federal Reserve, periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that the Company, the Bank or their respective management were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in the Company's and/or the Bank's capital, to restrict our growth, to assess civil monetary penalties against the Company, the Bank or their respective officers or directors, to remove officers and directors, and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank's deposit insurance. If we become subject to such regulatory actions, our business, financial condition, results of operations, cash flows and reputation may be negatively impacted.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

        We intend to complement and expand our business by pursuing strategic acquisitions of financial institutions and, potentially, other complementary businesses. Generally, we must receive federal regulatory approval before we can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management, and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution's record of compliance under the Community Reinvestment Act (the "CRA")) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

        In addition to the acquisition of existing financial institutions, as opportunities arise, we plan to continue de novo branching as a part of our organic growth strategy. De novo branching and any acquisitions carry with them numerous risks, including the inability to obtain all required regulatory approvals. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo branches may impact our business plans and restrict our growth.

Financial institutions, such as the Bank, face a risk of noncompliance and enforcement action with the BSA and other anti-money laundering statutes and regulations.

        The BSA, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury ("U.S. Treasury Department") to administer the BSA, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice ("U.S. Justice Department"), Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

        In order to comply with regulations, guidelines and examination procedures in this area, we have dedicated significant resources to our anti-money laundering program. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plans, including acquisitions and de novo branching.

There are substantial regulatory limitations on changes of control of bank holding companies.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct our management or policies without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any such purchase of shares of our common stock. These provisions effectively inhibit certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

We are subject to the CRA and fair lending laws, and failure to comply with these laws could lead to material penalties.

        The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau ("CFPB"), the U.S. Justice Department and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution's performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity and restrictions on expansion activity. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation.

The FDIC's restoration plan and the related increased assessment rate could adversely affect our earnings.

        As a result of economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional financial institution failures that affect the DIF, we may be required to pay FDIC premiums higher than current levels. Our FDIC insurance related costs were $3.5 million and $1.6 million for the years ended December 31, 2016 and 2015, respectively, compared with $1.2 million for the year ended December 31, 2014. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect our business, financial condition and results of operations.

We may become subject to more stringent capital requirements.

        The Dodd-Frank Act requires the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank and savings and loan holding companies. In July 2013, the federal banking agencies published the final Basel III Capital Rules (as defined below) that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets. The Basel III Capital Rules will apply to banking organizations, including the Company and the Bank.

        As a result of the enactment of the Basel III Capital Rules, the Company and the Bank became subject to increased required capital levels. The Basel III Capital Rules became effective as applied to the Company and the Bank on January 1, 2015, with a phase-in period that generally extends from January 1, 2015 through January 1, 2019. See "Business—Regulation and Supervision—Regulatory Capital Requirements and Capital Adequacy—US Implementation of Basel III."

The Federal Reserve may require us to commit capital resources to support the Bank.

        The Federal Reserve, which examines the Company, requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the "source of strength" doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Under these requirements, in the future, we could be required to provide financial assistance to the Bank if it experiences financial distress.

        Such a capital injection may be required at a time when our resources are limited and we may be required to borrow the funds to make the required capital injection. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company's general unsecured creditors, including the holders of any note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company's business, financial condition and results of operations.

We may be adversely affected by the soundness of other financial institutions.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, broker-dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated if our collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or cover the derivative exposure due. Any such losses could have a material adverse effect on our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

        In addition to being affected by general economic conditions, our earnings and growth are affected by the regulations and policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although we cannot determine the effects of such policies on us at this time, such policies could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arose because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offer and sell under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of failing to exchange your old notes in the exchange offer, see "The Exchange Offer—Consequences of Failure to Exchange."

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

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  certificates for old notes;

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  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the New Notes

The new notes rank lower than most of our indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

        Although the new notes will rank on par with the old notes, our obligations with respect to the new notes will be unsecured and rank junior in right of payment to all of our existing and future "senior indebtedness," as described in "Description of the Notes—Subordination." This means that we generally cannot make any payments on the new notes if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the new notes only after we have made payments on all senior indebtedness. Neither the new notes nor the indenture limits our ability to incur additional indebtedness, including indebtedness that ranks senior in right of payment to the new notes.

        Holders of the new notes should only look to our assets as the source of payment of the new notes. The new notes are not obligations of, or guaranteed by, our banking subsidiary, the Bank. In addition, because we are a holding company, our right to participate in the distribution of assets from any subsidiary, including the Bank, upon its liquidation or reorganization or otherwise (and thus the ability of holders of the new notes to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors of the Bank), except to the extent that we may be recognized as a creditor of that subsidiary. In the event of any such distribution of assets of the Bank the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the new notes. Accordingly, the new notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, including the Bank. As of December 31, 2016, the Bank had total outstanding liabilities of $3.5 billion. There is no restriction on the ability of the Bank to incur additional indebtedness or other liabilities.

We are a holding company and are dependent on dividends from our subsidiary, the Bank; banking laws and regulations could limit our access to funds from our subsidiary bank with the result that we may not have access to sufficient cash to make payments on the new notes.

        As a holding company, our principal source of funds to service our debt, including the new notes, is dividends from the Bank. The Bank is a separate legal entity that is legally distinct from us and has no obligation to make funds available to us for payments of principal of or interest on the new notes. The Federal Reserve and the OCC regulate all capital distributions by the Bank directly or indirectly to us, including dividend payments.

        Additionally, federal banking laws and regulations limit dividends from the Bank to us. For example, under applicable regulations, the Bank must file an application for OCC approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of the Bank's net income for that year to date plus the Bank's retained net income for the preceding two years. Additionally, the Bank is prohibited from paying dividends when doing so would cause it to fall below required minimum capital levels under the regulatory capital requirements and the minimum leverage and risk-based capital ratio requirements, or in the event the OCC notified the Bank that it was in need of more than normal supervision. In addition, banking organizations with capital ratios above the minimum capital ratio but below the capital conservation buffer face limitation on the payment of dividends. Accordingly, if the Bank does not maintain capital in excess of the buffer, distributions to us may be prohibited or limited and we may not have funds to make principal and interest payments on the new notes. Also, under the Federal Deposit Insurance Act (the FDIA"), an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become

"undercapitalized." The total amount available for payment of dividends by the Bank was approximately $19.6 million at December 31, 2016, based on the Bank maintaining enough capital to be considered "well capitalized" under regulatory capital requirements. In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice. The Bank may also become subject to supervisory limits on its ability to declare of pay a dividend or reduce its capital unless certain conditions are satisfied.

        Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to pay the principal of or interest on the new notes.

The new notes are subject to limited rights of acceleration.

        Payment of principal of the new notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. Thus, you have no right to accelerate the payment of principal of the new notes if we fail to pay principal of or interest on the new notes or if we fail to perform any other covenant or agreement contained in the new notes or in the indenture. See "Description of the Notes—Events of Default."

The limited covenants relating to the new notes do not protect you.

        The covenants in the indenture are limited. In addition, the new notes and the indenture do not limit our or the Bank's ability to issue additional subordinated notes or to incur additional debt, including senior indebtedness. The new notes and the indenture do not contain any financial ratios or specified levels of liquidity to which we must adhere. As a result, the indenture does not protect you in the event of an adverse change in our financial condition or results of operations.

There may be no active market for the new notes.

        The new notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any national securities exchange. A liquid or active trading market for the new notes may not develop. If an active trading market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected. If the new notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any new notes that you receive in exchange for your old notes or the prices, if any, at which holders may be able to sell their new notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the subordinated notes.

        In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

        Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the new notes, including:

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  limiting our ability to satisfy our obligations with respect to the new notes;

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  increasing our vulnerability to general adverse economic industry conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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  requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay the principal of or interest on our indebtedness, including the notes, or to fund our other liquidity needs.

Changes in our credit rating could adversely affect the market price or liquidity of the new notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. Such ratings are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In addition, credit ratings agencies have themselves been subject to scrutiny arising from the financial crisis that begin in 2008 and there is no assurance that credit rating agencies will not make or be required to make substantial changes to their ratings policies or practices or that such changes would not affect ratings of our securities, including the old notes and the new notes. A negative change in our ratings could have an adverse effect on the price of the new notes that may remain outstanding. More generally, a negative change in our ratings could increase our borrowing costs and limit our access to the capital markets. We cannot be sure that credit rating agencies will maintain their initial ratings on the issue.

The new notes are not insured or guaranteed by the FDIC.

        The new notes are not savings accounts, deposits or other obligations of the Company or the Bank and are not insured or guaranteed by the FDIC or by any other governmental agency or instrumentality.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In exchange for the old notes that you tender as a result of this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the new notes under this exchange offer will not result in any increase in our outstanding indebtedness. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges for the periods shown:

	Years Ended December 31,
	2016		2015	2014	2013	2012
	(Dollars in thousands)
Ratio of earnings to fixed charges(1)
Excluding interest on deposits	0.53	(2)	21.54	38.82	23.13	13.53
Including interest on deposits	0.94	(3)	3.22	3.33	2.64	2.74

(1)
For the purpose of computing this ratio (i) earnings consist of income before provision for taxes plus fixed charges, (ii) fixed charges, excluding interest on deposits, include interest expense (other than on deposits), amortization of premiums on subordinated debentures and subordinated notes and the estimated portion of rental expense attributable to interest, and (iii) fixed charges, including interest on deposits, include all interest expense, amortization of premiums on subordinated debentures and subordinated notes and the estimated portion of rental expense attributable to interest. See Exhibit 12.1 for a calculation of the ratio of earnings to fixed charges.

(2)
Earnings were insufficient to cover fixed charges excluding deposits by approximately $1.4 million for the year ended December 31, 2016.

(3)
Earnings were insufficient to cover fixed charges including deposits by approximately $1.4 million for the year ended December 31, 2016.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated financial data as of December 31, 2016 and 2015 presented below have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 2013 and 2012 and the selected consolidated financial data as of December 31, 2014, 2013 and 2012 presented below have been derived from our audited financial statements not included in this prospectus.

        You should read the selected consolidated financial data set forth below in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of December 31,
	2016(1)	2015(1)	2014(1)	2013	2012(1)
	(Thousands of dollars, except per share amounts)
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$389,007	$124,906	$68,923	$34,757	$178,492
Investment securities	310,124	318,151	238,278	255,515	242,261
Goodwill	85,291	85,291	30,129	15,672	15,672
Core deposit intangibles, net of accumulated amortization	9,975	11,562	4,148	984	1,230
Loans held for investment	3,098,220	3,130,669	1,799,155	1,359,415	1,204,689
Allowance for loan losses	(26,364)	(32,947)	(15,605)	(16,361)	(14,151)
Total assets	4,024,822	3,786,157	2,196,135	1,703,127	1,674,800
Deposits	3,374,700	3,100,748	1,845,713	1,447,372	1,461,451
Other borrowed funds	150,000	223,265	47,586	46,858	15,037
Total shareholders' equity	430,482	429,402	288,405	199,218	188,211

	As of and for the Years ended December 31,
	2016(1)	2015(1)	2014(1)	2013	2012(1)
	(Thousands of dollars, except per share amounts)
Selected Income Statement Data:
Net interest income	$133,628	$97,608	$70,177	$57,042	$51,608
Provision for loan losses	64,700	17,864	2,693	2,373	8,060
Net interest income after provision for loan losses	68,928	79,744	67,484	54,669	43,548
Noninterest income	14,196	12,187	8,056	4,812	4,531
Noninterest expense	84,498	66,178	52,433	39,965	35,742
Bargain purchase gain from acquisitions	—	—	—	—	578
Net income (loss)	(972)	15,439	14,742	12,610	8,535
Per Share Data (Common Stock):
Earnings (loss) per common share, basic	$(0.03)	$0.54	$0.65	$0.61	$0.44
Earnings (loss) per common share, diluted	(0.03)	0.53	0.64	0.60	0.44
Book value per common share	11.64	11.67	11.02	9.59	9.07
Tangible book value per common share(2)	9.06	9.04	9.71	8.79	8.26
Weighted average common shares outstanding, basic	36,676,929	28,838,638	22,625,127	20,748,299	19,382,053
Weighted average common shares outstanding, diluted	36,676,929	29,095,683	22,915,268	20,880,187	19,405,404
Selected Performance Metrics:
Return on average assets(3)	–0.03%	0.58%	0.79%	0.75%	0.59%
Return on average equity(3)	–0.22	4.68	6.33	6.53	5.01
Net interest margin(4)	3.65	3.84	3.88	3.47	3.68
Efficiency ratio(5)	57.16	60.27	67.02	64.61	63.67
Loans to deposits ratio	91.81	100.96	97.48	93.92	82.43
Non-interest expense to average assets(3)	2.19	2.49	2.80	2.37	2.46
Selected Credit Quality Ratios:
Nonperforming assets to total assets	2.64%	1.51%	0.55%	1.38%	1.70%
Nonperforming loans to total loans	3.05	1.44	0.40	1.23	1.87
Total classified assets to total capital	39.09	37.59	11.65	11.87	20.10
Allowance for loan losses to total loans	0.85	1.05	0.87	1.20	1.17
Net charge-offs to average loans outstanding	2.28	0.02	0.23	0.01	0.43
Capital Ratios:
Average shareholders' equity to average total assets	11.2%	12.4%	12.4%	11.4%	11.7%
Tier 1 capital to average assets(3)	9.1	9.2	12.1	10.3	10.3
Tier 1 capital to risk-weighted assets	10.1	9.6	13.1	11.4	12.3
Total capital to risk-weighted assets	11.8	10.5	14.0	12.5	13.3
Tangible common equity to tangible assets(6)	8.5	9.0	11.8	10.8	10.3

(1)
During 2015, 2014 and 2012, we completed a total of three acquisitions. These acquisitions increased total assets, gross loans and deposits on their respective acquisition date as detailed below.

(dollars in millions)	Acquisition Date	Total Assets	Total Loans	Deposits
Opportunity	May 31, 2012	$44.6	$25.6	$44.1
SharePlus	October 17, 2014	308.0	251.2	270.0
Patriot	October 1, 2015	1,365.9	1,081.1	1,086.5
(2)
We calculate tangible book value per common share as total shareholders' equity less goodwill and core deposit intangibles, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

(3)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total shareholders' equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period (annualized) by our average assets and average equity, as the case may be, for that period.

(4)
Net interest margin represents net interest income divided by average interest-earning assets.

(5)
Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding bargain purchase gain from acquisitions. Efficiency ratio, as we calculate it, is a non-GAAP financial measure. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

(6)
We calculate tangible common equity as total shareholders' equity less goodwill and core deposit intangibles, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total shareholders' equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

        The following table presents certain unaudited consolidated quarterly financial information concerning the Company's results of operations for each of the two years indicated below. The information should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto appearing elsewhere in this prospectus.

	Quarter Ended 2016
	December 31	September 30	June 30	March 31
	(Thousands of dollars, except per share amounts)
Total interest income	$38,326	$39,432	$39,062	$38,724
Total interest expense	6,142	5,757	5,521	4,496

Net interest income	32,184	33,675	33,541	34,228
Provision for loan losses	9,500	28,200	11,000	16,000

Net interest income after provision for loan losses	22,684	5,475	22,541	18,228
Noninterest income	2,168	4,091	3,782	4,155
Noninterest expense	20,953	23,383	20,675	19,487

Income before income taxes	3,899	(13,817)	5,648	2,896
Provision for income taxes	1,355	(4,831)	2,017	1,057

Net income	$2,544	$(8,986)	$3,631	$1,839

Earnings per share(1)
Earnings per common share, basic	$0.07	$(0.25)	$0.10	$0.05
Earnings per common share, diluted	0.07	(0.25)	0.10	0.05

	Quarter Ended 2015
	December 31	September 30	June 30	March 31
	(Thousands of dollars, except per share amounts)
Total interest income	$38,997	$23,599	$23,256	$22,702
Total interest expense	3,990	2,437	2,333	2,186

Net interest income	35,007	21,162	20,923	20,516
Provision for loan losses	12,500	3,054	805	1,505

Net interest income after provision for loan losses	22,507	18,108	20,118	19,011
Noninterest income	4,276	2,871	2,955	2,085
Noninterest expense	21,472	14,372	16,578	13,756

Income before income taxes	5,311	6,607	6,495	7,340
Provision for income taxes	2,738	2,528	2,357	2,691

Net income	$2,573	$4,079	$4,138	$4,649

Earnings per share(1)
Earnings per common share, basic	$0.07	$0.16	$0.16	$0.18
Earnings per common share, diluted	0.07	0.15	0.16	0.18

(1)
Earnings per share are computed independently for each of the quarters presented and therefore may not total earnings per share for the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" sections of this prospectus. Actual results may defer materially from those contained in any forward-looking statements.

Overview

        We are a Texas-focused bank holding company headquartered in Houston, Texas. Our wholly owned subsidiary, Green Bank, N.A., a nationally chartered commercial bank, provides commercial and private banking services primarily to Texas-based customers through twenty-two full service branches in the Houston and Dallas MSAs and other markets. The Houston and Dallas MSAs are our target markets, and we believe their growing economies and attractive demographics, together with our scalable platform, provide us with opportunities for long-term and sustainable growth. Our emphasis is on continuing to expand our existing business by executing on our proven business model as well as pursuing select strategic acquisitions and attracting additional talented portfolio bankers.

        We generate the majority of our revenues from interest income on loans, customer service and loan fees and income from investment in securities. The revenues are partially offset by interest expense paid on deposits and other borrowings and noninterest expenses such as administrative and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities such as deposits and borrowings which are used to fund those assets. Net interest income is our largest source of revenue. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provision for loan losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

        Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders' equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in Texas, including the Houston and Dallas MSAs, Austin and Honey Grove, and Louisville, Kentucky, as well as developments affecting the energy, technology and real estate sectors within these markets.

        Factors affecting the volume and cost of our deposits include changes in market interest rates and economic conditions in our target markets, as well as the ongoing execution of our balance sheet management strategy. For example, we experienced significant year over year deposit growth of 8.8% in 2016, 68.0% in 2015 and 27.5% in 2014 resulting from acquisitions and organic growth, and average rates on deposits were 0.62% in 2016, 0.47% in 2015 and 0.59% in 2014, in part reflecting increased marketing and customer retention initiatives during these periods.

        Net loss for the year ended December 31, 2016 was $1.0 million, compared with the net income of $15.4 million and $14.7 million for the years ended December 31, 2015 and 2014, respectively. The change in net income during 2016 was principally due to the increase in provision for loan losses primarily related to energy loans. The average loan balance increased approximately $990.0 million compared to 2015, which was comprised of approximately $591.1 million due to Patriot acquired loans and the remaining change due to organic loan growth. The change in net income during 2015 was principally due to increased interest income resulting from growth in loans.

        Our efficiency ratio, which represents noninterest expense divided by the sum of net interest income and noninterest income, excluding bargain purchase gain from acquisitions, was 57.2% in 2016, 60.3% in 2015 and 67.0% in 2014. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. We also monitor the efficiency ratio in comparison with changes in our total assets and loans, and we believe that maintaining or reducing the efficiency ratio during periods of growth demonstrates the scalability of our operating platform. We expect to continue to benefit from our scalable platform in future periods as we believe we have already incurred a significant portion of the additional overhead expense necessary to support growth as we continue to execute our business strategy. The year over year decreases are reflective of increases in income which more than offset increases in noninterest expense. The decreases from 2014 to 2015 and 2015 to 2016 are primarily due to increased net interest income.

        Total assets were $4.0 billion as of December 31, 2016 compared with $3.8 billion as of December 31, 2015, an increase of $238.7 million or 6.3%. Total deposits were $3.4 billion as of December 31, 2016 compared with $3.1 billion as of December 31, 2015, an increase of $274.0 million or 8.8%. Total loans held for investment were $3.1 billion at December 31, 2016, a decrease of $32.4 million or 1.0% compared with $3.1 billion as of December 31, 2015. At December 31, 2016 and December 31, 2015, we had $76.8 million and $39.0 million, respectively, in non-accrual loans and our allowance for loan losses was $26.4 million and $32.9 million, respectively. Shareholders' equity was $430.5 million and $429.4 million at December 31, 2016 and December 31, 2015, respectively.

Critical Accounting Policies

        Our significant accounting policies are integral to understanding the results reported. Our accounting policies are described in detail in Note 1 to the consolidated financial statements included in this prospectus. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity:

        Allowance for loan losses—The allowance for loan losses is maintained at a level that management estimates to be appropriate to absorb probable credit losses in the portfolio as of the balance sheet date. This estimate involves numerous assumptions and judgments. Management utilizes a calculation methodology that includes both quantitative and qualitative factors and applies judgment when establishing the factors utilized in the methodology and in assessing the overall adequacy of the calculated results.

        The allowance for loan losses is a valuation allowance for probable losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. Recoveries are credited to the allowance at the time of recovery. Our allowance for loan losses consists of two components, a general component based upon probable but unidentified losses inherent in the portfolio and a specific component on individual loans that are considered impaired.

        The general component of the allowance for loan losses related to probable but unidentified losses inherent in the portfolio is based on our actual historical loss experience and various qualitative factors. The qualitative factors include lending policies and procedures, loan volume and terms, experience, depth and ability of lending management, volume and severity of past due loans and monitored loans, quality of loan review system, concentrations, value of collateral underlying collateral dependent loans, economic conditions and other factors. Additional factors considered include the actual historical loss experience at the total portfolio level, a comparison of the allowance ratios to peer data, an analysis of the allowance by risk rating and other factors.

        To arrive at the general component of the allowance, loans are first separated into originated and acquired groups and then further separated by loan type for each group. On a quarterly basis, the trends in various metrics related to each of the factors described above are reviewed to determine the appropriate level of change to be applied to each factor for the period. The factors described above are calculated for the applicable loan groups and for each loan type within the applicable group and then applied to the loan balance by type to calculate the general reserve. The actual loss factor is based on our loss migration analysis, which calculates the weighted average of actual losses by loan type and within each risk rating over the prior three years. A minimum actual loss factor equal to the average three year loss history for the total loan portfolio is included as a qualitative factor.

        The specific component of the allowance for loan losses is calculated based on a review of individual loans considered impaired. The analysis of impaired losses may be based on the present value of expected future cash flows discounted at the effective loan rate, an observable market price or the fair value of the underlying collateral on collateral dependent loans. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond our control.

        Throughout the year, management estimates the probable level of losses to determine whether the allowance for loan losses is adequate to absorb inherent losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb inherent losses. If economic conditions or borrower behavior deviate substantially from the assumptions utilized in the allowance calculation, increases in the allowance may be required.

        Estimates of loan losses involve an exercise of judgment. While it is reasonably possible that in the near term we may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

        Determining the amount of the allowance is considered a critical accounting estimate, as it requires significant judgment and the use of subjective measurements, including management's assessment of overall portfolio quality. We maintain the allowance at an amount that management believes is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan losses may result from management's assessment of the adequacy of the allowance. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

        Accounting for Acquired Loans and the Allowance for Acquired Loan Losses—Acquisitions are accounted for using the acquisition method of accounting. Accordingly, the assets, including loans, and liabilities of the acquired entity were recorded at their fair values at the acquisition date. No allowance for credit losses related to the acquired loans is recorded on the acquisition date, as the fair value of the acquired loans incorporates assumptions regarding credit risk. These fair value estimates associated with acquired loans, and based on a discounted cash flow model, include estimates related to market interest rates and undiscounted projections of future cash flows that incorporate expectations of prepayments and the amount and timing of principal, interest and other cash flows, as well as any shortfalls thereof. The excess of cash flows expected at acquisition over the estimated fair value is considered the accretable discount or premium and is recognized in interest income over the remaining life of the loan using the interest method.

        Acquired loans with evidence of credit deterioration and the probability that all contractually required payments will not be collected as of the date of acquisition are accounted for in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-30. The difference between contractually required payments at acquisition and the cash flows expected to be collected is considered the non-accretable discount. The non-accretable discount represents the future credit losses expected to be incurred over the life of the loan. Subsequent increases in the expected cash flows will result in a recovery of any previously recorded allowance for loan losses and a reclassification from non-accretable discount to accretable discount.

        At period-end after acquisition, the fair-valued acquired loans from each acquisition are reassessed to determine whether an addition to the allowance for credit losses is appropriate due to further credit quality deterioration. For further discussion of the methodology used in the determination of the allowance for credit losses for acquired loans, see "—Financial Condition—Allowance for Loan Losses" section below.

        For further discussion of our acquisition and loan accounting, see Note 1 to the consolidated financial statements.

        Business combinations—We apply the acquisition method of accounting for business combinations in accordance with ASC 805, Business Combinations. Under the acquisition method, the acquiring entity in a business combination recognizes all of the assets acquired and liabilities assumed at their acquisition date fair values. Management utilizes valuation techniques appropriate for the asset or liability being measured in determining these fair values. The excess of the purchase price over the estimated fair value of the net assets, including identifiable intangible assets, for tax-free acquisitions is recorded as goodwill, none of which is deductible for tax purposes. The excess of the purchase price over the estimated fair value of the net assets, including identifiable intangible assets, for taxable acquisitions was also recorded as goodwill, and is deductible for tax purposes. Where amounts allocated to assets acquired and liabilities assumed is greater than the purchase price, a bargain purchase gain is recognized. Acquisition-related costs are expensed as incurred. The results of operations for each acquisition have been included in our consolidated financial results beginning on the respective acquisition date.

        Determining the fair value of assets acquired and liabilities assumed is considered a critical accounting estimate because the allocation of the fair value to the assets acquired and liabilities assumed requires significant management judgment and the use of subjective measurements. Variability in the market and changes in assumptions or subjective measurements used to allocate fair value are reasonably possible and may have a material impact on our financial position, liquidity or results of operations.

        Goodwill—Goodwill has an indefinite useful life and is subject to an annual impairment test and more frequently if a triggering event occurs indicating that it is more likely than not that the fair value of the Company, which is our only reporting unit, is below the carrying value of its equity. We completed our annual impairment analysis of goodwill as of December 31, 2016, and based on this analysis, we do not believe any of our goodwill is impaired as of such date because the fair value of our equity substantially exceeded our carrying value. The goodwill impairment test involves a two-step process. Under the first step, the estimation of fair value of the reporting unit is compared with its carrying value including goodwill. If step one indicates a potential impairment, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the implied fair value of goodwill is less than its carrying value. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. As part of our impairment analysis, we use a variety of methodologies in determining the fair value of the reporting unit, including cash flow analyses that are consistent with the assumptions management believes hypothetical marketplace participants would use.

        Fair Value of Financial Instruments—We determine the fair market values of financial instruments based on the fair value hierarchy established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value. Level 1 inputs include quoted market prices, where available. If such quoted market prices are not available, Level 2 inputs are used. These inputs are based upon internally developed models that primarily use observable market-based parameters. Level 3 inputs are unobservable inputs which are typically based on an entity's own assumptions, as there is little, if any, related market activity. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        Emerging Growth Company—Pursuant to the JOBS Act, an emerging growth company can elect to opt in to any new or revised accounting standards that may be issued by the FASB or the SEC otherwise applicable to non-emerging growth companies. We have elected to opt in to such standards, which election is irrevocable.

        We will likely take advantage of some of the reduced regulatory and reporting requirements that are available to us so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Acquisitions

        On October 1, 2015, we completed the merger of Patriot with and into the Company and the merger of Patriot's wholly owned subsidiary, Patriot Bank with and into the Bank. Patriot, headquartered in Houston, Texas, operated six locations in Houston, two in Dallas and one in Fannin County, Texas. As of September 30, 2015, Patriot, on a consolidated basis, reported total assets of $1.4 billion, total loans of $1.1 billion, total deposits of $1.1 billion and total shareholders' equity of $125.2 million. Under the terms of the merger agreement, we issued 10.4 million shares of our common stock for all outstanding shares of Patriot common stock, including the converted Series D and Series F preferred stock. In addition, Patriot's $27.3 million Series B and Series C preferred stock were redeemed in connection with the closing. Consistent with our strategy, the primary reasons for the Patriot acquisition were to enhance market share in Houston and Dallas, and improve profitability through cost savings and revenue synergies.

        In connection with the merger, we recognized $55.2 million of goodwill, $8.3 million of core deposit intangibles and $7.3 million in net deferred tax assets.

        See "Business—Recent Acquisitions" for further information.

Results of Operations

        Year ended December 31, 2016 compared with year ended December 31, 2015.    Net loss for the year ended December 31, 2016 was $1.0 million, compared with net income of $15.4 million for the same period in 2015. Net loss per diluted common share was ($0.03) for the year ended December 31, 2016, compared with net income per diluted common share of $0.53 for the same period in 2015. The decrease in net income was principally due to the increase in provision for loan losses primarily related to energy loans. Returns on average assets and average common equity, each on an annualized basis, for the year ended December 31, 2016 were (0.03%) and (0.22%) and for the year ended December 31, 2015, were 0.58% and 4.68%, respectively. Our efficiency ratio was 57.2% for the year ended December 31, 2016 compared to 60.3% for 2015. The efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income. The decrease from 2015 to

2016 is primarily due to increases in net interest income and noninterest income which more than offset the increases noninterest expense.

Net Interest Income

        Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets, including loans and securities, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. Our net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

        Year ended December 31, 2016 compared with year ended December 31, 2015.    Net interest income before provision for loan losses for the year ended December 31, 2016 was $133.6 million, an increase of $36.0 million, or 36.9%, compared with $97.6 million during the same period in 2015. The increase was primarily due to a 46.1% increase in average loan volume largely driven by the Patriot acquisition. The net interest margin for the year ended December 31, 2016 decreased to 3.65%, compared with 3.84% for the same period in 2015 primarily due to a 14 basis point increase in the cost of interest bearing deposits. Average noninterest-bearing deposits for the year ended December 31, 2016 were $611.4 million, an increase of $97.9 million compared with the same period in 2015. Average shareholders' equity for the year ended December 31, 2016 was $433.9 million, an increase of $103.9 million compared with the same period in 2015, primarily due to the Patriot acquisition that was completed during the fourth quarter of 2015.

        Interest income was $155.5 million in 2016, an increase of $47.0 million from 2015. Interest income on loans was $149.4 million for 2016, an increase of $45.2 million or 43.4% compared with 2015 due to the increase in average loans outstanding, partially offset by the 9 basis point decrease in the average yield on the loan portfolio. Interest income on securities was $4.2 million during 2016, an increase of $605 thousand from 2015 due to a $11.5 million increase in the average securities portfolio and a 16 basis point increase in the average yield on the securities portfolio.

        Interest expense was $21.9 million for 2016, an increase of $11.0 million over 2015. Average interest-bearing transaction and savings deposits increased $345.3 million for 2016 compared to 2015 and the average rate on interest-bearing transaction and savings deposits increased from 0.36% to 0.48% for the same time period, resulting in a $2.6 million increase in related interest expense. Average certificates and other time deposits increased $577.6 million for 2016 compared to 2015 and the average rate increased from 0.89% to 1.01% for the same time period, resulting in an increase in related interest expense of $6.8 million. During 2016, average noninterest-bearing deposits increased $97.9 million from $513.5 million during 2015 to $611.4 million during 2016. Total cost of funds increased 17 basis points to 0.64% for the year ended December 31, 2016 from 0.47% for the year ended December 31, 2015. The increases in cost of deposits for the year ended December 31, 2016 were primarily due to customer retention initiatives and marketing efforts focused on organic growth.

        Net interest margin, defined as net interest income divided by average interest-earning assets for 2016 was 3.65%, a decrease of 19 basis points compared with 3.84% for 2015.

        Year ended December 31, 2015 compared with year ended December 31, 2014.    Net interest income before provision for loan losses for the year ended December 31, 2015 was $97.6 million, an increase of $27.4 million, or 39.1%, compared with $70.2 million during the same period in 2014. The increase was primarily due to a 43.4% increase in average loan volume due to organic loan growth, the SharePlus acquisition, the Patriot acquisition that occurred in October 2015 and a 13 basis point decrease in the costs of interest-bearing deposits, partially offset by a 16 basis point decrease in loan yields. The net interest margin for the year ended December 31, 2015 decreased to 3.84%, compared with 3.88% for the same period in 2014. Average noninterest-bearing deposits for the year ended December 31, 2015 were $513.5 million, an increase of $166.2 million compared with the same period in 2014. Average shareholders' equity for the year ended December 31, 2015 was $330.0 million, an increase of $97.1 million compared with the same period in 2014.

        Interest income was $108.6 million in 2015, an increase of $28.9 million over 2014. Interest income on loans was $104.2 million for 2015, an increase of $29.1 million or 38.7% compared with 2014 due to the increase in average loans outstanding as discussed above, partially offset by the 16 basis point decrease in the average yield on the loan portfolio. Interest income on securities was $3.6 million during 2015, a decrease of $389 thousand over 2014 due to a 28 basis point decrease in the average yield on the securities portfolio, partially offset by an increase in the average securities portfolio of $23.0 million.

        Interest expense was $10.9 million for 2015, an increase of $1.5 million over 2014. Average interest-bearing transaction and savings deposits increased $209.3 million for 2015 compared to 2014 (approximately $149.2 million of the increase resulted from acquired interest-bearing transaction and savings deposits) and the average rate on interest-bearing transaction and savings deposits decreased from 0.39% to 0.36% for the same time period, resulting in a $564 thousand increase in related interest expense. Average certificates and other time deposits increased $227.5 million for 2015 compared to 2014 (approximately $215.9 million of the increase resulted from acquired certificates and other time deposits) and the average rate decreased from 1.15% to 0.89% for the same time period, resulting in an increase in related interest expense of $490 thousand. During 2015, average noninterest-bearing deposits increased $166.2 million from $347.3 million during 2014 to $513.5 million during 2015 (approximately $82.3 million of the increase resulted from acquired non-interest-bearing deposits). Total cost of funds decreased 11 basis points to 0.47% for the year ended December 31, 2015 from 0.58% for the year ended December 31, 2014.

        Net interest margin, defined as net interest income divided by average interest-earning assets for 2015 was 3.84%, a decrease of 4 basis points compared with 3.88% for 2014.

        The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	For the Years ended December 31,
	2016			2015			2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,137,994	$149,422	4.76%	$2,148,268	$104,205	4.85%	$1,498,450	$75,121	5.01%
Securities	286,299	4,209	1.47	274,780	3,604	1.31	251,731	3,993	1.59
Other investments	21,052	761	3.61	14,740	453	3.07	9,573	352	3.68
Federal funds sold	1,354	3	0.22	1,911	2	0.10	719	—	—
Interest earning deposits in financial institutions	210,596	1,149	0.55	102,719	290	0.28	50,291	139	0.28

Total interest-earning assets	3,657,295	155,544	4.25%	2,542,418	108,554	4.27%	1,810,764	79,605	4.40%

Allowance for loan losses	(39,417)			(18,462)			(15,916)
Noninterest-earning assets	242,930			138,963			78,315

Total assets	$3,860,808			$2,662,919			$1,873,163

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing transaction and savings deposits	$1,201,198	$5,749	0.48%	$855,869	$3,103	0.36%	$646,564	$2,539	0.39%
Certificates and other time deposits	1,389,834	14,022	1.01	812,255	7,237	0.89	584,771	6,747	1.15
Securities sold under agreements to repurchase	3,605	4	0.11	9,649	15	0.16	5,870	8	0.14
Other borrowed funds	186,453	959	0.51	128,135	364	0.28	48,503	134	0.28
Subordinated debentures and subordinated notes	15,623	1,182	7.57	3,272	227	6.94	—	—	—

Total interest-bearing liabilities	2,796,713	21,916	0.78%	1,809,180	10,946	0.61%	1,285,708	9,428	0.73%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	611,388			513,453			347,268
Other liabilities	18,784			10,279			7,319

Total liabilities	3,426,885			2,332,912			1,640,295

Shareholders' equity	433,923			330,007			232,868

Total liabilities and shareholders' equity	$3,860,808			$2,662,919			$1,873,163

Net interest rate spread			3.47%			3.66%			3.66%
Net interest income and margin(1)		$133,628	3.65%		$97,608	3.84%		$70,177	3.88%

(1)
The net interest margin is equal to net interest income divided by average interest-earning assets.

        The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	Years ended December 31,
	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans, including fees	$48,008	$(2,791)	$45,217	$32,577	$(3,493)	$29,084
Securities	151	454	605	366	(755)	(389)
Other investments	194	114	308	190	(89)	101
Federal funds sold	(1)	2	1	—	2	2
Interest-earning deposits in financial institutions	305	554	859	145	6	151

Total increase (decrease) in interest income	48,657	(1,667)	46,990	33,278	(4,329)	28,949
Interest-bearing liabilities:
Interest-bearing transaction and savings deposits	$1,252	$1,394	$2,646	$822	$(258)	$564
Certificates and other time deposits	5,146	1,639	6,785	2,625	(2,135)	490
Securities sold under agreements to repurchase	(9)	(2)	(11)	5	2	7
Other borrowings	166	429	595	220	10	230
Subordinated debentures and subordinated notes	857	98	955	—	227	227

Total increase (decrease) in interest expense	7,412	3,558	10,970	3,672	(2,154)	1,518

Increase (decrease) in net interest income	$41,245	$(5,225)	$36,020	$29,606	$(2,175)	$27,431

Provision for loan losses

        Our provision for loan losses are charged to income in order to bring our total allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "—Critical Accounting Policies—Allowance for loan losses." The allowance for loan losses at December 31, 2016 was $26.4 million, representing 0.85% of total loans as of such date.

        Year ended December 31, 2016 compared with year ended December 31, 2015.    The provision for loan losses for the year ended December 31, 2016 was $64.7 million compared with $17.9 million for the year ended December 31, 2015. The provision recorded during the year ended December 31, 2016 included $50.7 million related to energy loans. Net charge-offs for the years ended December 31, 2016 and 2015 were $71.3 million and $522 thousand, respectively. This increase included a $69.7 million increase in gross charge-offs from $2.9 million for the year ended December 31, 2015 to $72.6 million for the year ended December 31, 2016 and a decrease in recoveries from $2.3 million for the year ended December 31, 2015 to $1.3 million for the year ended December 31, 2016. The increase in charge-offs in 2016 is primarily due to charge-offs of $68.0 million related to the energy portfolio.

        Year ended December 31, 2015 compared with year ended December 31, 2014.    The provision for loan losses for the year ended December 31, 2015 was $17.9 million compared with $2.7 million for the year ended December 31, 2014. This increase was primarily due to an increase in specific reserves on energy-related credits of $17.6 million and general reserves related primarily to loan growth of $300 thousand. Net charge-offs for the years ended December 31, 2015 and 2014 were $522 thousand and $3.5 million, respectively. This decrease of $3.0 million reflected a decrease in gross charge-offs from $4.2 million for the year ended December 31, 2014 to $2.9 million for the year ended December 31, 2015 and an increase in recoveries from $775 thousand for the year ended December 31, 2014 to $2.3 million for the year ended December 31, 2015. The increase in recoveries in 2015 is due to management's ongoing recovery efforts post charge-off. The provision for loan losses and net charge-offs for the year ended December 31, 2013 were $2.4 million and $163 thousand, respectively.

Noninterest Income

        Our primary sources of recurring noninterest income are customer service fees, loan fees, gains on the sale of loans and available-for-sale securities and other service fees. Noninterest income does not include loan origination fees which are recognized over the life of the related loan as an adjustment to interest income.

        Noninterest income for the year ended December 31, 2016 was $14.2 million, an increase of $2.0 million, or 16.5%, compared with $12.2 million for the same period in 2015. This increase was primarily due to a $2.2 million increase in customer service fees driven by growth in business accounts and the related treasury management fees and a $1.2 million increase in swap income, offset by a $1.8 million decrease in gains on sale of held-for-sale loans due to the $1.4 million loss on energy loans classified as held for sale.

        Noninterest income for the year ended December 31, 2015 was $12.2 million, an increase of $4.1 million, or 51.3%, compared with $8.1 million for the same period in 2014. This increase was primarily due to a $1.3 million increase in customer service fees, a $772 thousand gain on sale of available for sale securities, a $617 thousand increase in gain on sale of the guaranteed portion of certain loans, a $452 thousand increase in loan fees and a $487 thousand increase in income from Bank Owned Life Insurance and other investments.

        The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Customer service fees	$6,129	$3,925	$2,655
Loan fees	2,974	2,369	1,917
Gain on sale of available-for-sale securities, net	—	772	—
Gain (loss) on sale of held-for-sale loans, net	(1,404)	405	28
Gain on sale of guaranteed portion of loans	3,343	3,484	2,867
Other	3,154	1,232	589

Total noninterest income	$14,196	$12,187	$8,056

Noninterest Expense

        Noninterest expense for the year ended December 31, 2016 was $84.5 million, an increase of $18.3 million, or 27.7%, compared with $66.2 million for the same period in 2015. The increase was primarily due to increases related to ongoing acquired Patriot operations and expenses related to the Managed Asset Reduction Strategy ("MARS") initiatives, including expenses related to disposition of real estate acquired by foreclosure and loan-related expenses including legal fees and other administrative costs totaling approximately $5.5 million. These items and other changes in the various components of noninterest expense are discussed in more detail below.

        Noninterest expense for the year ended December 31, 2015 was $66.2 million, an increase of $13.7 million, or 26.2%, compared with $52.4 million for the same period in 2014. The increase in noninterest expense is mainly due to recurring expenses related to the Patriot acquisition that occurred in October 2015, the SharePlus acquisition, and related to being a public company for a full year in 2015. These items and other changes in the various components of noninterest expense are discussed in more detail below.

        The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Salaries and employee benefits(1)	$47,169	$38,110	$31,102
Non-staff expenses:
Occupancy	8,319	7,097	5,028
Professional and regulatory fees	8,958	8,923	5,647
Data processing	3,859	3,098	5,353
Software license and maintenance	2,155	1,844	1,424
Marketing	1,114	791	654
Loan related	3,795	1,185	523
Real estate acquired by foreclosure, net	3,168	1,086	286
Other	5,961	4,044	2,416

Total noninterest expense	$84,498	$66,178	$52,433

(1)
Total salaries and employee benefits include stock-based compensation expenses of $1.6 million, $707 thousand and $964 thousand for the years ended December 31, 2016, 2015 and 2014, respectively.

        Salaries and Employee Benefits.    Salaries and benefits were $47.2 million for the year ended December 31, 2016, an increase of $9.1 million compared to 2015. The increase was primarily due to a $6.1 million increase in salaries due to the Patriot acquisition, increased staffing levels and increased compensation due to our portfolio banker compensation program and general merit increases; a $1.0 million increase in employee benefits and taxes due to increased staffing levels; a $879 thousand increase resulting from the stock-based compensation expense associated with our equity plans; and a $566 thousand increase in bonus and incentives. Salaries and benefits were $38.1 million for the year ended December 31, 2015, an increase of $7.0 million compared to 2014. The increase was primarily due to a $3.5 million increase due to increased staffing from SharePlus and Patriot acquired operations, a $1.5 million increase due to increased staffing and increased compensation of support staff, a $1.0 million increase in M&A and acquisition-related costs and a $501 thousand increase in insurance benefit expenses. Total salaries and benefits for the year ended December 31, 2016 included $1.6 million in stock-based compensation expense compared with $707 thousand and $964 thousand recorded for each of the years ended December 31, 2015 and 2014, respectively.

        Occupancy.    Occupancy expenses were $8.3 million, $7.1 million and $5.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $1.2 million or 17.2% for 2016 compared to 2015 was primarily due to a full year of Patriot lease and depreciation expense due to the Patriot acquisition. The increase of $2.1 million or 41.1% for 2015 compared to 2014 was primarily due to a $222 thousand increase in M&A and acquisition-related costs and $1.4 million in occupancy expenses due to the additional branches after the Patriot and SharePlus acquisitions.

        Professional and regulatory fees.    Professional and regulatory fee expenses were $9.0 million, $8.9 million and $5.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $3.3 million or 58.0% for 2015 compared to 2014 was primarily due to a $1.8 million increase in M&A and acquisition-related costs due to the Patriot acquisition that occurred in October 2015, an increase in audit and tax fees and regulatory fees.

        Data processing.    Data processing expenses were $3.9 million, $3.1 million and $5.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $761 thousand or 24.6% for 2016 compared to 2015 was primarily due to increased processing costs due to the accounts added from the Patriot acquisition. The decrease of $2.3 million or 42.1% for 2015 compared to 2014 was primarily due to Patriot M&A and acquisition-related costs being lower than the prior year's SharePlus M&A and acquisition related-costs.

        Software license and maintenance.    Software license and maintenance expenses were $2.2 million, $1.8 million and $1.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $311 thousand or 16.9% for 2016 compared to 2015 was primarily due to ongoing investments in information technology systems to enhance our banking capabilities. The increase of $420 thousand or 29.5% for 2015 compared to 2014 was primarily due to ongoing investments in information technology systems to enhance our banking capabilities.

        Loan related.    Loan related expenses include legal fees, appraisals and other costs associated with the management of the loan portfolio, including the nonperforming loans, including consulting services with contracted workout specialists. Loan related expenses were $3.8 million, $1.2 million and $523 thousand the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $2.6 million or 220.3% for 2016 compared to 2015 was due to expenses related to the MARS initiative, including $1.7 million in legal and other fees and $984 thousand in consulting fees. The increase of $662 thousand or 126.6% for 2015 compared to 2014 was due to growth in the loan portfolio and the increase in nonperforming loans.

        Real estate acquired by foreclosure.    Real estate acquired by foreclosure expenses were $3.1 million for the year ended December 31, 2016 compared to $1.1 million for the year ended December 31, 2015. The increase in real estate acquired by foreclosure expenses was primarily due to writedowns and losses associated with real estate acquired by foreclosure that was obtained through the Patriot acquisition. Real estate acquired by foreclosure expenses were $1.1 million for the year ended December 31, 2015 compared to $286 thousand for the year ended December 31, 2014. The increase in real estate acquired by foreclosure expenses was primarily from writedowns and prior period gain.

        Other.    Other noninterest expenses, which consist of subscription, membership and dues; employee expenses including travel, meals, entertainment and education; postage and delivery; amortization of intangibles; supplies, printing and reproduction; insurance; account related losses; correspondent bank fees; customer program expenses; and other operating expenses such as settlement of claims. Other noninterest expenses were $5.9 million, $4.0 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase of $1.9 million or 47.4% for 2016 compared to 2015 was primarily due to a $739 thousand increase in core deposits intangible amortization and an increase of $682 thousand in provision for credit losses on off-balance sheet commitments. The increase of $1.6 million or 67.4% for 2015 compared to 2014 was primarily due to a $544 thousand increase in core deposits intangible amortization, $349 thousand increase in other noninterest expenses directly related to the Patriot acquisition that occurred in October 2015 and $337 thousand net change in other losses.

        Efficiency Ratio.    The efficiency ratio is a supplemental financial measure utilized in our internal evaluation of our performance. Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. Our efficiency ratio was 57.2% for the year ended December 31, 2016, compared with 60.3% for the year ended December 31, 2015. The decrease was primarily due to increased net interest income and noninterest income, which more than offset the increase in noninterest expense, all primarily due to a full year of income and expenses related to the Patriot acquisition. Our efficiency ratio was 60.3% for the year ended December 31, 2015, compared with 67.0% for the year ended December 31, 2014. This decrease was primarily due to a significant increase in net interest income and noninterest income due to the Patriot acquisition that occurred in October 2015.

Income Taxes

        Income tax expense decreased $10.7 million, or 103.9% due to the income tax benefit of $402 thousand for the year ended December 31, 2016, compared with the income tax expense of $10.3 million for the same period in 2015. The decrease was primarily attributable to lower pre-tax net earnings for the year ended December 31, 2016 compared to the year ended December 31, 2015. The effective income tax rate for the years ended December 31, 2016 and 2015 was 29% and 40%, respectively, as compared to the U.S. statutory rate of 35%.

        Income tax expense increased $1.9 million, or 23.3% to $10.3 million for the year ended December 31, 2015, compared with $8.4 million for the same period in 2014. The increase was primarily attributable to acquisition related non-deductible expenses and higher pre-tax net earnings. The effective income tax rate for the years ended December 31, 2015 and 2014 was 40% and 36%, respectively, as compared to the U.S. statutory rate of 35%.

Impact of Inflation

        Our consolidated financial statements and related notes included elsewhere in this prospectus have been prepared in accordance with GAAP. These financial statements require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

        Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Loan Portfolio

        At December 31, 2016, total loans held for investment were $3.1 billion, a decrease of $32.4 million, or 1.0%, compared with $3.1 billion at December 31, 2015, primarily due to the resolution of loans through the MARS initiatives which offset new loan production. Loans held for sale at December 31, 2016 were $24.0 million, an increase of $23.6 million compared with $384 thousand at December 31, 2015. The loans held for sale at December 31, 2016 are energy loans that were transferred during the third quarter of 2016.

        At December 31, 2015, total loans held for investment were $3.1 billion, an increase of $1.3 billion or 74.0% compared with December 31, 2014. This increase was primarily due to the Patriot acquisition that occurred in October 2015 and continued opportunities for our portfolio bankers to generate new loans and expand existing relationships within our target markets. There were $384 thousand loans classified as held-for-sale at December 31, 2015.

        At December 31, 2016, total loans, excluding loans held for sale, were 91.8% of deposits and 77.0% of total assets. At December 31, 2015, total loans were 101.0% of deposits and 82.7% of total assets.

        Lending activities originate from the efforts of our portfolio bankers, with an emphasis on lending to individuals, professionals, small to medium-sized businesses and commercial companies located in the Houston and Dallas MSAs, Austin and Honey Grove, Texas and Louisville, Kentucky.

        We provide commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner-occupied commercial properties), mortgage-warehouse lines, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, real estate construction loans, homebuilder loans, government guaranteed loans, purchased receivables financing, letters of credit and other loan products to national and regional companies, real estate developers, mortgage lenders, manufacturing and industrial companies and other businesses.

        The types of loans we make to consumers include residential real estate loans, home equity loans, home equity lines of credit ("HELOCs"), installment loans, unsecured and secured personal lines of credit, overdraft protection and letters of credit.

        See "Business—Our Banking Services—Lending Activities—Loan Types" for further information about the types of loans we offer.

        The following table summarizes our loan portfolio by type of loan as of the dates indicated:

	For the Years ended December 31,
	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial & industrial	$1,053,925	34.0%	$1,206,452	38.5%	$788,410	43.8%	$681,290	50.1%	$637,769	52.9%
Real estate:
Owner-occupied commercial real estate	394,210	12.7	353,889	11.3	163,592	9.1	156,961	11.6	114,287	9.5
Commercial real estate	1,143,751	36.9	904,115	28.9	339,006	18.8	267,011	19.6	213,250	17.7
Construction, land & land development	249,704	8.1	358,813	11.5	240,666	13.4	140,067	10.3	135,858	11.3
Residential mortgage	245,191	7.9	293,483	9.4	257,066	14.3	106,362	7.8	94,996	7.9
Consumer and other	11,439	0.4	13,917	0.4	10,415	0.6	7,724	0.6	8,529	0.7

Total loans held for investment	$3,098,220	100.0%	$3,130,669	100.0%	$1,799,155	100.0%	$1,359,415	100.0%	$1,204,689	100.0%

Total loans held for sale	$23,989	100.0%	$384	100.0%	$573	100.0%	$—	—	$—	—%

        The contractual maturity ranges of loans in our loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2016 are summarized in the following table:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$431,155	$555,549	$67,221	$1,053,925
Real estate:
Owner-occupied commercial real estate	44,241	157,740	192,229	394,210
Commercial real estate	108,845	788,040	246,866	1,143,751
Construction, land and land development	85,730	123,449	40,525	249,704
Residential mortgage	26,003	56,448	162,740	245,191
Consumer and other	5,021	5,527	891	11,439

Total loans	$700,995	$1,686,753	$710,472	$3,098,220

Loans with a fixed interest rate	$68,341	$438,612	$123,714	$630,667
Loans with a floating interest rate	632,654	1,248,141	586,758	2,467,553

Total loans	$700,995	$1,686,753	$710,472	$3,098,220

        The contractual maturity ranges of loans in our loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2015 are summarized in the following table:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$434,014	$716,059	$56,379	$1,206,452
Real estate:
Owner-occupied commercial real estate	22,255	197,434	134,200	353,889
Commercial real estate	77,547	671,159	155,409	904,115
Construction, land and land development	112,624	183,651	62,538	358,813
Residential mortgage	23,999	66,141	203,343	293,483
Consumer and other	9,427	3,326	1,164	13,917

Total loans	$679,866	$1,837,770	$613,033	$3,130,669

Loans with a fixed interest rate	$83,431	$485,204	$131,349	$699,984
Loans with a floating interest rate	596,435	1,352,566	481,684	2,430,685

Total loans	$679,866	$1,837,770	$613,033	$3,130,669

        Our loan portfolio consists of various types of loans, most of which are made to borrowers located in the Houston and Dallas MSAs. Although the portfolio is diversified and generally secured by various types of collateral, the majority of our loan portfolio consists of commercial and industrial and commercial real estate loans and a substantial portion of our borrowers' ability to honor their obligations is dependent on local economic conditions in Texas, including conditions affecting the energy industry.

Nonperforming Loans

        Nonperforming loans include loans on nonaccrual status, accruing loans 90 or more days past due and restructured loans. Nonperforming loans do not include purchased loans that were identified upon acquisition as having experienced credit deterioration since origination ("purchased credit impaired loans" or "PCI loans"). We had $94.5 million in nonperforming loans at December 31, 2016, compared with $45.0 million at December 31, 2015. The ratio of nonperforming loan to total loans was 3.05% at December 31, 2016 compared with 1.44% at December 31, 2015. The increases were primarily due to energy-related migration to nonperforming and subsequent migration in the acquired portfolio from the Patriot acquisition.

        We have several procedures in place to assist us in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our portfolio bankers, and we also monitor our delinquency levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

        As part of the ongoing monitoring of our loan portfolio, management grades each loan from 1 to 10 based on the level of risk associated with such loan. Our criticized and classified loan grades are in accordance with applicable regulatory definitions.

        We generally place a loan on nonaccrual status and cease accruing interest when a loan displays problems that may jeopardize full and timely collection of principal and/or interest, evidenced by one or more of the following: (i) full payment of principal and interest becomes questionable; (ii) the loan becomes 90 days past due as to principal or interest; (iii) the loan is graded as doubtful; (iv) the borrower files bankruptcy and does not reaffirm its indebtedness to us; or (v) foreclosure proceedings are initiated against collateral property. An exception to this is if the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan.

        In accordance with applicable regulation, we require appraisals or evaluations to independently value real estate and, as an important element, to consider when underwriting loans secured in part or in whole by real estate. The value of real estate taken as collateral provides additional support for the borrower's credit capacity.

        With respect to potential problem loans, all monitored and under-performing loans are reviewed and an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses based upon the likelihood of full repayment of principal and interest in accordance with the contractual terms or the net realizable value of the pledged collateral.

        We had $94.5 million in nonperforming loans at December 31, 2016, compared with $45.0 million and $7.1 million at December 31, 2015 and 2014, respectively. The nonperforming loans at December 31, 2016 consisted of 49 separate credit relationships. If interest on nonaccrual loans had been accrued under the original loan terms, approximately $4.7 million, $806 thousand, and $401 thousand would have been recorded as income for the years ended December 31, 2016, 2015 and 2014, respectively.

        Nonperforming loans totaled $94.5 million or 3.05% of period end total loans at December 31, 2016, up from $45.0 million or 1.44% of total loans at December 31, 2015. Nonperforming loans at December 31, 2016 included $56.2 million in energy-related loans. Accruing loans classified as troubled debt restructures, which are included in the nonperforming loans totals, were $16.5 million at December 31, 2016, compared with $6.0 million at December 31, 2015. The allowance for loan losses was 0.85% of total loans at December 31, 2016, compared with 1.05% of total loans at December 31, 2015. The decrease in the percentage when compared to December 31, 2015 was largely due to a $13.1 million decrease in specific reserves, primarily due to charge-offs in energy loans during the year ended December 31, 2016.

        The following table presents information regarding nonperforming loans at the dates indicated:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Nonaccrual loans	$66,673	$37,541	$2,127	$1,496	$5,196
Accruing loans 90 or more days past due	1,169	52	16	1,316	579
Restructured loans—nonaccrual	10,133	1,464	2,717	9,864	10,106
Restructured loans—accrual	16,518	5,988	2,257	4,072	6,621

Total nonperforming loans	$94,493	$45,045	$7,117	$16,748	$22,502

Allowance for loan losses

        Our allowance for loan losses is established through charges to income in the form of the provision in order to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "—Critical Accounting Policies—Allowance for loan losses." The allowance for loan losses at December 31, 2016 was $26.4 million, representing 0.85% of total loans, compared with $32.9 million, or 1.05% of total loans, at December 31, 2015. Loans acquired were recorded at fair value based on a discounted cash flow valuation methodology.

        The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and for the Years ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Average loans outstanding(1)	$3,128,534	$2,146,968	$1,498,257	$1,244,106	$1,040,681

Total loans outstanding at end of period(1)	3,098,220	3,130,669	1,799,155	1,359,415	1,204,689

Allowance for loan losses at beginning of period	32,947	15,605	16,361	14,151	10,574
Provision for loan losses	64,700	17,864	2,693	2,373	8,060
Charge-offs:
Commercial and industrial	(68,383)	(2,647)	(2,927)	(916)	(1,832)
Owner-occupied commercial real estate	(1,405)	—	—	—	(361)
Commercial real estate	(492)	—	—	(333)	(2,270)
Residential mortgage	(548)	(63)	—	(186)	(94)
Consumer and other	(126)	(146)	(1,297)	(54)	(57)

Total charge-offs	(72,585)	(2,856)	(4,224)	(1,489)	(4,614)

Recoveries:
Commercial and industrial	1,000	2,185	118	1,044	87
Owner-occupied commercial real estate	17	—	14	222	—
Commercial real estate	—	77	1	21	—
Construction, land & land development	84	5	—	—	—
Residential mortgage	155	36	20	27	33
Consumer and other	46	31	622	12	11

Total recoveries	1,302	2,334	775	1,326	131

Net recoveries (charge-offs)	(71,283)	(522)	(3,449)	(163)	(4,483)

Allowance for loan losses at end of period	$26,364	$32,947	$15,605	$16,361	$14,151

Ratio of allowance to end of period loans	0.85%	1.05%	0.87%	1.20%	1.17%
Ratio of net charge-offs to average loans	2.28%	0.02%	0.23%	0.01%	0.43%

(1)
Excluding loans held-for-sale.

        See "—Critical Accounting Policies—Allowance for loan losses" for additional discussion of our allowance policy.

        In connection with our review of the loan portfolio, we consider risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements include:

  •
  for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower's business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral;

  •
  for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

  •
  for one-to-four family residential mortgage loans, the borrower's ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan-to-value ratio, and the age, condition and marketability of collateral; and

  •
  for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, experience and ability of the developer and loan-to-value ratio.

        Acquired loans are recorded at fair value as of the date of acquisition. Determining the fair value of the acquired loans involves estimating the amount and timing of future expected cash flows and discounting those cash flows at a market rate of interest. Acquired loans with evidence of credit deterioration and the probability that all contractually required payments will not be collected as of the date of acquisition are accounted for in accordance with ASC 310-30, and the difference between contractually required payments at acquisition and the cash flows expected to be collected is considered the non-accretable discount. The non-accretable discount represents the future credit losses expected to be incurred over the life of the loan. No corresponding allowance for loan losses is recorded for these loans at acquisition.

        At December 31, 2016, the allowance for loan losses totaled $26.4 million, or 0.85% of total loans. At December 31, 2015 and 2014, the allowance for loan losses aggregated $32.9 million and $15.6 million, or 1.05% and 0.87% of total loans, respectively. At December 31, 2016, $2.4 million of allowance was required for acquired loans not deemed credit-impaired and $4.4 million of purchase discounts remained. At December 31, 2015 and 2014, $15 thousand and $25 thousand of allowance was required for acquired loans not deemed credit-impaired, respectively, and $11.0 million and $2.0 million of purchase discounts remained, respectively. PCI loans are not considered nonperforming loans. PCI loans had $5.5 million, $14.4 million and $2.1 million of purchase discounts outstanding at December 31, 2016, 2015 and 2014, respectively, of which $2.5 million, $966 thousand and $658 thousand, respectively, are considered accretable. Impairment charges and related allowances of $122 thousand and $209 thousand were required in 2016 and 2015, respectively, for PCI loans.

        The allowance for loan losses totaled $24.5 million or 0.79% of the $3.0 billion in loans collectively evaluated for impairment at December 31, 2016, compared to an allowance for loan losses of $17.9 million or 0.57% of the $3.1 billion in loans collectively evaluated for impairment at December 31, 2015. Net charge-offs as a percentage of average loans outstanding was 2.28% for the year ended December 31, 2016 as compared to 0.02% and 0.23% for the years ended December 31,

2015 and 2014, respectively. The increase for the year ended December 31, 2016 is primarily due to $68.0 million in charge-offs of energy loans.

        During the year ended December 31, 2016, loans in internally assigned risk grades 1-5, which are considered pass rated credits, decreased to 90.2% from 93.1% of total loans, excluding PCI loans.

        The following table shows the allocation of the allowance for loan losses among our loan categories and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	December 31,
	2016		2015		2014		2013		2012
	Amount	Percent of Loans to Total Loan	Amount	Percent of Loans to Total Loan	Amount	Percent of Loans to Total Loan	Amount	Percent of Loans to Total Loan	Amount	Percent of Loans to Total Loan
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial	$10,751	34.0%	$23,130	38.5%	$8,145	43.8%	$10,196	50.1%	$9,109	52.9%
Owner-occupied commercial real estate	2,609	12.7	1,679	11.3	974	9.1	874	11.6	763	9.5
Commercial real estate	9,013	36.9	4,691	28.9	2,942	18.8	2,216	19.6	2,380	17.7
Construction, land & land development	1,967	8.1	2,345	11.5	2,633	13.4	1,103	10.3	1,352	11.3
Residential Mortgage	1,819	7.9	816	9.4	645	14.3	654	7.8	492	7.9
Consumer and other	205	0.4	286	0.4	266	0.6	1,318	0.6	55	0.7

Total allowance for loan losses	$26,364	100.0%	$32,947	100.0%	$15,605	100.0%	$16,361	100.0%	$14,151	100.0%

        We believe that the allowance for loan losses at December 31, 2016 was adequate to cover probable losses in the loan portfolio as of such date. There can be no assurance, however, that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2016.

Securities

        We use our securities portfolio to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. At December 31, 2016, the carrying amount of investment securities totaled $310.1 million, a decrease of $8.0 million or 2.5% compared with $318.2 million at December 31, 2015. At December 31, 2015, the carrying amount of investment securities totaled $318.2 million, an increase of $79.9 million or 33.5% compared with $238.3 million at December 31, 2014. At December 31, 2016, securities represented 7.7% of total assets compared with 8.4% and 10.8% at December 31, 2015 and 2014, respectively.

        At the date of purchase, we are required to classify debt and equity securities into one of two categories: held-to-maturity or available-for-sale. We do not purchase securities for trading purposes. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and carried at cost, adjusted for the amortization of premiums and the accretion of discounts in the financial statements only if management has the positive intent and we have the ability to hold those securities to maturity. Debt securities not classified as held-to-maturity are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on debt securities is included in interest income. Other investments are stated at cost and include stock of the Dallas Fed and the FHLB and investment in

Patriot Bancshares Capital Trust I and Trust II. Dividends received on these investments are included in interest income.

        The following table summarizes the amortized cost and fair value by classification of securities as of the dates shown:

	December 31,
	2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-sale:
Obligations of the U.S. Treasury Department and other U.S. government agencies or sponsored enterprises	$118,272	$117,886	$90,032	$89,950	$57,108	$57,044
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	99,876	99,898	129,752	130,705	100,002	101,916
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	42,379	41,912	51,569	51,329	28,821	28,605
Corporate debt securities	3,788	3,775	3,790	3,793	—	—
CRA qualified investment fund	236	235	—	—	—	—
Obligations of municipal subdivisions	11,183	10,913	236	244	—	—

Total	$275,734	$274,619	$275,379	$276,021	$185,931	$187,565

Held-to-maturity:
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	$14,358	$14,231	$15,002	$15,179	$16,823	$17,185
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	21,147	20,613	27,128	26,817	33,890	33,540

Total	$35,505	$34,844	$42,130	$41,996	$50,713	$50,725

        Certain investment securities are valued at less than their historical cost. Management evaluates securities for other than temporary impairment ("OTTI") at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

        In determining OTTI, management considers many factors, including the severity and the duration of time that the fair value has been less than cost, the credit quality of the issuer and whether it is more likely than not that we will be required to sell the security before a recovery in value. The assessment of whether an other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time. Securities within the available-for-sale portfolio may be used as part of our asset and liability management strategy and may be sold in response to changes in interest rate risk, prepayment risk or other factors.

        Management does not intend to sell any debt securities classified as held-to-maturity and it is more likely than not that we will not be required to sell any such debt securities before their anticipated recovery of cost, if a loss currently exists, at which time we expect to receive full value for the securities. Furthermore, as of December 31, 2016, management does not have the intent to sell any of the securities classified as available-for-sale and believes that it is more likely than not that we will not be required to sell any such securities before a recovery of cost, if a loss currently exists. As of December 31, 2016, management believes any impairment in our securities is temporary and no impairment loss has been realized in our consolidated statement of income. We recorded no other than temporary impairment charges in the years ended December 31, 2016, 2015 and 2014.

        The following tables summarize the contractual maturity of securities and their weighted average yields as of December 31, 2016 and 2015. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures. Available-for-sale securities are shown at fair value and held-to-maturity securities are shown at cost, adjusted for the amortization of premiums and the accretion of discounts. The CRA qualified investment fund has no contractual maturity and, therefore, it is excluded from the maturity table.

	December 31, 2016
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
Obligations of the U.S. Treasury Department or other U.S. government agencies or sponsored entities	$40,052	0.78%	$77,834	0.77%	$—	—%	$—	—%	$117,886	0.77%
Mortgaged-backed securities issued by U.S. government agencies or sponsored entities	—	—	3,534	2.79	33,816	2.03	76,906	1.69	114,256	1.83
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	—	—	1,006	1.57	2,984	1.56	59,069	1.82	63,059	1.80
Corporate debt securities	2,003	1.69	1,772	2.19	—	—	—	—	3,775	1.93
Obligations of municipal subdivisions	—	—	—	—	235	2.89	—	—	235	2.89

Total	$42,056	0.82%	$84,145	0.89%	$37,036	2.00%	$135,975	1.75%	$299,211	1.41%

	December 31, 2015
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
Obligations of the U.S. Treasury Department or other U.S. government agencies or sponsored entities	$71,983	0.33%	$17,967	0.93%	$—	—%	$—	—%	$89,950	0.45%
Mortgaged-backed securities issued by U.S. government agencies or sponsored entities	—	—	1,205	3.20	44,631	2.03	99,871	1.73	145,707	1.84
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	—	—	763	2.44	989	1.43	76,705	1.71	78,457	1.71
Corporate debt securities	—	—	3,793	1.32	—	—	—	—	3,793	2.90
Obligations of municipal subdivisions	—	—	—	—	—	—	244	2.90	244	1.32

Total	$71,983	0.33%	$23,728	4.13%	$45,620	2.54%	$176,576	2.06%	$314,114	1.74%

        The contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities monthly pay downs cause the average lives of the securities to be much different than their stated lives. During a period of increasing interest rates, fixed-rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of our complete portfolio is 3.1 years with a modified duration of 2.8 years at December 31, 2016.

        At December 31, 2016, 2015 and 2014, we did not own securities of any one issuer (other than the U.S. government and its agencies or sponsored entities) for which aggregate adjusted cost exceeded 10% of the consolidated shareholders' equity at such respective dates.

        The average yield of securities portfolio was 1.47% during the year ended December 31, 2016 compared with 1.31% for the year ended December 31, 2015. The increase in average yield was due to securities added to the portfolio with higher yields.

        The average yield of securities portfolio was 1.31% during the year ended December 31, 2015 compared with 1.59% for the year ended December 31, 2014 and 1.36% during 2013. The decrease in average yield was due to a reinvestment of funds at lower rates in 2015.

        Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Government National Mortgage Association ("Ginnie Mae"), Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

        Unlike U.S. Treasury Department and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Premiums and discounts on mortgage-backed securities are amortized and accreted over the expected life of the security and may be impacted by prepayments. As such, mortgage-backed securities which are purchased at a premium will generally produce decreasing net yields as interest rates drop because home owners tend to refinance their mortgages resulting in prepayments and an acceleration of premium amortization. Securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment as prepayments result in an acceleration of discount accretion. At December 31, 2016 and 2015, 67.3% and 68.5% of the mortgage-backed securities held by us had contractual final maturities of more than ten years with a weighted average life of 4.1 years and 5.7 years and an estimated duration of 3.5 years and 5.0 years, respectively.

        Collateralized mortgage obligations are bonds that are backed by pools of mortgages. The pools can be Ginnie Mae, Fannie Mae or Freddie Mac pools or they can be private-label pools. At this time we do not own any private-label pools. Collateralized mortgage obligations are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to which payments on the underlying mortgage pools are allocated in different order. The bonds' cash flow, for example, can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders.

Deposits

        Our lending and investing activities are primarily funded by deposits. We offer a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. We rely primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

        Total deposits at December 31, 2016 were $3.4 billion, an increase of $274.0 million, or 8.8%, compared with December 31, 2015, primarily due to continued opportunities for our portfolio bankers to generate deposit growth within our target markets. Noninterest-bearing deposits at December 31, 2016 were $650.1 million, an increase of $6.7 million, or 1.0%, compared with December 31, 2015. Average deposits increased 46.8% or $1.0 billion to $3.2 billion for the year ended December 31, 2016, compared with $2.2 billion for the same period of 2015. These increases were principally due to the Patriot acquisition and growth generated by the portfolio bankers.

        Total deposits at December 31, 2015 were $3.1 billion, an increase of $1.3 billion, or 68.0%, compared to December 31, 2014, primarily due to $1.1 billion related to the Patriot acquisition that occurred in October 2015 and $117.4 million increase in commercial deposits. Noninterest-bearing deposits at December 31, 2015 were $643.4 million, an increase of $211.4 million, or 48.9%, compared to December 31, 2014. Average deposits increased 38.2% or $603.0 million to $2.2 billion for the year ended December 31, 2015, compared with the same period of 2014. Interest-bearing deposits at December 31, 2015 were $2.5 billion an increase of $1.0 billion or 73.8% compared with December 31, 2014.

        At December 31, 2016 and 2015, we had $97.9 million and $93.6 million in brokered time deposits, respectively. Brokered deposits represented 2.9% and 1.8% of total deposits at December 31, 2016 and 2015, respectively. We utilize brokered deposits to enhance liquidity.

        The following table presents the daily average balances and weighted average rates paid on deposits for the periods indicated:

	Year Ended December 31,
	2016		2015		2014
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing transaction deposits	$172,446	0.12%	$142,906	0.12%	$88,756	0.18%
Money market and savings deposits	1,028,752	0.54	712,963	0.41	557,808	0.43
Certificates and other time deposits	1,389,834	1.01	812,255	0.89	584,771	1.15

Total interest-bearing deposits	$2,591,032	0.76	$1,668,124	0.62	$1,231,335	0.75
Noninterest-bearing deposits	611,388	—	513,453	—	347,268	—

Total deposits	$3,202,420	0.62%	$2,181,577	0.47%	$1,578,603	0.59%

        Our ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2016, 2015 and 2014 was 19.1%, 23.5% and 22.0%, respectively.

        The following table sets forth the amount of our certificates of deposit by time remaining until maturity for December 31, 2016 (dollars in thousands):

2017	$863,876
2018	263,958
2019	156,824
2020	67,739
2021	13,052

Total	$1,365,449

Other Borrowed Funds

        We utilize borrowings to supplement deposits to fund our lending and investment activities. Borrowings consist of funds from the FHLB, the Dallas Fed and its correspondent banks, and securities sold under repurchase agreements.

        The following table presents our borrowings at the dates indicated. There were no borrowings outstanding under our arrangement with the Dallas Fed and there were no federal funds purchased outstanding at the dates indicated.

	FHLB Advances	Securities Sold Under Repurchase Agreements
	(Dollars in thousands)
December 31, 2016
Amount outstanding at year-end	$150,000	$3,493
Weighted average interest rate at year-end	0.59%	0.15%
Maximum month-end balance during the year	$153,631	$4,823
Average balance outstanding during the year	$186,453	$3,605
Weighted average interest rate during the year	0.51%	0.11%
December 31, 2015
Amount outstanding at year-end	$223,265	$3,073
Weighted average interest rate at year-end	0.46%	0.15%
Maximum month-end balance during the year	$283,533	$15,892
Average balance outstanding during the year	$128,135	$9,649
Weighted average interest rate during the year	0.28%	0.16%
December 31, 2014
Amount outstanding at year-end	$47,586	$4,605
Weighted average interest rate at year-end	0.25%	0.15%
Maximum month-end balance during the year	$72,578	$9,147
Average balance outstanding during the year	$48,503	$5,870
Weighted average interest rate during the year	0.28%	0.14%

        FHLB advances—We have an available borrowing arrangement with the FHLB, which allows us to borrow on a collateralized basis. At December 31, 2016 and 2015, borrowing capacity of $608.8 million and $355.1 million, respectively, was available under this arrangement. At December 31, 2016 and 2015, $150.0 million and $223.3 million were outstanding, respectively, with an average interest rate of 0.59% and 0.46%, respectively. Our FHLB advances at December 31, 2016 mature within two years. During the year ended December 31, 2016, the FHLB advances that were outstanding as of December 31, 2015 were paid in full. Our FHLB advances at December 31, 2015 mature within eight years. These borrowings are collateralized by a blanket lien on certain loans. The increase in total borrowing capacity is due to loan portfolio growth. We utilize these borrowings to meet liquidity needs and to fund certain fixed rate loans in our portfolio.

        Securities Sold Under Agreements to Repurchase—Securities sold under agreements to repurchase represent the purchase of interests in securities by banking customers. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We do not account for any of our repurchase agreements as sales for accounting purposes in our financial statements. Repurchase agreements with banking customers are settled on the following business day. All securities sold under agreements to repurchase are collateralized by pledged securities. The securities underlying the repurchase agreements are held in safekeeping by the Bank's safekeeping agent. At December 31, 2016 and December 31, 2015, we had securities sold under agreements to repurchase with banking customers of $3.5 million and $3.1 million, respectively.

        Dallas Fed—We have an available borrower in custody arrangement with the Dallas Fed, which allows us to borrow on a collateralized basis. Certain commercial and consumer loans are pledged under this arrangement. We maintain this borrowing arrangement to meet liquidity needs pursuant to our contingency funding plan. At December 31, 2016 and 2015, $330.0 million, $243.9 million, respectively, were available under this arrangement and no borrowings were outstanding.

        Federal Funds Purchased—We have available federal funds lines of credit with our correspondent banks. As of December 31, 2016 and 2015, there were no federal funds purchased outstanding.

Subordinated Notes and Subordinated Debentures

        Subordinated Notes—During the fourth quarter 2016, we issued $35,000,000 of 8.50% Fixed-to-Floating Rate Subordinated Notes that mature on December 15, 2026 through a private placement to certain institutional accredited investors. The notes, which qualify as Tier 2 capital under the Federal Reserve's capital guidelines in effect at December 31, 2016, have an interest rate of 8.50% per annum, during the fixed-rate period from date of issuance through December 15, 2021. Interest is payable semi-annually on each June 15 and December 15, commencing on June 15, 2017.

        During the floating-rate period from December 15, 2021, but excluding the maturity date or date of earlier redemption, the notes will bear interest at a rate per annum equal to three-month LIBOR for the related interest period plus 6.685%, payable quarterly on each March 15, June 15, September 15 and December 15. The notes are subordinated in right of payment to all of our senior indebtedness and structurally subordinated to all existing and future debt and all other liabilities of our subsidiary bank. We may elect to redeem the notes (subject to regulatory approval), in whole or in part, on any early redemption date on or after December 15, 2021 at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest. Other than on an early redemption date, the notes cannot be accelerated except in the event of bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization. The sale of the notes yielded net proceeds of approximately $33.9 million. We utilized $32.8 million of the proceeds to transfer several energy loans to the holding company to provide our team with added flexibility to resolve these loans.

        Unamortized debt issuance costs related to these notes, which are included in subordinated debentures and subordinated notes, totaled $1.1 million at December 31, 2016.

        A summary of pertinent information related to the notes outstanding at December 31, 2016 is set forth in the table below:

	December 31,
	2016	2015
	(Dollars in thousands)
Subordinated notes, fixed-to-floating rate, 8.50% per annum, maturity date December 15, 2026	$35,000	$—
Less: unamortized debt issuance costs	(1,115)	—

Total subordinated notes	$33,885	$—

        Net issuance costs associated with issuing the notes are amortized to interest expense over the respective terms using the straight line method.

        Subordinated Debentures Trust Preferred Securities—At December 31, 2016, we had outstanding $13.6 million in subordinated debentures net of $8.6 million purchase discount. On October 1, 2015, we acquired Patriot Bancshares, Inc., and assumed the obligations related to the subordinated debentures issued to Patriot Bancshares Capital Trust I and Capital Trust II.

        A summary of pertinent information related to our issues of subordinated debentures outstanding at December 31, 2016 is set forth in the table below:

Description	Issuance Date	Trust Preferred Securities Outstanding	Interest Rate(1)	Subordinated Debt Owed to Trusts	Maturity Date(2)
	(Dollars in thousands)
Patriot Bancshares Capital Trust I	March 31, 2006	$5,000	3 month LIBOR +1.85%, not to exceed 11.90%	$5,155	April 7, 2036
Patriot Bancshares Capital Trust II	August 2, 2007	$16,500	3 month LIBOR +1.80%, not to exceed 11.90%	$17,011	September 15, 2037

(1)
The three-month LIBOR in effect as of December 31, 2016 was 0.998%.

(2)
All debentures are callable five years from issuance date.

        Each of the trusts is a capital trust organized for the sole purpose of issuing trust securities and investing the proceeds in our junior subordinated debentures. The preferred trust securities of each trust represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trust. The common securities of each trust are wholly owned by the Company. Each trust's ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related junior subordinated debentures. The debentures, which are the only assets of each trust, are subordinate and junior in right of payment to all of the Company's present and future senior indebtedness. The Company has fully and unconditionally guaranteed each trust's obligations under the trust securities issued by such trust to the extent not paid or made by each trust, provided such trust has funds available for such obligations.

        Under the provisions of each issue of the debentures, the Company has the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on either issue of the debentures are deferred, the distributions on the applicable trust preferred securities and common securities will also be deferred.

Interest Rate Sensitivity and Market Risk

        Our asset liability and funds management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within our established guidelines.

        As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

        We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business. We do not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. We enter into interest rate swaps as an accommodation to our customers in connection with our interest rate swap program. See "Business—Our Banking Services—Other Products and Services." Based upon the nature of our operations, we are not directly subject to foreign exchange or commodity price risk. We do not own any trading assets.

        Our exposure to interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of certain members of our board of directors, in accordance with policies approved by our board of directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model.

        We use an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts.

        We utilize static balance sheet rate shocks to estimate the potential impact on net interest income of changes in interest rates under various rate scenarios. This analysis estimates a percentage of change in the metric from the stable rate base scenario versus alternative scenarios of rising and falling market interest rates by instantaneously shocking a static balance sheet. The following table summarizes the simulated change in net interest income over a 12-month horizon as of December 31, 2016:

Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income
+200	15.5%
+100	7.7
Base	—
–100	(6.1)

        The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. We have found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.

Liquidity and Capital Resources

Liquidity

        Liquidity involves our ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. During the years ended December 31, 2016 and 2015, our liquidity needs have primarily been met by core deposits, security and loan maturities, amortizing investment and loan portfolios and advances from the FHLB. Although access to brokered deposits, purchased funds from correspondent banks and the Dallas Fed are available and have been utilized on occasion to take advantage of investment opportunities, we do not generally rely on these external funding sources. We expect capital resources and liquidity will be sufficient for at least the next twelve months.

        The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of our average total assets for the period indicated. Average assets totaled $3.9 billion for the year ended December 31, 2016 compared to $2.7 billion for the year ended December 31, 2015.

	December 31,
	2016	2015
Sources of Funds:
Deposits:
Noninterest-bearing	15.8%	19.3%
Interest-bearing	64.2	62.1
Brokered time deposits	2.9	0.5
Securities sold under agreements to repurchase	0.1	0.4
Other borrowed funds	4.8	4.8
Subordinated notes and subordinated debentures	0.4	—
Other liabilities	0.5	0.5
Shareholders' equity	11.3	12.4

Total	100.0	100.0

Uses of Funds:
Loans	81.3	80.7
Securities	7.4	10.3
Federal funds sold and other interest-earning assets	6.0	4.5
Other noninterest-earning assets	5.3	4.5

Total	100.0%	100.0%

Average noninterest-bearing deposits to average deposits	19.1%	23.5%
Average loans to average deposits	98.0	98.5

        Our largest source of funds is deposits and our largest uses of funds are loans and securities. We do not expect a change in the source or use of our funds in the foreseeable future. Our average loans were $3.1 billion for the year ended December 31, 2016, an increase of 46.1% over the year ended December 31, 2015. Our average loans were $2.1 billion for the year ended December 31, 2015, an increase of 43.4% over the year ended December 31, 2014. We predominantly invest excess deposits in Dallas Fed balances, securities, federal funds sold or other short-term liquid investments until the funds are needed to fund loan growth. Our securities portfolio has a weighted average life of 3.1 years and an estimated duration of 2.8 years at December 31, 2016.

        As of December 31, 2016, we had outstanding $690.4 million in commitments to extend credit and $11.2 million in commitments associated with outstanding standby and commercial letters of credit.

Since commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

        As of December 31, 2016, we had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature.

        As of December 31, 2016, we had cash and cash equivalents of $389.0 million, an increase of $264.1 million compared with $124.9 million as of December 31, 2015, which was primarily due to the increase in interest-bearing deposits in financial institutions. As of December 31, 2015, we had cash and cash equivalents of $124.9 million, an increase of $56.0 million compared with $68.9 million as of December 31, 2014, which was primarily due to the Patriot acquisition that occurred in October 2015.

Contractual Obligations

        The following table summarizes our contractual obligations and other commitments to make future payments as of December 31, 2016 (other than securities sold under repurchase agreements), which consist of our future cash payments associated with our contractual obligations pursuant to our certificates and other time deposits, FHLB advances, subordinated debentures, subordinated notes and operating leases. Payments for the FHLB advances includes interest of $961 thousand that will be paid in future years. Payments for subordinated debentures and subordinated notes include interest of $41.0 million that will be paid in future years. The future interest payments were calculated using the current rate in effect at December 31, 2016. Payments related to leases are based on actual payments specified in underlying contracts.

	December 31, 2016
	one year or less	More than one year but less than three years	Three years or more but less than five years	Five years or more	Total
	(Dollars in thousands)
Certificates and other time deposits	$863,876	$420,642	$80,931	$—	$1,365,449
Federal Home Loan Bank advances	100,865	50,096	—	—	150,961
Subordinated debentures and subordinated notes	3,783	3,593	10,647	80,108	98,131
Operating leases	2,299	3,460	2,336	3,728	11,823

Total	$970,823	$477,791	$93,914	$83,836	$1,626,364

Off Balance Sheet Items

        In the normal course of business we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby and commercial letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

        Our commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of December 31, 2016 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	December 31, 2016
	one year or less	More than one year but less than three years	Three years or more but less than five years	Five years or more	Total
	(Dollars in thousands)
Commitments to extend credit	$351,905	$194,919	$84,715	$58,852	$690,391
Standby and commercial letters of credit	8,164	2,116	163	800	11,243

Total	$360,069	$197,035	$84,878	$59,652	$701,634

        Standby and Commercial Letters of Credit.    Standby and commercial letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, we have rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to us in issuing letters of credit is essentially the same as that involved in extending loan facilities to our customers.

        Commitments to Extend Credit.    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by us, upon extension of credit, is based on management's credit evaluation of the customer.

Capital Resources

        Capital management consists of providing equity to support our current and future operations. The federal bank regulators view capital levels as important indicators of an institution's financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. As a bank holding company and a national bank, the Company and the Bank are subject to regulatory capital requirements.

        The Federal Reserve has established risk-based and leverage capital guidelines for bank holding companies, including the Company. The OCC has established substantially similar risk-based and leverage capital guidelines applicable to national banks, including the Bank. Under current guidelines, the minimum ratio of total capital to risk-weighted assets (which are primarily the credit risk equivalents of balance sheet assets and certain off-balance sheet items such as standby letters of credit) is 8.0%. At least half of total capital must be composed of tier 1 capital, which includes common shareholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock and a limited amount of trust preferred securities), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles, and disallowed deferred tax assets, among other items. The Federal Reserve also has adopted a minimum leverage ratio requiring tier 1 capital of at least 4.0% of average quarterly total consolidated assets (as defined for regulatory purposes), net of goodwill and certain other intangible assets, for all but the most highly rated bank holding companies. The federal banking agencies have also established risk-based and leverage capital guidelines that FDIC-insured depository institutions are required to meet. These regulations are generally similar to those established by the Federal Reserve for bank holding companies.

        Under the Federal Deposit Insurance Act (the "FDIA"), the federal bank regulatory agencies must take "prompt corrective action" against undercapitalized U.S. depository institutions. U.S. depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized," and are subjected to different regulation corresponding to the capital category within which the institution falls. A depository institution is deemed to be "well capitalized" if the banking institution has a total risk-based capital ratio of 10.0% or greater, a tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific level for any capital measure. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A banking institution that is undercapitalized is required to submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount.

        Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including: termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. As of December 31, 2016, the Company and the Bank were each well-capitalized.

        Total shareholders' equity was $430.5 million at December 31, 2016, an increase of $1.1 million or 0.25% compared with $429.4 million at December 31, 2015. The increase was the result of a net loss of $1.0 million, plus the net change for proceeds from the exercise of stock options and an increase in the value of available for sale securities recognized in other accumulated comprehensive earnings and an increase due to stock compensation expense which was offset by our treasury stock purchases.

        Total shareholders' equity was $429.4 million at December 31, 2015, an increase of $141.0 million or 48.9% compared with $288.4 million at December 31, 2014. The increase was the result of the Company issuing 10.4 million shares of our common stock for all outstanding shares of Patriot common stock with a value of $123.7 million, retained earnings of $15.4 million for the year ended December 31, 2015 and proceeds from the exercise of stock options of $1.5 million.

        The following tables provide a comparison of the Company's and the Bank's leverage and risk weighted capital ratios as of the dates specified to the minimum and well capitalized regulatory standards:

	December 31, 2016
	Actual		For Capital Adequacy Purposes		To be Categorized as Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company(1):
Total capital (to risk weighted assets)	$413,666	11.8%	$280,104	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	352,371	10.1	210,078	6.0	N/A	N/A
Common equity tier 1 capital	339,430	9.7	157,559	4.5	N/A	N/A
Tier 1 capital (to average assets)	352,371	9.1	155,271	4.0	N/A	N/A
The Bank(2):
Total capital (to risk weighted assets)	$371,833	10.8%	$276,144	8.0%	$345,180	10.0%
Tier 1 capital (to risk weighted assets)	344,423	10.0	207,108	6.0	276,144	8.0
Common equity tier 1 capital	344,423	10.0	155,331	4.5	224,367	6.5
Tier 1 capital (to average assets)	344,423	9.0	154,946	4.0	193,682	5.0

	December 31, 2015
	Actual		For Capital Adequacy Purposes		To be Categorized as Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company(1):
Total capital (to risk weighted assets)	$384,737	10.9%	$282,733	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	351,482	10.0	212,050	6.0	N/A	N/A
Common equity tier 1 capital	338,961	9.6	159,037	4.5	N/A	N/A
Tier 1 capital (to average assets)	351,482	9.6	146,765	4.0	N/A	N/A
The Bank(2):
Total capital (to risk weighted assets)	$376,453	10.7%	$282,725	8.0%	$353,406	10.0%
Tier 1 capital (to risk weighted assets)	343,199	9.7	212,044	6.0	282,725	8.0
Common equity tier 1 capital	343,199	9.7	159,033	4.5	229,714	6.5
Tier 1 capital (to average assets)	343,199	9.4	146,689	4.0	183,361	5.0

(1)
The Federal Reserve may require the Company to maintain capital ratios above the required minimums.

(2)
The FDIC or the OCC may require the Bank to maintain capital ratios above the required minimums.

        Basel III Capital Adequacy Requirements Effective January 1, 2015.    In July 2013, the federal banking agencies published final rules establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Capital Rules became effective for the Company on January 1, 2015 with certain transition provisions to be fully phased in by January 1, 2019. See "Business—Regulation and Supervision—US Implementation of Basel III."

Non-GAAP Financial Measures

        We identify certain financial measures discussed in this prospectus as being "non-GAAP financial measures." In accordance with the SEC's rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

        The non-GAAP financial measures that we discuss in this prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this prospectus may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this prospectus when comparing such non-GAAP financial measures.

        Tangible Book Value Per Common Share.    Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders' equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is our book value.

        We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

        The following table reconciles, as of the dates set forth below, total shareholders' equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	December 31,
	2016	2015	2014	2013	2012
	(In thousands, except per share data)
Tangible Common Equity
Total shareholders' equity	$430,482	$429,402	$288,405	$199,218	$188,211
Adjustments:
Goodwill	85,291	85,291	30,129	15,672	15,672
Core deposit intangibles	9,975	11,562	4,148	984	1,230

Tangible common equity	$335,216	$332,549	$254,128	$182,562	$171,309

Common shares outstanding(1)	36,988	36,788	26,171	20,771	20,748
Book value per common share(1)	$11.64	$11.67	$11.02	$9.59	$9.07
Tangible book value per common share(1)	$9.06	$9.04	$9.71	$8.79	$8.26

(1)
Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options was 493,241 as of December 31, 2016, 875,007 shares as of

  December 31, 2015, 910,793 shares as of December 31, 2014, 818,518 shares as of December 31, 2013, and 684,562 shares as of December 31, 2012.

        Tangible Common Equity to Tangible Assets.    Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders' equity less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total shareholders' equity to total assets.

        We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders' equity and assets while not increasing our tangible common equity or tangible assets.

        The following table reconciles, as of the dates set forth below, total shareholders' equity to tangible common equity and total assets to tangible assets:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Tangible Common Equity
Total shareholders' equity	$430,482	$429,402	$288,405	$199,218	$188,211
Adjustments:
Goodwill	85,291	85,291	30,129	15,672	15,672
Core deposit intangibles	9,975	11,562	4,148	984	1,230

Tangible common equity	$335,216	$332,549	$254,128	$182,562	$171,309

Tangible Assets
Total assets	$4,024,822	$3,786,157	$2,196,135	$1,703,127	$1,674,800
Adjustments:
Goodwill	85,291	85,291	30,129	15,672	15,672
Core deposit intangibles	9,975	11,562	4,148	984	1,230

Tangible assets	$3,929,556	$3,689,304	$2,161,858	$1,686,471	$1,657,898

Tangible Common Equity to Tangible Assets	8.5%	9.0%	11.8%	10.8%	10.3%

        Efficiency Ratio.    The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate the efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income, excluding bargain purchase gain from acquisitions. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income.

        In our judgment, the adjustment made to noninterest income allows investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing one-time bargain purchase gains associated with acquisitions.

        The following table reconciles, as of the dates set forth below, our efficiency ratio to the GAAP-based efficiency ratio:

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Efficiency Ratio
Noninterest expense	$84,498	$66,178	$52,433	$39,965	$35,742
Net interest income	133,628	97,608	70,177	57,042	51,608
Noninterest income	14,196	12,187	8,056	4,812	5,109
Adjustments:
Bargain purchase gain from acquisitions	—	—	—	—	578

Noninterest income, excluding bargain purchase gains from acquisitions	$14,196	$12,187	$8,056	$4,812	$4,531

Efficiency Ratio	57.2%	60.3%	67.0%	64.6%	63.7%

Quantitative and Qualitative Disclosures About Market Risk

        We manage market risk, which is primarily interest rate risk, through the ALCO, which is composed of certain members of our board of directors in accordance with asset liability and funds management policies approved by our board of directors.

        We use an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net income and the balance sheet, respectively. See "—Financial Condition—Interest Rate Sensitivity and Market Risk."

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

BUSINESS

Our Company

        We are a Texas focused bank holding company headquartered in Houston, Texas. Our wholly owned subsidiary, Green Bank, N.A., a nationally chartered commercial bank, provides commercial and private banking services primarily to Texas based customers through twenty-two full service branches in the Houston and Dallas MSAs and other markets. The Houston and Dallas MSAs are our target markets, and we believe their growing economies and attractive demographics, together with our scalable platform, provide us with opportunities for long-term and sustainable growth. Our emphasis is on continuing to expand our existing business by executing on our proven business model as well as pursuing select strategic acquisitions and attracting additional talented portfolio bankers. As of December 31, 2016, we had consolidated total assets of $4.0 billion, total loans of $3.1 billion (of which $2.3 billion were originated by us and $796.3 million were acquired), total deposits of $3.4 billion and total shareholders' equity of $430.5 million.

        Our stock is traded on the NASDAQ under the symbol "GNBC."

Our History and Growth

        We are a Texas corporation that was incorporated on October 20, 2004. We began operations as a bank holding company on December 31, 2006 when we acquired Redstone Bank, a Houston community bank with two branches and $219.3 million in total assets. We were formed by our Chairman and Chief Executive Officer, Manny Mehos, who previously founded, led and sold Coastal Bancorp, Inc. after overseeing its growth from one branch and less than $11 million in assets in 1986 to 43 branches and $2.7 billion in assets in 2004, with the objective of building a commercially focused bank in attractive Texas metropolitan markets.

        During the period from December 31, 2012 through December 31, 2016, we experienced a 27% compounded annual growth rate in total loans and a 23% compounded annual growth rate in total deposits, while extending our branch footprint from eleven to twenty-two locations and expanding our team of portfolio bankers from 42 to 70. Our scale has allowed us to leverage our infrastructure to operate our business more efficiently as evidenced by the decrease in our efficiency ratio from 63.7% for the year ended December 31, 2012 to 57.2% for the year ended December 31, 2016, while our total assets grew from $1.7 billion to $4.0 billion as of December 31, 2012 and 2016, respectively.

Loans (Dollars in millions)	Deposits (Dollars in millions)

Net income (Dollars in thousands)	Return on Average Assets

        Following our acquisition of Redstone Bank, we have supplemented our organic growth and increased our total deposits by successfully completing and integrating the following acquisitions:

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  OneWest: one branch of OneWest Bank located in the Dallas MSA with $188.4 million in total deposits, acquired in October 2010;

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  Main Street: three branches of Main Street Bank located in the Houston MSA with $167.7 million in total deposits and $12.7 million in loans, acquired in October 2011;

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  Opportunity: Opportunity Bancshares, Inc. and its subsidiary, Opportunity Bank, with one branch located in the Dallas MSA, $44.1 million in total deposits and $25.6 million in total loans, acquired in May 2012;

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  SharePlus: SP Bancorp, Inc. and its subsidiary, SharePlus Bank (together "SharePlus"), with three branches located in the Dallas MSA and one in the Louisville, Kentucky metropolitan statistical area, $270.0 million in deposits and $251.2 million in loans, acquired in October 2014; and

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  Patriot: Patriot Bancshares, Inc. ("Patriot") and its subsidiary, Patriot Bank, with six branches located in the Houston MSA, two branches located in the Dallas MSA, and one branch located in Fannin County, Texas, $1.1 billion in deposits and $1.1 billion in loans, acquired in October 2015.

        These acquisitions have provided significant strategic benefits and opportunities, including additional quality deposits which have provided funding for our lending business, new business lines which have contributed to the expansion of our product offerings and additional branches which have extended our geographic footprint and provided opportunities for consolidation of our support areas.

        We have no current plans, arrangements or understandings to make any acquisitions at this time. However, at any given time we may be evaluating other acquisition candidates, conducting due diligence and may have entered into one or more letters of intent.

Our Initial Public Offering

        We consummated the underwritten initial public offering of our common stock on August 7, 2014, where we sold an aggregate of 5,390,625 shares of our common stock and received approximately $72.5 million net proceeds from the sale of the shares in the offering. The Company's common stock began trading on the NASDAQ Global Select Market on August 8, 2014.

Our Strategy

        Our goal is to be a leading provider of personalized commercial and private banking services to Texas businesses, entrepreneurs and individuals while capitalizing on the vibrant and growing economies of our target markets. We have made the strategic decision to focus on the Houston and Dallas MSAs because we believe these markets offer a compelling combination of economic growth, favorable demographics and desirable prospective customers.

        We employ a portfolio banking model that relies upon experienced bankers to originate quality loans, attract and retain low cost deposits and generate fee income. Within this model, our customers are generally assigned a dedicated portfolio banker who acts as the primary point of contact and relationship manager. We believe that this model allows us to build and maintain long-term relationships, leading to increased business opportunities and referrals, while improving our risk profile through ongoing and proactive credit monitoring and loan servicing. Our portfolio banking model has been the primary driver of our loan growth and has also helped us achieve what we believe to be a comparatively high level of average deposits per branch. Our portfolio banking model incorporates a two-tiered incentive structure designed to compensate our portfolio bankers at a level that is commensurate with their contribution to the successful execution of our business strategy.

        Our target commercial customers include Texas-based small and medium-sized businesses in the manufacturing, distribution and supply sectors, as well as real estate investors, mortgage originators and professional firms. We offer a wide variety of banking products and services, including loans, deposit products, including demand, savings, money market and time accounts, treasury management services, an interest rate swap program and a full suite of online banking solutions. We also seek to attract traditional retail customers and to generate retail business from mass affluent individuals with the capacity to maintain significant deposit balances with us through a combination of diverse product offerings with attractive rates, convenient branch locations and personalized service.

        As a significant portion of our historical growth has occurred in a low interest rate environment, a key aspect of our strategy has been the maintenance of an asset-sensitive balance sheet that we believe will produce increased net interest income if market interest rates rise. As of December 31, 2016, 79.6% of our total loans were comprised of floating-rate loans, which may be subject to changes in yield as the interest rate environment changes. Our loan portfolio has grown to $3.1 billion as of December 31, 2016 from $1.2 billion as of December 31, 2012, as a result of loans acquired and originated by us during that period.

        We intend to continue our legacy of growth by executing our portfolio-banker-driven organic growth strategy complemented by disciplined strategic acquisitions.

        Portfolio Banker Growth Strategy.    Our portfolio-banker-driven growth strategy will continue to emphasize organic growth through:

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  increasing the productivity of our existing portfolio bankers, as measured by loans, deposits and fee income per banker, while improving profitability by leveraging our existing scalable operating platform and lowering our cost of funding;

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  providing a wide range of credit product offerings, including commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner occupied commercial properties), mortgage-warehouse lines, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, real estate construction loans, homebuilder loans, government guaranteed loans, purchased receivables financing, letters of credit, residential real estate loans, home equity loans, HELOCs, installment loans, unsecured and secured personal lines of credit and overdraft protection; and

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  adhering to our disciplined and sophisticated underwriting process and a portfolio banking based loan servicing model to maintain strong credit metrics and a conservative risk profile.

        Strategic Acquisitions.    We intend to supplement our organic growth by executing a disciplined acquisition strategy:

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  focusing on targets with a quality loan and deposit customer base and attractive branch locations in the Houston and Dallas MSAs that possess favorable market share, low cost deposit funding, compelling noninterest income generating businesses and other unique and attractive characteristics;

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  leveraging our reputation as an experienced acquirer of banks, recognizing many banks in our target markets face scale and operational challenges, regulatory burdens, management succession issues or shareholder liquidity expectations; and

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  pursuing those transactions that we expect will produce attractive risk-adjusted returns for our shareholders.

Acquisitions

        On October 1, 2015, the Company completed the merger of Patriot with and into the Company and the merger of Patriot's wholly owned subsidiary, Patriot Bank, with and into the Bank (collectively, the "Patriot acquisition"). Patriot, headquartered in Houston, Texas, operated six locations in Houston, two in Dallas and one in Fannin County, Texas. As of September 30, 2015, Patriot, on a consolidated basis, reported total assets of $1.4 billion, total loans of $1.1 billion, total deposits of $1.1 billion and total shareholders' equity of $125.2 million.

        Under the terms of the merger agreement, we issued 10.4 million shares of the Company's common stock, with a total fair value of $123.7 million based on the closing price on October 1, 2015 of $11.85 per share, for all outstanding shares of Patriot common stock, including the converted Series D and Series F preferred stock. In addition, Patriot's $27.3 million Series B and Series C preferred stock were redeemed in connection with the closing. Consistent with the Company's strategy, the primary reasons for the Patriot acquisition were to enhance market share in Houston and Dallas, and improve profitability through cost savings and revenue synergies.

        In connection with the merger, we recognized $55.2 million of goodwill, $8.3 million of core deposit intangibles, and $7.3 million in net deferred tax assets as of September 30, 2016. None of the goodwill recognized is expected to be deductible for income tax purposes.

Our Competitive Strengths

        We believe the following competitive strengths will allow us to capitalize on our substantial market opportunity and achieve our business goals:

        Well-positioned within attractive major metropolitan markets in Texas.    We are one of the few Texas-based banking franchises focused primarily on the major metropolitan markets in the state with a presence in each of the Houston and Dallas MSAs. Substantially all of our branches are strategically located within these markets in areas that we consider to be among the most attractive in terms of serving existing and attracting new customers. We believe our model will allow us to continue to capitalize on the favorable demographic and commercial characteristics of our economically robust target markets. Within these markets, we target commercial customers with annual revenues between $5 and $150 million, and we believe that we offer customers of this size a greater level of attention than our larger competitors while providing access to a broad range of sophisticated banking products that cannot be matched by most community banks. There are numerous businesses located in the markets we serve meeting this profile and we believe that we are well-positioned to attract these target customers relative to our competitors as a result of our extensive local knowledge, broad service offerings and portfolio banking model.

        Scalable portfolio banking and operational platforms with the capacity to generate and accommodate significant organic growth.    Our management team has built a capable and knowledgeable staff and made significant investments in the technology and systems necessary to build a scalable corporate infrastructure with the capacity to support continued growth, while also improving operational efficiencies. As a result of the personalized nature of our portfolio banking model, we generally expect that it will take up to five years for our portfolio bankers to reach full capacity in terms of customer relationships and profitability. As of December 31, 2016, the average Green Bank tenure across our team of portfolio bankers was approximately three years, and we believe that our current team has the capacity to grow loans, deposits and fee income without significant additional overhead expense. Furthermore, we believe that our scalable credit, operational, technology and governance infrastructure will continue to allow us to efficiently and effectively manage the growth driven by our strategies. For example, our efficiency ratio has decreased from 63.7% for the year ended December 31, 2012 to 57.2% for the year ended December 31, 2016, while our total assets grew from $1.7 billion to $4.0 billion as of December 31, 2012 and 2016, respectively.

        Disciplined and sophisticated credit governance process.    Our approach to credit risk management balances well-defined credit policies, disciplined underwriting criteria and ongoing risk monitoring and review processes with our portfolio banking model which demands that we respond promptly to our customers' needs. Our processes emphasize early-stage review of loans and regular credit evaluations, which supplement the ongoing and proactive credit monitoring and loan servicing provided by our portfolio bankers. This balanced team approach has augmented our ability to identify potential problem loans early and has allowed us to maintain strong credit metrics while executing our growth strategy. In addition, we believe our nimble and responsive credit culture and underwriting process will help us to attract and retain experienced bankers who are eager to be more responsive to customers' credit requests.

        Experienced acquirer and integrator of financial institutions.    We have developed a proven platform to identify acquisition candidates, conduct comprehensive due diligence, model financial expectations, and effectively consummate the transaction and integrate the acquired institution into our scalable infrastructure and achieve synergies. Since completing a successful capital raise in 2010, we have completed five M&A transactions. In addition, members of our senior management team have successfully led over 30 bank merger and acquisition transactions since the mid-1980s, including public company transactions. There are approximately 441 banks headquartered in Texas, approximately 116 of which are headquartered in our target markets. Of these 116 banks, 34 reported total assets between $500 million and $4.0 billion as of December 31, 2016. These banks provide us with opportunities to selectively pursue strategic transactions that meet our stringent financial, cultural and risk criteria to support our continued growth. While we have no current plans, arrangements or understandings to make any acquisitions, at any given time we may be evaluating other acquisition candidates and may enter into one or more letters of intent. We cannot assure you if or when we will announce any such transaction.

        Strong and experienced management team.    We are managed by a team of banking executives with complementary experience and personal attributes who have a history of managing large teams, leading acquisition and divestiture projects and managing significant growth in diverse markets and economic climates. Our executive management team members are career bankers and each has over 25 years of banking experience, including significant experience within large, nationally recognized financial institutions. As a result, our executive management team has substantial expertise with numerous sophisticated banking products, extensive knowledge of the bank regulatory landscape, significant experience throughout numerous interest rate and credit cycles and a range of experience with banks of all sizes. We believe that this varied experience has resulted in a diverse and adaptive culture that enhances our ability to attract driven, entrepreneurial bankers as well as seasoned and capable credit professionals.

Our Banking Services

        The following is a general discussion of our major types of business activities:

  Lending Activities

        We offer a variety of loans, including commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner-occupied commercial properties), mortgage-warehouse lines, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, real estate construction loans, homebuilder loans, government guaranteed loans, purchased receivables financing, letters of credit and other loan products to national and regional companies, real estate developers, mortgage lenders, manufacturing and industrial companies and other businesses. We also offer various consumer loans to individuals and professionals including residential real estate loans, home equity loans, HELOCs, installment loans, unsecured and secured personal lines of credit, overdraft protection and letters of credit. Lending activities originate from the efforts of our portfolio bankers, with an emphasis on lending to individuals, professionals, small to medium-sized businesses and commercial companies located in the Houston and Dallas MSAs, Austin and Honey Grove, Texas and Louisville, Kentucky.

        At December 31, 2016, we had total loans of $3.1 billion, representing 77.6% of our total assets. Our loan portfolio consisted of the following as of December 31, 2016:

	Originated	Acquired	Total	Percentage of Total
	(Dollars in thousands)
Commercial & industrial	$904,331	$149,594	$1,053,925	34.0%
Owner occupied commercial real estate	264,876	129,334	394,210	12.7
Commercial real estate	816,029	327,722	1,143,751	36.9
Construction, land & land development	179,999	69,705	249,704	8.1
Residential mortgage	127,445	117,746	245,191	7.9
Consumer and other	9,248	2,191	11,439	0.4

Total loans held for investment	$2,301,928	$796,292	$3,098,220	100.0%

Total loans held for sale	$23,989	$—	$23,989	100.0%

        As of December 31, 2016, the aggregate amount of loans to our 10 and 25 largest borrowers (including related entities) amounted to approximately $238.6 million, or 7.7% of total loans, and $511.7 million, or 16.5% of total loans, respectively. See "Risk Factors—Risk Related to Our Business—We have a significant amount of loans outstanding to a limited number of borrowers, which may increase our risk of loss."

        Managed Asset Reduction Strategy ("MARS").    During April 2016 we initiated MARS to divest our portfolio of energy loans and certain other classified assets on an accelerated basis. We made the decision to implement MARS in order to remove uncertainty in the Company's financial results due to the volatility in the energy cycle. A team of eight workout professionals who report to our Corporate Chief Credit Officer have been assigned to focus solely on the resolution of the MARS portfolio. The MARS team has taken a multifaceted approach to reducing the portfolio through the use of proven management and disposition techniques, which has included one or more of the following: (i) the restructure and substitution of collateral, (ii) a full refinancing by a third-party lender, (iii) a discounted pay-off by the borrower, (iv) a foreclosure and liquidation of the applicable collateral, (v) "one-off" note sales, and (vi) a portfolio sale. Since the start of the MARS initiative, we resolved $157.9 million in energy-related loans and have $24.0 million in energy loans classified as held-for-sale at December 31, 2016.

        Reserved-based energy loans held for investment represented approximately 0.5% and 4.2% of total funded loans as of December 31, 2016 and 2015, respectively. Energy-related service industry loans represented approximately 2.6% and 5.2% of total funded loans as of December 31, 2016 and 2015, respectively. As of December 31, 2016 and 2015, $14.0 million and $32.3 million of reserved-based energy loans and $31.0 million and $291 thousand of energy-related service industry loans were impaired, respectively.

        Loan Underwriting and Approval.    Historically, we have made sound, high quality loans while recognizing that lending money involves a degree of business risk. We have loan policies designed to assist us in managing this business risk. These policies provide a general framework for our loan origination, monitoring and funding activities, while recognizing that not all risks can be anticipated. Our board of directors delegates loan authority up to board-approved hold limits collectively to our Loan Committee, which is comprised of members of our executive management team and credit risk executives. Our board of directors also delegates more limited individual lending authority to our President and Corporate Chief Credit Officer, credit risk personnel, and, on a further limited basis, to selected lending managers in each of our target markets. Lending officers and relationship managers, including our portfolio bankers, do not have individual loan authority. When the total relationship exceeds an individual's loan authority, a higher authority or Loan Committee approval is required. The objective of the Bank's approval process is to provide a disciplined, collaborative approach to larger credits while maintaining responsiveness to client needs.

        Loan decisions are documented as to the borrower's business, purpose of the loan, evaluation of the repayment source and the associated risks, evaluation of collateral, covenants and monitoring requirements, and the risk rating rationale. Our strategy for approving or disapproving loans is to follow conservative loan policies and consistent underwriting practices which include:

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  maintaining close relationships among our customers and their designated portfolio banker to ensure ongoing credit monitoring and loan servicing;

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  granting loans on a sound and collectible basis;

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  ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

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  developing and maintaining targeted levels of diversification for our loan portfolio as a whole and for loans within each category; and

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  ensuring that each loan is properly documented and that any insurance coverage requirements are satisfied.

        Managing credit risk is a Company-wide process. Our strategy for credit risk management includes well-defined, centralized credit policies, uniform underwriting criteria and ongoing risk monitoring and review processes for all commercial and consumer credit exposures. Our processes emphasize early-stage review of loans, regular credit evaluations and management reviews of loans, which supplement the ongoing and proactive credit monitoring and loan servicing provided by our portfolio bankers. Our Corporate Chief Credit Officer provides Company-wide credit oversight and periodically reviews all credit risk portfolios to ensure that the risk identification processes are functioning properly and that our credit standards are followed. In addition, a third party loan review is performed quarterly to identify problem assets and confirm our internal risk rating of loans. We attempt to identify potential problem loans early in an effort to seek aggressive resolution of these situations before the loans become a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses inherent in the loan portfolio.

        Our loan policies generally include other underwriting guidelines for loans collateralized by real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. Such loan policies include maximum amortization schedules and loan terms for each category of loans collateralized by liens on real estate.

        In addition, our loan policies provide guidelines for personal guarantees; environmental review; loans to employees, executive officers and directors; problem loan identification; maintenance of an adequate allowance for loan losses; and other matters relating to lending practices.

        Lending Limits.    Our lending activities are subject to a variety of lending limits imposed by federal law. In general, the Bank is subject to a legal lending limit on loans to a single borrower based on the Bank's capital level. The dollar amounts of the Bank's lending limit increases or decreases as the Bank's capital increases or decreases. The Bank is able to sell participations in its larger loans to other financial institutions, which allows it to manage the risk involved in these loans and to meet the lending needs of its customers requiring extensions of credit in excess of these limits.

        The Bank's legal lending limit as of December 31, 2016 on loans to a single borrower was approximately $55.8 million. However, we maintain an in-house, board-approved "hold" limit for loans to a single borrower. Currently, mortgage-warehouse loans are subject to a $25.0 million hold limit and all other products and businesses are subject to a $20.0 million hold limit. We have strict policies and procedures in place for the establishment of hold limits with respect to specific products and businesses and evaluating exceptions to the hold limits for individual relationships.

        Our loan policies provide general guidelines for loan-to-value ratios that restrict the size of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral. Our internal loan-to-value limitations follow limits established by applicable law.

        Loan Types.    We provide commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner occupied commercial properties), mortgage-warehouse lines, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, real estate construction loans, homebuilder loans, government guaranteed loans, purchased receivables financing, letters of credit and other loan products to national and regional companies, real estate developers, mortgage lenders, manufacturing and industrial companies and other businesses. The types of loans we make to consumers include residential real estate loans, home equity loans, HELOCs, installment loans, unsecured and secured personal lines of credit, overdraft protection and letters of credit. Lending activities originate from the efforts of our portfolio bankers, with an emphasis on lending to individuals, professionals, small to medium-sized businesses and commercial companies located in the Houston and Dallas MSAs, Austin and Honey Grove, Texas and Louisville, Kentucky.

        Commercial and Industrial Loans.    We make commercial and industrial loans, including commercial lines of credit, working capital loans, mortgage-warehouse lines, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, government guaranteed loans, purchased receivables financing, letters of credit and other loan products, primarily in our target markets that are underwritten on the basis of the borrower's ability to service the debt from income. Our target commercial customers include Texas-based small and medium-sized businesses in the manufacturing, distribution, supply sectors, as well as mortgage originators and professional firms. As of December 31, 2016, our energy-related service industry exposure was $81.5 million or 2.6% of our total funded loans.

        We take as collateral a lien on general business assets including, among other things, accounts receivable, inventory and equipment and generally obtain a personal guaranty of the borrower or principal. Our commercial and industrial loans generally have variable interest rates and terms that typically range from one to five years depending on factors such as the type and size of the loan, the financial strength of the borrower/guarantor and the age, type and value of the collateral. Fixed-rate commercial and industrial loan maturities are generally short-term, with three-to-five year maturities, or include periodic interest rate resets. Terms greater than five years may be appropriate in some circumstances, based upon the useful life of the underlying asset being financed or if some form of credit enhancement, such as a government guarantee is obtained. As of December 31, 2016, we had $67.2 million of commercial and industrial loans due after five years, comprised of loans with government guarantees and a small number of syndicated loans and corporate borrowers. These loans had a weighted average maturity of approximately 8.51 years.

        In general, commercial and industrial loans may involve increased credit risk and, therefore, typically yield a higher return. The increased risk in commercial and industrial loans derives from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. In addition, the collateral securing commercial and industrial loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate exposing us to increased credit risk. As a result of these additional complexities, variables and risks, commercial and industrial loans require extensive underwriting and servicing.

        Mortgage Warehouse Loans. As part of our commercial and industrial loan portfolio, our mortgage warehouse finance loans consist of ownership interests purchased in single-family residential mortgages funded through our warehouse lending group. These loans are typically on our balance sheet for 10 to 25 days or less. We have agreements with mortgage lenders and purchase legal ownership interests in individual loans they originate. All loans are underwritten consistent with established programs for permanent financing with financially sound investors. Substantially all loans are conforming loans or loans eligible for sale to federal agencies or government sponsored entities. However, for accounting purposes, these loans are deemed to be loans to the originator and, as such, are classified as loans held for investment. At December 31, 2016, mortgage finance loans totaled approximately $142.5 million, approximately 4.6% of our total funded loans.

        Reserve-based Energy Loans. As part of our commercial and industrial loan portfolio, we have made reserve-based energy loans to small and medium-sized independent oil and gas producers who derive a majority of their revenues from the sale of oil and gas products and whose credit needs require a technical evaluation of oil and gas reserves. In the fourth quarter of 2015 management made the decision to deemphasize new reserve based lending to oil and gas producers and we are focusing on reducing our exposure to this lending sector. The primary collateral for reserve-based loans are the borrower's interests in oil and gas leases and related facilities, the majority of which are proven developed producing properties. Collateral is evaluated on a case-by-case basis by a third-party petroleum engineer. In order to determine the collateral value and derive the appropriate loan structure, loans require an engineering evaluation of property value and cash flow no less frequently than semi-annually. We formulate a borrowing base or loan amount and an appropriate amortization, when applicable, taking into account factors such as overall financial capacity of the borrower and secondary sources of repayment and whether the cash flow will amortize the loan within safe margins. Our reserve-based energy loans generally have variable interest rates and terms that typically range from one to two years. As of December 31, 2016, we had $14.0 million of reserve-based energy loans outstanding, approximately 0.5% of our total funded loans a decrease from $130.8 million or 4.2% at December 31, 2015.

        Payments on loans secured by oil and gas reserves are generally dependent on the borrower's ability to economically extract, transport and sell the underlying oil and/or gas. Accordingly, repayment of these loans may be subject to adverse developments in commodity prices and the local, national and global economy to a greater extent than other types of loans. Commodity prices can be unpredictable and fluctuations may cause upstream borrower profitability and/or liquidity to change rapidly. Falling commodity prices and resultant drop in revenues can lead to reduced borrowing bases and over-advances at redetermination. With a prolonged downturn in commodity prices, borrowers may need to negotiate covenant waivers or longer-term loan amendments. Borrowers' access to capital may also be diminished in a prolonged downturn. In underwriting reserve-based energy loans, we seek to minimize these risks in a variety of ways, including by lending only to borrowers with a proven track record and who measurably possess the capacity, with emphasis on cash flow, to repay the loan. Although an evaluation of the oil and gas collateral typically is the basis for the capacity portion of the lending decision, the borrower's future cash flow position is critical in understanding the risk profile of the transaction as is complete knowledge of the purpose of the loan, the income and expense sources, and the complete financial obligations of the borrower.

        Owner Occupied and Non-Owner Occupied Commercial Real Estate Loans.    We make commercial mortgage loans collateralized by real estate, which may be owner occupied or non-owner occupied real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. We require our commercial real estate loans to be secured by well-managed property with adequate margins and generally obtain a guarantee from responsible parties. Our commercial mortgage loans generally are collateralized by first liens on real estate, have variable or fixed interest rates and amortize over a 10-to-25 year period with balloon payments or rate adjustments due at the end of three to seven years.

        Payments on loans secured by such properties are often dependent on the successful operation (in the case of owner occupied real estate) or management (in the case of non-owner occupied real estate) of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. In underwriting commercial real estate loans, we seek to minimize these risks in a variety of ways, including giving careful consideration to the property's age, condition, operating history, future operating projections, current and projected market rental rates, vacancy rates, location and physical condition. The underwriting analysis also may include credit verification, reviews of appraisals, environmental hazards or reports, the borrower's liquidity and leverage, management experience of the owners or principals, economic condition and industry trends.

        Construction, Land and Land Development Loans.    We make loans to finance the construction of residential and non-residential properties. Construction loans generally are collateralized by first liens on real estate and have floating interest rates. We conduct periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above also are used in our construction lending activities. Our construction loans generally have terms that typically range from three to five years depending on factors such as the type and size of the development and the financial strength of the borrower/guarantor and generally utilize a one-to-three-year interest-only period during development/construction followed by a two-to-five-year period requiring amortization or in some cases principal curtailments. Our policy requires all commercial real estate loans with an initial maturity in excess of three years (other than construction and development loans) to have principal amortization at least sufficient to repay the loan on a 25-year schedule. We offer an owner-occupied commercial real estate loan product, which includes construction financing, with terms up to 20 years. As of December 31, 2016, we had approximately $40.5 million of construction, land and development loans due after five years, with a weighted average maturity of 12.98 years.

        Construction loans generally involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio.

As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and it may be necessary to hold the property for an indeterminate period of time subject to the regulatory limitations imposed by the National Bank Act and the OCC.

        Residential Mortgage Loans.    We refer residential real estate loans primarily collateralized by owner occupied properties located in our market areas to a third-party mortgage lender. Within this referral relationship, there are a variety of mortgage loan products which include conventional, Federal Housing Administration, Veteran Affairs, fixed and variable rate mortgages, with amortization periods up to 30 years. Typically, the mortgage vendor sells the closed mortgage loan in the secondary market. The Bank is also approved as an investor for adjustable-rate mortgage products being offered and may purchase mortgage loans to be held in the loan portfolio from these third-party mortgage lenders. Home equity loans are also being referred to the same mortgage relationship. HELOCs are being offered directly by the Bank and are limited to a combined loan-to-value ratio of 80%, including the subordinate liens.

        Consumer and Other Loans.    We make a variety of loans to individuals for personal and household purposes, including secured and unsecured term loans and home improvement loans. Consumer loans are underwritten based on the individual borrower's income, current debt level, past credit history and the value of any available collateral. The terms of consumer loans vary considerably based upon the loan type, nature of collateral and size of the loan. Consumer loans entail greater risk than do residential real estate loans because they may be unsecured or, if secured, the value of the collateral, such as an automobile or boat, may be more difficult to assess and more likely to decrease in value than real estate. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often will not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

  Deposit Products

        Our services include the usual deposit functions of commercial banks, safe deposit facilities, commercial and personal banking services in addition to our loan offerings. Our principal source of funds is deposits. We offer a variety of deposit products and services consistent with the goal of attracting a wide variety of customers, including small to medium-sized businesses. The types of deposit accounts consist of demand, savings, money market and time accounts. We actively pursue business checking accounts by offering competitive rates, telephone banking, online banking and other convenient services to our customers.

        We actively pursue commercial deposit accounts that will benefit from the utilization of our treasury management services. This line of business provided $483.7 million in commercial demand deposit accounts as of December 31, 2016.

        We have developed a specialty in providing depository services to Texas based municipal utility districts and other public entities. These deposits are generally insured time and money market deposits with some customers utilizing the FHLB letters of credit to secure the uninsured portion of deposits greater than $250,000. This line of business provided $223.8 million in time and $159.0 million in money market deposit funding with $334.3 million in pledged letters of credit as of December 31, 2016.

        We offer a money market account for financial institutions which generally pays a rate slightly above alternative rates available from the Federal Reserve Banks or correspondent banks through traditional federal funds. This product is marketed by specialty bankers specifically focused on this line of business, and provided $155.0 million in money market account funding as of December 31, 2016.

        In addition, we provide enhanced depository services, including customized reporting, for trustees appointed by the U.S. Bankruptcy Court. These deposits are generally demand deposits with a portion of our securities portfolio pledged to the uninsured portion of single debtor accounts exceeding the FDIC insurance limits. This line of business provided $61.0 million in demand deposit funding in 1,230 separate accounts with $72.6 million in securities pledged as of December 31, 2016.

  Other Products and Services

        We offer banking products and services that are attractively priced and easily understood by the customer, with a focus on convenience and accessibility. We offer a full suite of online banking solutions including access to account balances, online transfers, online bill payment and electronic delivery of customer statements, as well as extended drive-through hours, ATMs, Bank at Work and banking by telephone, mail and personal appointment. We also offer debit cards, night depository, direct deposit, cashier's checks and letters of credit, as well as treasury management services, wire transfer services and automated clearing house ("ACH") services.

        We offer Bank at Work programs to the employees of PepsiCo and Yum! Brands, through two full service branches, one in the Frito-Lay headquarters in Plano, Texas and one in the Yum! Brands headquarters in Louisville, Kentucky. In addition, four other corporate locations are supported through our limited service concierge branches, on-site ATMs and our bank-by-phone e-branch. In addition to on-site services, we may offer, from time to time, discounted loan fees, employee relocation mortgage services, CD rate special, Lunch and Learn financial education opportunities and other services to support the nationwide employee bases of companies participating in the Bank at Work programs. All of these Bank at Work services are managed out of our Plano location.

        We are currently focused on expanding noninterest income though increased income from our treasury management services and our interest rate swap program. We offer a full array of commercial treasury management services designed to be competitive with banks of all sizes. Treasury Management Services include balance reporting (including current day and previous day activity), transfers between accounts, wire transfer initiation, ACH origination and stop payments. Cash management deposit products consist of lockbox, remote deposit capture, positive pay, reverse positive pay, account reconciliation services, zero balance accounts and sweep accounts including loan sweep.

        Our interest rate swap program has been developed as an accommodation to our customers who desire a fixed rate on loans over a certain size threshold with a defined repayment schedule. In such cases, we enter into an interest rate swap contract with our borrower using a standard International Swaps and Derivatives Association agreement and confirmation, while simultaneously entering into a "mirror" interest rate swap contract with a correspondent bank counterparty. The two interest rate swaps are carried at market value with changes in value offsetting.

Our Market Areas

        We believe that a key factor contributing to our ability to achieve our business objectives and to create shareholder value is the attractiveness of the Texas market, including the favorable demographic and economic characteristics of our target markets within Texas.

        Our primary markets are the Houston and Dallas MSAs and other markets, which we consider to be among the most attractive markets in the United States. The table below summarizes certain key demographic information relating to our target markets and our presence within these markets:

	Number of Branches	Number of Portfolio Bankers	Total Loans	Total Deposits	2017 Total Population(1)	2017 - 2022 Projected Population Growth(1)	2017 - 2022 Projected Household Income Growth(1)
	(Dollars in millions)
Houston MSA	11	44	$2,149.4	$2,086.0	6,866,117	8.78%	8.96%
Dallas MSA	8	40	820.9	1,162.5	7,295,086	8.06	7.43
Other markets	3	6	127.9	126.2
Texas					28,172,387	7.46	8.42
United States					325,139,271	3.77	7.27

(1)
According to S&P Global Market Intelligence.

        Houston.    Houston ranks third in the nation as a home to Fortune 500 company headquarters, including Phillips 66, Sysco, ConocoPhillips, Enterprise Products Partners, and Halliburton, along with the Texas Medical Center, which is the largest health complex in the world, and benefits from a vibrant and diverse economy. The Houston MSA is the fifth largest in the country and the city of Houston is the fourth most populous city in the United States, according to 2014 U.S. Census Bureau estimates. Based on the Brookings Institution's Metropolitan Policy Program study of the economic performance of the 100 metropolitan areas between 2010 and 2015, Houston ranked fifth in growth and second in prosperity. During this period, Houston's gross metropolitan product increased 28.5 percent, the second highest rate in the country. Also, Houston ranked among the top 10 metropolitan areas in the prosperity category, which captures changes in wealth and income.

        Dallas.    Dallas ranks fourth in the nation as a home to Fortune 500 company headquarters, including Exxon Mobil Corp., AT&T, Energy Transfer Equity, American Airlines Group, Fluor Group and Kimberly Clark Corp. The Toyota Motor Company is currently in the process of building its North American headquarters in Plano and the new facility is expected to be completed by mid-2017. The Dallas MSA is the fourth largest in the country and the city of Dallas is the ninth most populous city in the United States, according to 2014 U.S. Census Bureau estimates. The Dallas MSA had the largest over-the-year percentage increase in employment among the metropolitan divisions during the 12 months ended December 31, 2016, according to the U.S. Bureau of Labor Statistics.

Our Portfolio Banking Model

        We employ a portfolio banking model that relies upon experienced bankers to originate quality loans, attract and retain low cost deposits and generate fee income. Within this model, customers are assigned a dedicated portfolio banker who acts as the primary point of contact and relationship manager, eliminating the need to utilize a less personal call center to interact with our customers.

        We have implemented a two-tiered incentive structure designed to compensate our portfolio bankers at a level that is commensurate with their contribution to the successful execution of our business strategy. Pursuant to our portfolio banker compensation program, each eligible portfolio banker's base salary is determined by reference to a salary matrix and net interest margin target. The salary matrix is scaled based on the size of the banker's "portfolio," which includes the amount of loans and weighted deposits attributable to such banker. Deposits are weighted by category according to cost with noninterest-bearing deposits receiving maximum credit. Base salaries are subject to adjustment based on performance appraisals as well as our portfolio bankers' management of credit risk within their portfolio.

        Under our portfolio banker incentive program, portfolio bankers receive an incentive award based on the achievement of loan and deposit growth targets and asset quality and performance goals. Generally, the incentive award represents an uncapped share in the growth in loans and weighted deposits generated by eligible portfolio bankers during the applicable period, according to an established formula. Eligible portfolio bankers also receive a percentage of the attributable net loan origination and certain other fees received by us. Incentive awards are subject to adjustment based on performance appraisals, as well as our portfolio bankers' management of credit risk, as growth objectives are pursued.

Investments

        The primary objectives of our investment policy are to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements.

        As of December 31, 2016, the book value of our investment portfolio totaled $311.2 million, with an average yield of 1.40% and an estimated duration of approximately 2.8 years.

        Our Bank board of directors and the ALCO are responsible for the regular review of our investment activities and the review and approval of our investment policy. Day-to-day transactions affecting our investment securities portfolio are managed by our senior executives in accordance with the guidelines set forth in our investment policy. These investment activities are reviewed by our Bank board of directors and ALCO.

        Our investment policy outlines investment type limitations, security mix parameters, authorization guidelines and risk management guidelines. The policy authorizes us to invest in a variety of investment securities, subject to various limitations. Our current investment portfolio consists of obligations of the U.S. Treasury Department and other U.S. government agencies or sponsored entities, including mortgage-backed securities and collateralized mortgage obligations.

Information Technology Systems

        We have made and continue to make significant investments in our information technology systems for our banking and lending operations and treasury management activities. We believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience, and to provide scale for future growth and acquisitions. We outsource our core data and item processing services to a nationally recognized bank software vendor, and use the vendor's primary system which has the capability of serving our primary data processing needs well beyond the $5 billion total assets size range.

        The majority of our other systems, including our electronic funds transfer, transaction processing and online banking services are hosted by third-party service providers. The scalability of this infrastructure will support our growth strategy. In addition, the tested capability of these vendors to automatically switch over to standby systems should allow us to recover our systems and provide business continuity quickly in case of a disaster.

Competition

        The banking business is highly competitive, and our profitability will depend principally upon our ability to compete with other banks and non-bank financial institutions located in our market areas in Texas for lending opportunities, deposit funds, bankers and acquisition candidates. Our banking competitors in our target markets include Chase, Wells Fargo, Bank of America, BBVA Compass, Amegy, Comerica, Regions, Prosperity Bank, BancorpSouth, Independent Bank, Texas Capital and various community banks.

        We are subject to vigorous competition in all aspects of our business from banks, savings banks, savings and loan associations, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we can.

        Many of the banks and other financial institutions with which we compete have greater financial strength, marketing capability and name recognition than us and operate on a statewide, regional or nationwide basis. These institutions are also likely to have legal loan limits substantially in excess of those that we maintain. Such institutions can perform certain functions for their customers, including trust, securities brokerage and international banking services, which we presently do not offer directly. Although we may offer these services through correspondent banks, the inability to provide such services directly may be a competitive disadvantage and this may affect our ability to generate business, attract experienced bankers and capitalize on acquisition opportunities.

        We also face competition for acquisition opportunities in connection with the implementation of our acquisition strategy. Because there are a limited number of acquisition opportunities in our target markets, we face competition from other banks and financial institutions, many of which possess greater financial, human, technical and other resources than we do. Our ability to compete in acquiring target institutions will depend on our available financial resources to fund the acquisitions, including the amount of cash and cash equivalents we have and the liquidity and market price of our common stock. In addition, increased competition may also drive up the acquisition consideration that we will be required to pay in order to successfully capitalize on attractive acquisition opportunities.

        In addition, recent developments in technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to our small business customers. Such advantages may enable our competitors to realize greater economies of scale and operating efficiencies than we can. Further, some of the non-bank competitors are not subject to the same extensive regulations that govern the Company and the Bank. Various legislative acts in recent years have led to increased competition among financial institutions and competition from both financial and non-financial institutions is expected to continue. See "Risk Factors—Risk Related to Our Business—We face strong competition from financial services companies and other companies that offer banking services, which could harm our business."

        We have been able to compete effectively with other financial institutions by providing a high level of personalized banking service to professionals and owner-operated businesses and by emphasizing quick and flexible responses to customer demands; establishing long-term customer relationships and building customer loyalty; and by offering products and services designed to address the specific needs of our customers. We rely heavily on the continued business generation of our portfolio bankers and the efforts of our officers and directors for the solicitation and referral of potential customers and we expect this to continue for the foreseeable future.

Our Employees

        As of December 31, 2016, we had 372 full-time employees and no part-time employees. None of our employees are represented by a union. Management believes that our relationship with employees is good.

Regulation and Supervision

        The U.S. banking industry is highly regulated under federal and state law. These laws and regulations affect the operations of the Company and its subsidiaries.

        Statutes, regulations and policies limit the activities in which we may engage and the manner in which we conduct our permitted activities. Further, the regulatory system imposes reporting and information collection obligations. We incur significant costs relating to compliance with these laws and regulations. Banking statutes, regulations and policies are continually under review by federal and state legislatures and regulatory agencies, and a change in them, including changes in how they are interpreted or implemented, could have a material adverse effect on our business.

        The material statutory and regulatory requirements that are applicable to us are summarized below. The description below is not intended to summarize all laws and regulations applicable to us, and the description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described herein.

Bank and Bank Holding Company Regulation

        The Bank is currently a national bank. As a national bank organized under the National Bank Act, the Bank is subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the OCC.

        Any entity that directly or indirectly controls a bank must be approved by the Federal Reserve under the Bank Holding Company Act (the "BHC Act") to become a bank holding company (a "BHC"). BHCs are subject to regulation, inspection, examination, supervision and enforcement by the Federal Reserve under the BHC Act. The Federal Reserve's jurisdiction also extends to any company that is directly or indirectly controlled by a BHC.

        The Company, which controls the Bank, became a BHC in 2006. As a BHC, the Company is subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the Federal Reserve. The Company is also subject to supervision, regulation, examination and enforcement by the Texas Department of Banking.

FDIC Deposit Insurance

        The FDIC is an independent federal agency that insures the deposits of federally insured depository institutions up to applicable limits. The FDIC also has certain regulatory, examination and enforcement powers with respect to FDIC-insured institutions. The deposits of the Bank are insured by the FDIC up to applicable limits. As a general matter, the maximum deposit insurance amount is $250,000 per depositor.

Broad Supervision, Examination and Enforcement Powers

        A principal objective of the U.S. bank regulatory system is to protect depositors by ensuring the financial safety and soundness of banking organizations. To that end, the banking regulators have broad regulatory, examination and enforcement authority. The regulators regularly examine the operations of banking organizations. In addition, banking organizations are subject to periodic reporting requirements.

        The regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization's operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things:

  •
  enjoin "unsafe or unsound" practices;

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  require affirmative actions to correct any violation or practice;

  •
  issue administrative orders that can be judicially enforced;

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  direct increases in capital;

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  direct the sale of subsidiaries or other assets;

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  limit dividends and distributions;

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  restrict growth;

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  assess civil monetary penalties;

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  remove officers and directors; and

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  terminate deposit insurance.

        The FDIC may terminate a depository institution's deposit insurance upon a finding that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject the Company, and subsidiaries of the Company or their officers, directors and institution-affiliated parties to the remedies described above and other sanctions.

The Dodd-Frank Act

        On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act is having a broad impact on the financial services industry, and imposes significant regulatory and compliance requirements, including the designation of certain financial companies as systemically important financial companies, the changing roles of credit rating agencies, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the OCC and the FDIC.

        The following items provide a brief description of certain provisions of the Dodd-Frank Act that are most relevant to the Company and the Bank.

  •
  Source of strength.  The Dodd-Frank Act requires all companies, including BHCs, that directly or indirectly control an insured depository institution to serve as a source of strength for the institution. Under this requirement, the Company in the future could be required to provide financial assistance to the Bank should it experience financial distress.

  •
  Limitation on federal preemption.  The Dodd-Frank Act significantly reduces the ability of national banks to rely on federal preemption of state consumer financial laws. Although the OCC, as the primary regulator of national banks, will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to the Bank, with potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

  •
  Mortgage loan origination and risk retention.  The Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banking organizations, in an effort to require steps to verify a borrower's ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. On January 10, 2013, federal regulators released the "qualified mortgage" rule. The qualified mortgage rule is intended to clarify the application of the Dodd-Frank Act requirement that mortgage lenders have a reasonable belief that borrowers can afford their mortgages, or the lender may not be able to foreclose on the mortgage.

    On August 28, 2013, the OCC, the Federal Reserve, the FDIC, the SEC, the Federal Housing Finance Agency and the Department of Housing and Urban Development issued a proposed rule in connection with the risk retention requirement mandated by Section 941 of the Dodd-Frank Act. The final rules implementing the risk retention requirements of Section 941 of the Dodd-Frank Act became effective on February 23, 2015. The risk retention requirement generally requires a securitizer to retain no less than 5% of the credit risk in assets it sells into a securitization and prohibits a securitizer from directly or indirectly hedging or otherwise transferring the credit risk that the securitizer is required to retain, subject to limited exemptions. One significant exemption is for securities entirely collateralized by "qualified residential mortgages" ("QRMs"), which are loans deemed to have a lower risk of default. The rule defines QRMs to have the same meaning as the term "qualified mortgage," as defined by the CFPB. In addition, the rule provides for reduced risk retention requirements for qualifying commercial loan, commercial real estate loan and auto loan securitizations.

  •
  Imposition of restrictions on certain activities.  The Dodd-Frank Act imposes a new regulatory structure on the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, reporting and record keeping. In addition, certain swaps and other derivatives activities are required to be "pushed out" of insured depository institutions and conducted in separately capitalized non-bank affiliates. The Dodd-Frank Act also requires certain persons to register as a "major swap participant," "swap dealer," "major security-based swap participant" or a "security-based swap dealer." The U.S. Commodity Futures Trading Commission has substantially completed adopting regulations to implement much of the new derivatives regulatory structure of the Dodd-Frank Act. The SEC and other U.S. regulators are still in the process of adopting regulations to implement the new derivatives regulatory structure of the Dodd-Frank Act. With regard to security-based swaps, it is anticipated that this further rulemaking will further clarify, among other things, reporting and recordkeeping obligations, margin and capital requirements, the scope of registration requirements and the types of swaps that are required to be centrally cleared and exchange-traded. Rules will also be issued to enhance the oversight of clearing and trading entities. As these remaining rules are implemented, new restrictions or limitations may affect our ability to manage certain risks in our business.

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  Expanded FDIC resolution authority.  While insured depository institutions have long been subject to the FDIC's resolution process, the Dodd-Frank Act creates a new mechanism for the FDIC to conduct the orderly liquidation of certain "covered financial companies," including bank and thrift holding companies and systemically significant non-bank financial companies. Upon certain findings being made, the FDIC may be appointed receiver for a covered financial company, and would conduct an orderly liquidation of the entity. The FDIC liquidation process is modeled on the existing FDIA and generally gives the FDIC more discretion than in the traditional bankruptcy context. The FDIC has issued final rules implementing the orderly liquidation authority.

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  Consumer Financial Protection Bureau.  The Dodd-Frank Act created a new, independent CFPB. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers. For banking organizations with assets of $10 billion or more, the CFPB has exclusive rule making and examination, and primary enforcement authority under federal consumer financial laws. In addition, the

    Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.

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  Deposit insurance.  The Dodd-Frank Act made permanent the general $250,000 deposit insurance limit for insured deposits. Amendments to the FDIA also revised the assessment base against which an insured depository institution's deposit insurance premiums paid to the DIF of the FDIC will be calculated. Under the amendments, the assessment base is no longer the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act made changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions may impact the FDIC deposit insurance premiums paid by the Bank.

  •
  Transactions with affiliates and insiders.  The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and clarification regarding the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's board of directors.

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  Enhanced lending limits.  The Dodd-Frank Act strengthens the existing limits on a depository institution's credit exposure to one borrower. On June 25, 2013, the OCC published a final rule amending its existing lending limits to incorporate changes made by the Dodd-Frank Act. The Dodd-Frank Act and the final rule amend the OCC's lending limit regulation to include credit exposures arising from derivative transactions and repurchase agreements, reverse repurchase agreements, securities lending transactions and securities borrowing transactions. The final rule exempts certain types of transactions, and outlines the methods that banks can choose from to measure credit exposures of derivative transactions and securities financing transactions. In most cases, a bank may choose which method it will use; the OCC, however, may specify that a bank use a particular method for safety and soundness reasons.

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  Corporate governance.  The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers and (4) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company's proxy materials. For so long as we are an emerging growth company, we may take advantage of the provisions of the JOBS Act allowing us to not seek a non-binding advisory vote on executive compensation or golden parachute arrangements.

        The requirements of the Dodd-Frank Act are in the process of being implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require certain changes to our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements.

        Failure to comply with the new requirements may negatively impact our results of operations and financial condition.

The Volcker Rule

        The Dodd-Frank Act amends the BHC Act to require the federal financial regulatory agencies to adopt rules that prohibit banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain hedge funds and private equity funds. Since neither the Company nor the Bank engages in the types of trading or investing covered by the Volcker Rule, the Volcker Rule does not currently have any effect on the operations of the Company or the Bank.

Notice and Approval Requirements Related to Control

        Banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the BHC Act, the Change in Bank Control Act and the Savings and Loan Holding Company Act. Among other things, these laws require regulatory filings by a shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. The determination whether an investor "controls" a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party's ownership of the Company were to exceed certain thresholds, the investor could be deemed to "control" the Company for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

        In addition, except under limited circumstances, BHCs are prohibited from acquiring, without prior approval:

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  control of any other bank or BHC or all or substantially all the assets thereof; or

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  more than 5% of the voting shares of a bank or BHC which is not already a subsidiary.

Permissible Activities and Investments

        Banking laws generally restrict the ability of the Company from engaging in, or acquiring 5% or more of the voting shares of a company engaged in, activities other than those determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "GLB Act") expanded the scope of permissible activities for a BHC that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Those activities include, among other activities, certain insurance and securities activities. Qualifications for becoming a financial holding company include, among other things, meeting certain specified capital standards and achieving certain management ratings in examinations. Under the Dodd-Frank Act, BHCs and their subsidiaries must be well-capitalized and well-managed in order for the BHC and its non-bank affiliates to engage in the expanded financial activities permissible only for a financial holding company.

        In addition, as a general matter, the establishment or acquisition by the Company of a depository institution or, in certain cases, a non-bank entity, requires prior regulatory approval.

Regulatory Capital Requirements and Capital Adequacy

        The federal bank regulators view capital levels as important indicators of an institution's financial soundness. As a general matter, national banks and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory determination on an institution's capital adequacy is based on the regulator's assessment of numerous factors.

        As a BHC and a national bank, the Company and the Bank are subject to regulatory capital requirements.

        The Federal Reserve has established risk-based and leverage capital guidelines for BHCs, including the Company. The OCC has established substantially similar risk-based and leverage capital guidelines applicable to national banks, including the Bank. The risk-based capital guidelines in effect as of December 31, 2014, commonly referred to as "Basel I," were based upon the 1988 capital accord of the International Basel Committee on Banking Supervision ("Basel Committee"), a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies. The federal banking agencies subsequently adopted separate risk-based capital guidelines for so-called "core banks" based upon the Revised Framework for the International Convergence of Capital Measurement and Capital Standards ("Basel II") issued by the Basel Committee in November 2005. The revised comprehensive capital framework referred to as "Basel III" became effective January 1, 2015. Prior to January 1, 2015, the Basel I Capital Rules applied to the Company and the Bank.

        Basel I.    Under Basel I, the minimum ratio of total capital to risk-weighted assets (which are primarily the credit risk equivalents of balance sheet assets and certain off-balance sheet items such as standby letters of credit) was 8%. At least half of total capital must have been composed of tier 1 capital, which includes common shareholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for BHCs only, a limited amount of qualifying cumulative perpetual preferred stock and a limited amount of trust preferred securities), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The Federal Reserve also has adopted a minimum leverage ratio requiring tier 1 capital of at least 4.0% of average quarterly total consolidated assets (as defined for regulatory purposes), net of goodwill and certain other intangible assets for all but the most highly rated BHCs.

        The federal banking agencies have also established risk-based and leverage capital guidelines that FDIC-insured depository institutions are required to meet. These regulations are generally similar to those established by the Federal Reserve for bank holding companies.

        Basel II.    Under the final U.S. Basel II rules issued by the federal banking agencies, there are a small number of "core" banking organizations that are required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy. The Company and the Bank are not among the core banking organizations required to use Basel II advanced approaches.

        Basel III.    On December 16, 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, known as Basel III. The Basel III calibration and phase-in arrangements were previously endorsed by the Seoul G20 Leaders Summit in November 2010, and are subject to individual adoption by member nations, including the United States. Under these standards, when fully phased in on January 1, 2019, banking institutions will be required to satisfy three risk-based capital ratios:

  i.
  A common equity tier 1 ratio of at least 7.0%, inclusive of 4.5% minimum common equity tier 1 ratio, net of regulatory deductions, and the new 2.5% "capital conservation buffer" of common equity to risk-weighted assets;

  ii.
  A tier 1 capital ratio of at least 8.5%, inclusive of the 2.5% capital conservation buffer; and

  iii.
  A total capital ratio of at least 10.5%, inclusive of the 2.5% capital conservation buffer.

        US Implementation of Basel III.    In July 2013, the federal banking agencies published final rules (the "Basel III Capital Rules") that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. The rules implemented the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and depository institutions, including the Company and the Bank, under the previous U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach, which was derived from the Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee's 2004 "Basel II" capital accords. The Basel III Capital Rules also implemented the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules became effective for the Company and the Bank on January 1, 2015, subject to a phase in period for certain provisions. While some provisions are tailored to larger institutions, the Basel III Capital Rules generally apply to all banking organizations, including the Company and the Bank.

        Among other things, the Basel III Capital Rules: (i) include a new capital measure entitled "Common Equity Tier 1" ("CET1"); (ii) specify that tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

        The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under the previous capital standards, the effects of accumulated other comprehensive income items included in capital were excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of certain accumulated other comprehensive items are not excluded; however, non-advanced approach banking organizations, including the Company and the Bank, may make a one-time permanent election to continue to exclude these items. The Company and the Bank made this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of the Company's available-for-sale securities portfolio. The Basel III Capital Rules also preclude certain hybrid securities, such as trust preferred securities, as Tier 1 capital of bank holding companies, subject to phase-out.

        The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Company or the Bank.

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased in over a four-year period (beginning at 40% on January 1, 2015 and increasing by an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and is being phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

        The Basel III Capital Rules also provide a permanent exemption from the proposed phase out of existing trust preferred securities and cumulative perpetual preferred stock from regulatory capital for banking organizations with less than $15 billion in total assets, while also implementing stricter eligibility requirements for regulatory capital instruments that should serve to disallow the inclusion of all non-exempt issuances of trust preferred securities and cumulative perpetual preferred stock from tier 1 capital. The Basel III Capital Rules also provide additional constraints on the inclusion of minority interests, mortgage servicing assets, deferred tax assets and certain investments in the capital of unconsolidated financial institutions in tier 1 capital, as well as providing stricter risk weighting rules to these assets.

        The Basel III Capital Rules provide for the following minimum capital to risk-weighted assets ratios:

  i.
  4.5% based upon CET1;

  ii.
  6.0% based upon tier 1 capital; and

  iii.
  8.0% based upon total regulatory capital.

        A minimum leverage ratio (tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules. The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers, with distributions and discretionary bonus payments being completely prohibited if no capital conservation buffer exists, or in the event of the following: (i) the banking organization's capital conservation buffer was below 2.5% at the beginning of a quarter and (ii) its cumulative net income for the most recent quarterly period plus the preceding four calendar quarters is less than its cumulative capital distributions (as well as associated tax effects not already reflected in net income) during the same measurement period.

        When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company to maintain (1) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0% upon full implementation), (2) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (3) a minimum ratio of total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (4) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

        The Basel III Capital Rules also provide stricter rules related to the risk weighting of past due and certain commercial real estate loans, as well as on some equity investment exposures, and replaces the existing credit rating approach for determining the risk weighting of securitization exposures with an alternative approach.

        Finally, the Basel III Capital Rules amend the thresholds under the "prompt corrective action" framework enforced with respect to the Bank by the OCC to reflect both (i) the generally heightened requirements for regulatory capital ratios as well as (ii) the introduction of the CET1 capital measure, as discussed below under "Prompt Corrective Action."

        The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the previous four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. In addition, the Basel III Capital Rules provide more advantageous risk weights for derivatives and repurchase-style transactions cleared through a qualifying central counterparty and increase the scope of eligible guarantors and eligible collateral for purposes of credit risk mitigation.

        The federal banking agencies' risk-based and leverage capital ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

        The enactment of the Basel III Capital Rules increased the required capital levels that the Company and the Bank must maintain. The Basel III Capital Rules became effective as applied to the Company and the Bank on January 1, 2015, with a phase in period from January 1, 2015 through January 1, 2019.

        Liquidity Coverage Ratio.    The Basel III Capital Rules adopted in July 2013 did not address the proposed liquidity coverage ratio ("LCR") called for by the Basel Committee's Basel III framework. On October 24, 2013, the Federal Reserve issued a proposed rule implementing a LCR requirement in the United States for larger banking organizations. Neither the Company nor the Bank would be subject to the LCR requirement as proposed.

Prompt Corrective Action

        Under the FDIA, the federal bank regulatory agencies must take "prompt corrective action" against undercapitalized U.S. depository institutions. U.S. depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized," and are subjected to different regulation corresponding to the capital category within which the institution falls.

  •
  A bank is "well capitalized" if it has a total risk-based capital ratio of 10.0% or higher; a CET1 capital ratio of 6.5% or higher (not applicable prior to January 1, 2015); a Tier 1 risk-based capital ratio of 8.0% or higher (6.0% prior to January 1, 2015); a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure.

  •
  A bank is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or higher; a CET1 capital ratio of 4.5% or higher (not applicable prior to January 1, 2015); a Tier 1 risk-based capital ratio of 6.0% or higher (4.0% prior to January 1, 2015); a leverage ratio of 4.0% or higher; and does not meet the criteria for a "well capitalized" bank.

  •
  A bank is "under capitalized" if it has a total risk-based capital ratio of less than 8.0%; a CET1 capital ratio less than 4.5% (not applicable prior to January 1, 2015); a Tier 1 risk-based capital ratio of less than 6.0% (4.0% prior to January 1, 2015) or a leverage ratio of less than 4.0%.

  •
  A bank is "significantly under capitalized" if it has a total risk-based capital ratio of less than 6.0%; a CET1 capital ratio less than 3.0% (not applicable prior to January 1, 2015); a Tier 1 risk-based capital ratio of less than 4.0% (3.0% prior to January 1, 2015) or a leverage ratio of less than 3.0%.

  •
  A bank is "critically under capitalized" if it has tangible equity equal to or less than 2.0% of average quarterly tangible assets.

        At December 31, 2016, the Bank was classified as "well-capitalized" for purposes of the FDIC's prompt corrective action regulations in effect as of such date.

        Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including: termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A banking institution that is undercapitalized is required to submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount.

        As noted above, the Basel III Capital Rules amend the thresholds under the "prompt corrective action" framework enforced with respect to the Bank by the OCC to reflect both (i) the generally heightened requirements for regulatory capital ratios as well as (ii) the introduction of the CET1 capital measure.

Regulatory Limits on Dividends and Distributions

        Federal law currently imposes limitations upon certain capital distributions by national banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The Federal Reserve and OCC regulate all capital distributions by the Bank directly or indirectly to the Company, including dividend payments.

        For example, under applicable regulations, the Bank must file an application for OCC approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of the Bank's net income for that year to date plus the Bank's retained net income for the preceding two years. Additionally, the Bank may not pay dividends to the Company if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notified the Bank that it was in need of more than normal supervision. Under the FDIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized." Payment of dividends by the Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

        In addition, the Bank may become subject to supervisory limits on its ability to declare or pay a dividend or reduce its capital unless certain conditions are satisfied.

Reserve Requirements

        Pursuant to regulations of the Federal Reserve, all banking organizations are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Limits on Transactions with Affiliates and Insiders

        Insured depository institutions are subject to restrictions on their ability to conduct transactions with affiliates and other related parties. Section 23A of the Federal Reserve Act imposes quantitative limits, qualitative requirements and collateral requirements on certain transactions by an insured depository institution with, or for the benefit of, its affiliates. Transactions covered by Section 23A include loans, extensions of credit, investment in securities issued by an affiliate and acquisitions of assets from an affiliate. Section 23B of the Federal Reserve Act requires that most types of transactions by an insured depository institution with, or for the benefit of, an affiliate be on terms at least as favorable to the insured depository institution as if the transaction were conducted with an unaffiliated third party.

        As noted above, the Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and a clarification regarding the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the Federal Reserve to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including by requiring coordination with other bank regulators.

        The Federal Reserve's Regulation O and OCC regulations impose restrictions and procedural requirements in connection with the extension of credit by an insured depository institution to directors, executive officers, principal shareholders and their related interests.

Brokered Deposits

        The FDIA restricts the use of brokered deposits by certain depository institutions. Under the applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and (iii) an "undercapitalized insured depository institution" may not accept, renew or roll over any brokered deposit. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution.

Concentrated Commercial Real Estate Lending Guidance

        The federal banking agencies, including the OCC, have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties and loans for construction, land development and other land represent 300% or more of total capital and the bank's commercial real estate loan portfolio has increased 50% or more during the prior 36 months. Owner occupied commercial real estate loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address the following key elements including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Examination Fees

        The OCC currently charges fees to recover the costs of examining national banks, processing applications and other filings, and covering direct and indirect expenses in regulating national banks. The Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Deposit Insurance Assessments

        FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution's deposit insurance assessment is based on that institution's risk classification under an FDIC risk-based assessment system. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Deposit insurance assessments fund the DIF. As noted above, the Dodd-Frank Act changed the way an insured depository institution's deposit insurance premiums are calculated. These changes may impact assessment rates, which could impact the profitability of our operations.

Depositor Preference

        The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If we invest in or acquire an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

Anti-Money Laundering and OFAC

        Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution's compliance with such obligations in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed "cease and desist" orders and civil money penalty sanctions against institutions found to be violating these obligations.

        The U.S. Treasury Department's OFAC is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If the Company or the Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, the Company or the Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Consumer Laws and Regulations

        Banking organizations are subject to numerous laws and regulations intended to protect consumers. These laws include, among others:

  •
  Truth in Lending Act;

  •
  Truth in Savings Act;

  •
  Electronic Funds Transfer Act;

  •
  Expedited Funds Availability Act;

  •
  Equal Credit Opportunity Act;

  •
  Fair and Accurate Credit Transactions Act;

  •
  Fair Housing Act;

  •
  Fair Credit Reporting Act;

  •
  Fair Debt Collection Act;

  •
  GLB Act;

  •
  Home Mortgage Disclosure Act;

  •
  Right to Financial Privacy Act;

  •
  Real Estate Settlement Procedures Act;

  •
  laws regarding unfair and deceptive acts and practices; and

  •
  usury laws.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition to, those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability. The creation of the CFPB by the Dodd-Frank Act has led to enhanced enforcement of consumer financial protection laws.

The Community Reinvestment Act ("CRA")

        The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low and moderate-income neighborhoods, consistent with safe and sound operations. The bank regulators examine and assign each bank a public CRA rating. The CRA then requires bank regulators to take into account the federally insured bank's record in meeting the needs of its service area when considering an application by a bank to establish or relocate a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a BHC's controlled banks when considering an application by the BHC to acquire a banking organization or to merge with another BHC. When the Company or the Bank applies for regulatory approval to engage in certain transactions, the regulators will consider the CRA record of the target institution and our depository institution subsidiaries. An unsatisfactory CRA record could substantially delay approval or result in denial of an application. The regulatory agency's assessment of the institution's record is made available to the public. Following its most recent CRA examination in July 2016, the Bank received an overall rating of "Satisfactory."

Changes in Laws, Regulations or Policies

        Federal, state and local legislators and regulators regularly introduce measures or take actions that would modify the regulatory requirements applicable to banks, their holding companies and other financial institutions. Changes in laws, regulations or regulatory policies could adversely affect the operating environment for the Company in substantial and unpredictable ways, increase our cost of doing business, impose new restrictions on the way in which we conduct our operations or add significant operational constraints that might impair our profitability. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our business, financial condition or results of operations.

Effect on Economic Environment

        The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

        Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

Properties

        Our principal executive office is located at 4000 Greenbriar, Houston, Texas 77098. We have twenty-two full service branches in the Houston and Dallas MSAs and other markets. The following table sets forth a list of our branches and certain other properties which we own or lease as of December 31, 2016:

Houston MSA

Location	Own or Lease	Sq. Ft.
• Greenbriar Branch	Own	19,310
4000 Greenbriar
Houston, Texas 77098
• Houstonian Branch	Lease	5,736
109 North Post Oak Lane, Suite 100
Houston, Texas 77024
• Tanglewood Branch	Lease	3,550
5018 San Felipe, Suite D
Houston, Texas 77056
• San Felipe Branch	Lease	8,890
7500 San Felipe, Suite 125
Houston, Texas 77063
• Memorial Branch	Lease	3,000
5900 Memorial Dr., Suite 100
Houston, Texas 77007
• Katy Freeway Branch	Lease	4,055
9545 Katy Fwy, Suite 100
Houston, Texas 77024
• Woodlands Branch	Own	7,492
1455 Research Forest Drive
The Woodlands, Texas 77380
• Kingwood Branch	Own	3,400
1102 Kingwood Drive
Kingwood, Texas 77339
• Friendswood Branch	Lease	3,180
102 West Parkwood
Friendswood, TX 77546
• Bay Area Branch	Lease	3,000
2424 Bay Area Blvd.
Houston, Texas 77058
• Cleveland Branch	Own	7,854
908 E. Houston Street
Cleveland, Texas 77327

 Dallas MSA

Location	Own or Lease	Sq. Ft.
• Dallas Uptown Branch	Lease	2,703
2408 Cedar Springs Road
Dallas, Texas 75201
• Midtown Branch	Lease	7,322
5580 LBJ Freeway, Suite 100
Dallas, Texas 75240
• Addison Branch	Own	4,100
16771 Dallas Parkway
Addison, Texas 75001
• Dallas Preston Center Branch	Lease	2,274
4029 Northwest Parkway
Dallas, Texas 75225
• Richardson Branch	Own	10,458
1301 E. Campbell Road
Richardson, Texas 75081
• Plano Branch	Own	20,134
5224 W. Plano Parkway
Plano, Texas 75093
• Mesquite Branch	Lease	8,157
1438 Oates Drive
Mesquite, Texas 75150
• Plano Legacy Branch	Lease	1,950
7701 Legacy Drive
Plano, Texas 75024

Other Full Service Branches

Location	Own or Lease	Sq. Ft.
• Austin Harland Plaza Branch	Lease	4,490
1717 W. 6th Street
Austin, TX 78703
• Louisville Branch	Lease	660
1900 Colonel Sanders Lane
Louisville, Kentucky 40213
• Honey Grove Branch	Own	1,728
201 W. Main Street
Honey Grove, Texas 75446

 Other

Location	Own or Lease	Sq. Ft.
• Memorial Motor Bank	Lease	1,390
8611 Memorial Drive
Houston, Texas 77024
• Pepsi Cola Concierge	Lease	556
5600 Headquarters Drive
Plano, Texas 75024
• Pizza Hut Concierge	Lease	230
7100 Corporate Drive
Plano, Texas 75024
• YCC Concierge	Lease	660
5200 Commerce Crossing Drive
Louisville, Kentucky 40229
• Brookhollow Support Services Office	Lease	21,265
2900 North Loop West
Houston, Texas 77092

        Our operational support functions are centralized in our Brookhollow office in Northwest Houston, which houses management and staff totaling approximately 104 people. In addition, certain credit support functions are performed out of our Richardson and Plano offices.

Legal Proceedings

        The Company and the Bank are from time to time subject to claims and litigation arising in the ordinary course of business. At this time, in the opinion of management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on our consolidated results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management's attention and may materially adversely affect our reputation, even if resolved in our favor.

MANAGEMENT

        The following table sets forth information regarding our directors and executive officers as of March 27, 2017.

Name	Age	Positions with the Company and the Bank
Manuel J. Mehos	62	Chairman of the Board and Chief Executive Officer of the Company; Chairman of the Board of the Bank
Geoffrey D. Greenwade	56	President of the Company; President and Chief Executive Officer of the Bank
Terry S. Earley	58	Executive Vice President and Chief Financial Officer of the Company
Donald S. Perschbacher	55	Executive Vice President and Corporate Chief Credit Officer of the Company; Senior Executive Vice President and Corporate Chief Credit Officer of the Bank
William D. Ellis	55	Vice Chairman of the Board of the Company; Vice Chairman of the Board of the Bank
Stephen Eisenstein	55	Director of the Company
Steven D. Lerner	63	Director of the Company; Director of the Bank
Scott Schaen	34	Director of the Company; Director of the Bank
Cas A. Schneller	38	Director of the Company; Director of the Bank
Stefanie L. Shelley	54	Director of the Company; Director of the Bank
Alan M. Silberstein	69	Director of the Company; Director of the Bank
Robert B.B. Smith	53	Director of the Company; Director of the Bank

        Manuel J. Mehos.    Mr. Mehos is the founder as well as the Chairman of the Board and Chief Executive Officer of the Company. Prior to founding the Company in 2004, Mr. Mehos was the founder, Chairman and Chief Executive Officer of Coastal Bancorp, Inc. and its banking subsidiary, Coastal Banc, a publicly-traded company that was sold in May 2004 to Hibernia Corporation. Mr. Mehos is a Certified Public Accountant in the State of Texas. He currently serves as a director of the board for Sentinel Trust Company. He has served as a director on the board for Federal Home Loan Bank of Dallas, Texas Finance Commission, Texas Savings & Community Bankers Association and America's Community Bankers. Mr. Mehos received his B.B.A. and M.B.A. from the University of Texas. Mr. Mehos' qualifications to serve on our Board include his extensive experience in overseeing the Company and in the banking industry and his previous experience serving as Chairman of the board of a publicly-traded bank holding company.

        Geoffrey D. Greenwade.    Mr. Greenwade has served as the President of the Company since 2013, and currently serves as President and Chief Executive Officer of the Bank. From 2008 to 2013, Mr. Greenwade served as Executive Vice President of the Company. Prior to joining the Company in 2008, Mr. Greenwade served as regional Manager of the Business Banking Department and Executive Vice President of the Commercial Banking Department of Wells Fargo. He has also served as Market President, Lending Manager and Commercial Loan Officer of Bank of America. Mr. Greenwade received his M.B.A. from Baylor University and his B.B.A. in Finance from Texas A&M University.

        Terry S. Earley.    Mr. Earley has served as Executive Vice President and Chief Financial Officer of the Company since March 27, 2017. From December 2011 to March 2017, Mr. Early served as Executive Vice President and Chief Financial Officer of Yadkin Financial Corporation and its predecessors. Prior to that, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as Chief

Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. Mr. Earley is a Certified Public Accountant and received his bachelor's degree in business administration with a concentration in accounting from the University of North Carolina at Chapel Hill.

        Donald S. Perschbacher.    Mr. Perschbacher has served as Executive Vice President and Corporate Chief Credit Officer of the Company since 2012 and currently serves as Senior Executive Vice President and Corporate Chief Credit Officer of the Bank. Prior to joining the Company in March 2012, Mr. Perschbacher served as Credit Risk Executive for the Asset Recovery Management & Solutions Group of BBVA Compass Bank in Dallas, Texas, where he was responsible for maximizing the recovery and value of impaired assets. Prior to joining BBVA, Mr. Perschbacher served from 2006 to 2009 as Executive Vice President and Chief Credit Officer of Guaranty Bank, a commercial and retail bank with more than 150 banking centers in Texas and California. In that role, Mr. Perschbacher was responsible for the overall asset quality of the bank's lending portfolio. He also served as Senior Vice President and Director of Risk Management (Corporate Banking) of Guaranty Bank from 2001 to 2006. Prior to joining Guaranty Bank, Mr. Perschbacher served as Senior Vice President and Senior Approval Officer for Bank of America's Dallas, Texas operations. Mr. Perschbacher received his B.B.A. in Finance from Texas A&M University.

        William D. Ellis.    Mr. Ellis has served as Vice Chairman of the Board since 2015 and currently serves as Vice Chairman of the Board of Directors of the Bank. Mr. Ellis was the founding Chairman and Chief Executive Officer of Patriot Bancshares, Inc. since its inception in 2005, which was acquired by the Company in October 2015. Prior to his time with Patriot, Mr. Ellis held senior executive positions with several other financial institutions, including as Texas Regional President for Union Planters Bank in Houston and Senior Vice President for BB&T in Washington, D.C. He is a director of Theater Under the Stars and Mission Centers of Houston. Mr. Ellis received his B.S.B.A. from Mississippi College and his M.B.A. from the University of North Alabama. Mr. Ellis's qualifications to serve on our Board include his leadership of Patriot since its inception, his extensive experience in the banking industry, and his long-standing relationships within the business, political and charitable communities.

        Stephen Eisenstein.    Mr. Eisenstein has served as a Director of the Company since 2010 and serves as Senior Managing Director of Harvest Partners, LP, a New York-based private equity firm. Mr. Eisenstein has over 20 years of private equity experience. Before joining Harvest in 1999, he was a founding Partner at Paribas Principal Partners. Prior to founding Paribas Principal Partners, Mr. Eisenstein was a Managing Director at Banque Paribas, specializing in financing and investing in leveraged buyouts. Before joining Paribas, he worked in corporate finance at Chase Manhattan Bank and in equity research at Paine Webber, Inc. Mr. Eisenstein serves on the boards of Packers Holdings and Encanto Restaurants. He has a B.A. in Economics from Tufts University and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Eisenstein's qualifications to serve on our Board include his significant experience overseeing the business of Harvest's numerous portfolio companies, his extensive board experience having previously served on the board of directors of twelve public and private companies and his significant financial, investment and strategic business planning experience.

        Steven D. Lerner.    Mr. Lerner has served as a Director of the Company since 2006 and currently serves as a Director of the Bank. He is President and Chief Executive Officer of TRC Capital Partners, LLC and TRC Ventures, LP, formerly The Redstone Companies, LP. Previously, he served as Executive Vice President and General Counsel of The Redstone Companies, LP, Redstone Group, Ltd. and related entities from 1998. Before that, Mr. Lerner served as a Partner at Schlanger, Silver, Barg & Paine, LLP. He is a member of the State Bar of Texas and Florida Bar. Mr. Lerner received his Doctor of Jurisprudence from the University of Texas Law School. Mr. Lerner's qualifications to serve on our

Board include his extensive financial and investment experience, his experience in the development of real estate and his long-standing relationships within the business, political and charitable communities.

        Robert B.B. Smith.    Mr. Smith has served as a Director of the Company since 2006 and currently serves as a Director of the Bank. He serves as Director, Investments at The Friedkin Group, Inc., a holding company providing financial and other services to a group of affiliated companies including Gulf States Toyota Distributors and has been with Friedkin since 1996. Mr. Smith has over 10 years of experience in serving on bank boards, including as a director of Redstone Bank, N.A. Mr. Smith is a member of the Chartered Financial Analyst Institute. He received his B.S. in Astronomy from the University of Texas and his M.B.A. from Texas A&M University. Mr. Smith's qualifications to serve on our Board include his extensive experience in the banking industry, serving as a director on bank boards, his significant financial, investment and strategic business planning experience and his long-standing relationships within the business, political and charitable communities.

        Scott Schaen.    Mr. Schaen has served as a Director of the Company since 2015 and currently serves as a Director of the Bank. Mr. Schaen also serves on the board of Fidelis Insurance Holdings Limited, a specialty insurance and reinsurance provider, as well as Turnbridge Partners, LLC and is a principal on the financial services investment team at Pine Brook Road Partners, LLC. He joined Pine Brook Road Partners, LLC in 2010. Prior to joining Pine Brook Road Partners, LLC, Mr. Schaen was with Lightyear Capital, a middle-market private equity investor in financial services, where he was a senior associate specializing in executing and monitoring investments in the financial services industry. Prior to joining Lightyear Capital in 2006, Mr. Schaen was an investment banking analyst in the Global Power Group at Citigroup. Mr. Schaen holds a B.B.A. from the University of Michigan Business School, now known as the Ross School of Business. Mr. Schaen's qualifications to serve on our Board include his financial services investment and monitoring experience.

        Cas A. Schneller.    Mr. Schneller has served as a Director of the Company since 2010 and currently serves as a Director of the Bank. He is a Managing Director of Friedman Fleischer & Lowe, LLC, a San Francisco-based private equity firm. Before joining Friedman Fleischer & Lowe, LLC in 2006, he worked at GTCR Golder Rauner, a Chicago-based private equity firm. Mr. Schneller also worked at William Blair & Company as an analyst in the Mergers and Acquisitions group and at Luxor Capital Group as an investment analyst. He graduated summa cum laude from the University of Notre Dame with a B.B.A. in Finance and Business Economics and earned an M.B.A. from the Harvard Business School. Mr. Schneller's qualifications to serve on our Board include his significant experience overseeing the business of Friedman Fleischer & Lowe, LLC's numerous portfolio companies, his board experience having served on the board of directors of six public and private companies and his significant financial, investment and strategic business planning experience.

        Stefanie L. Shelley.    Ms. Shelley has served as a Director of the Company since 2010 and currently serves as a Director of the Bank. She is the Chief Marketing Officer of Broadridge Financial Solutions, Inc., a leading provider of technology, operations and communications solutions to the global financial services industry. Prior to joining Broadridge in 2010, Ms. Shelley was Executive Vice President, Bank Marketing of Capital One Bank from 2007 to 2009. Previously, she held an executive position at Citibank, where she managed the product management and marketing of a $100 billion retail deposit product portfolio. Prior to Citibank, Ms. Shelley was the Chief Marketing Officer for Small Business Banking at JP Morgan Chase. Ms. Shelley holds a B.A. in Economics from Colgate University and an M.B.A. in Marketing from The Wharton School of the University of Pennsylvania. Ms. Shelley's qualifications to serve on our Board include her broad functional background in business strategy, marketing and product management and extensive experience in launching, building and restructuring businesses.

        Alan M. Silberstein.    Mr. Silberstein has served as a Director of the Company since 2010 and currently serves as a Director of the Bank. He is the current President of Allston Associates, LLC, a management consulting company. Prior to joining Allston Associates in 2004, Mr. Silberstein served as President and Chief Executive Officer of Debt Resolve, Inc. from 2003 to 2004. Previously, he served as Chief Executive Officer of Western Union and Executive Vice President of First Data Corporation, its parent, from 2000 to 2001. Previously, in 1996, he joined Travelers Property Casualty Insurance to serve as Chairman and Chief Executive Officer of Claim Services. Prior to joining Travelers, Mr. Silberstein worked in the banking sector for twenty-two years, holding various executive positions in consumer banking. Mr. Silberstein has been active in numerous banking industry groups and has served as chair of the American Bankers Association Retail Executive Committee, a three-year term on the Federal Reserve Board's Consumer Advisory Council, and on the boards of both the New York Cash Exchange and CIRRUS ATM networks. He currently serves on the board of Global Payments Inc. Mr. Silberstein received his B.S. in engineering from Columbia University and his M.B.A. from the Harvard Business School. Mr. Silberstein's qualifications to serve on our Board include his extensive experience in the banking and financial services industries, his experience serving as a director on the board of a public company and his long-standing relationships within the business, political and charitable communities.

Classification of the Company's Directors; Terms of Office

        In accordance with the terms of our amended and restated certificate of formation, our current Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

  •
  The Class I directors are William D. Ellis, Scott Schaen and Stefanie L. Shelley and their terms will expire at the annual meeting of shareholders to be held in 2018;

  •
  The Class II directors are Stephen Eisenstein, Manuel J. Mehos and Steven D. Lerner, and their terms will expire at the annual meeting of shareholders to be held in 2019; and

  •
  The Class III directors are Cas A. Schneller, Alan M. Silberstein and Robert B.B. Smith, and their terms will expire at the annual meeting of shareholders to be held in 2017.

        The director nomination agreement with funds affiliated with Friedman Fleischer & Lowe, LLC, Harvest Partners, LP and Pine Brook Road Partners, LLC (the "Sponsor Funds") provides for the rights of the Sponsor Funds to nominate individuals for election to our Board. See "Certain Relationships and Related Person Transactions, and Director Independence—Director Nomination Agreement." Messrs. Eisenstein and Schneller were first nominated for election to our Board by funds affiliated with Harvest Partners, LP and Friedman Fleischer & Lowe, LLC, respectively, pursuant to a shareholders agreement which was terminated in connection with our initial public offering in August 2014. During 2015, Pine Brook Road Partners, LLC nominated Mr. Schaen as a Class I director pursuant to such director nomination agreement. During 2016, Mr. Eisenstein was re-elected as a Class II director as the nominee of Harvest Partners, LP pursuant to such director nomination agreement.

        At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any additional directorships resulting from an increase in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table for 2016

        We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. The table below sets forth the annual compensation earned during the years indicated by our Chief Executive Officer and our next two most highly compensated executive officers, or our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Manuel J. Mehos	2016	$375,000	$98,438	—	$26,550	$21,539	(3)	$521,527
Chairman of the Board & Chief Executive Officer of the Company	2015	300,000	—	—	81,000	19,298		400,298
Geoffrey D. Greenwade	2016	413,000	108,413	—	29,240	37,588	(4)	588,241
President of the Company & the Bank; Chief Executive Officer of the Bank	2015	330,000	—	—	89,100	37,220		456,320
Donald S. Perschbacher	2016	350,000	91,875	—	24,780	63,378	(5)	530,033
Executive Vice President & Chief Credit Officer	2015	280,000	—	—	76,950	61,433		418,383

(1)
Represents discretionary bonuses earned pursuant to our Executive Incentive Program, as described in greater detail below in "—Narrative Discussion of Summary Compensation Table—Executive Incentive Program."

(2)
Represents amounts earned pursuant to our Executive Incentive Program based on achievement of performance targets, as described in greater detail below in "—Narrative Discussion of Summary Compensation Table—Executive Incentive Program."

(3)
Amount represents $1,188 of life insurance premiums; $15,900 of 401(k) company contributions; and $4,451 of club membership fees.

(4)
Amount represents $774 of life insurance premiums; $15,900 of 401(k) company contributions; $6,514 of club membership fees; and a $14,400 auto allowance.

(5)
Amount represents $774 of life insurance premiums; $15,900 of 401(k) company contributions; $1,555 of club membership fees; $12,000 auto allowance; and $33,149 in travel and housing expenses for required travel between Houston and Dallas.

Narrative Discussion of Summary Compensation Table

General

        We have compensated our named executive officers through a mix of base salary, equity incentives, cash incentive bonuses and other benefits, including, to a limited extent, perquisites. We have established our existing executive compensation philosophy and practices to fit our historical status as a privately held corporation. We believe the current mix of these compensation elements and the amounts of each element provide our named executive officers with compensation that is reasonable, competitive within our markets, appropriately reflects our performance, reflects each named executive officer's particular contributions to that performance and takes into account applicable regulatory guidelines and requirements. Each of our named executive officers is also an officer of the Bank and has substantial responsibilities in connection with the day-to-day operations of the Bank. As a result, each named executive officer devotes a substantial majority of his business time to the operations of the Bank, and the compensation he receives is paid largely to compensate that named executive officer for his services to the Bank.

Base Salary

        The base salaries of our named executive officers have been historically reviewed and set annually by our compensation committee as part of our performance review process as well as upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for our named executive officers, our compensation committee has relied on external market data obtained from outside sources. In addition to considering the information obtained from such sources, the compensation committee has considered:

  •
  each named executive officer's scope of responsibility;

  •
  each named executive officer's years of experience;

  •
  the types and amount of the elements of compensation to be paid to each named executive officer;

  •
  our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies; and

  •
  each named executive officer's individual performance and contributions to our performance, including leadership, team work and community service.

Executive Incentive Program

        In 2016, each of our named executive officers participated in the Executive Incentive Program (the "EIP"), which provided for the payment of annual cash bonuses based on the achievement of certain measurable targets relating to profitability and franchise value, as well as at the discretionary determination of our compensation committee. The "profitability" component was comprised of metrics relating to pre-tax pre-provision income, net income, non-interest expense to average assets ratio and total non-interest income. The "franchise value" component was comprised of metrics relating to deposit growth, demand deposit account growth, and classified assets to regulatory capital ratio. The EIP established a threshold, budget and stretch objective for each measureable target and the terms of the plan provided that 30% to 50% of each component award would be earned when the performance threshold is met, 80% of the component award would be earned when the budgeted objective is achieved and 120% of the component award would be earned when the stretch objective is achieved. The EIP provided that any performance results between the performance threshold and the stretch objective will be interpolated on a linear basis. The total amounts earned for the year ended December 31, 2016, which includes amounts earned for reaching performance targets and from discretionary bonus payments, for each of Messrs. Mehos, Greenwade and Perschbacher were $124,988, $137,653 and $116,655, respectively.

Employment Agreements

        Each of our named executive officers has entered into an employment agreement which provides that the named executive officer will be paid an annual base salary, which will be reviewed annually and may be increased from time to time in the sole discretion of our compensation committee.

        The employment agreement for Mr. Mehos provides that upon a termination of Mr. Mehos' employment without "cause" or for "good reason" (each as defined in Mr. Mehos' employment agreement) and subject to Mr. Mehos' execution and non-revocation of a general release of claims in favor of us and continued compliance with his restrictive covenants, Mr. Mehos will be entitled to 12 months of base salary continuation. The employment agreement for Mr. Mehos also contains 12-month post-termination non-solicitation and non-interference covenants.

        The employment agreement for Mr. Greenwade provides that, upon an involuntary termination of Mr. Greenwade's employment without "cause," for "good reason" (each as defined in Mr. Greenwade's employment agreement) or due to our material breach of the employment agreement, subject to Mr. Greenwade's execution and non-revocation of a general release of claims in favor of us and continued compliance with his restrictive covenants, Mr. Greenwade will be entitled to base salary continuation for 24 months. Notwithstanding the above, the employment agreement also provides that upon any such involuntary termination of Mr. Greenwade's employment following the earlier to occur of (A) vesting of 2/3 of his performance-based vesting options (discussed in "—Narrative Discussion of Outstanding Equity Awards Table—2010 Option Plan" below) and (B) a "Sale of the Company" (as defined in the 2010 Option Plan), the salary continuation period will not exceed 12 months. As of December 31, 2016, neither of these conditions had occurred. The employment agreement for Mr. Greenwade also contains post-termination non-solicitation and non-interference covenants for the greater of 12 months post-termination and the salary continuation severance period.

        The employment agreement for Mr. Perschbacher provides that, upon an involuntary termination of Mr. Perschbacher's employment without "cause," for "good reason" (each as defined in Mr. Perschbacher's employment agreement) or due to our material breach of the employment agreement, subject to Mr. Perschbacher's execution and non-revocation of a general release of claims in favor of us and continued compliance with his restrictive covenants, Mr. Perschbacher will only be entitled to base salary continuation through the date of such termination; provided, however, in the event termination is due to a relocation requirement, Mr. Perschbacher will be entitled to base salary continuation for 12 months. Notwithstanding the above, the employment agreement also provides that upon any such involuntary termination of Mr. Perschbacher's employment following a "change of control" (as defined in the 2010 Option Plan), Mr. Perschbacher will be entitled to base salary continuation for 12 months. The employment agreement for Mr. Perschbacher also contains post-termination non-solicitation and non-interference covenants for the greater of 12 months post-termination and the salary continuation severance period.

Change in Control Severance Plan

        Messrs. Mehos, Greenwade and Perschbacher are participants in our Change in Control Severance Plan (the "CIC Plan"), which was adopted on June 3, 2014, for the purpose of retaining employees, maintaining a stable work environment and providing economic security in the event of a termination of employment following a change in control.

        The CIC Plan generally provides that, if a termination of a named executive officer's employment, other than for death, disability or "cause," or by the executive for "good reason" (each as defined in the applicable executive's employment agreement), occurs during the period commencing on a change in control (or, if earlier, the execution of an acquisition agreement contemplating a change in control) and ending 18 months following such change in control, subject to the named executive officer's execution and non-revocation of a separation agreement and release of all claims in favor of us, the named executive officer will be entitled to severance payments equal to two and one-half times (2.5x) the sum of the named executive officer's annual base salary, the named executive officer's target bonus and our annual contribution to the cost of medical, dental and vision coverage for the named executive officer and his dependents. The named executive officer will also be entitled to a pro-rata bonus and up to $25,000 of outplacement services. Any severance payments under the CIC Plan will be offset by any severance payments made to our named executive officers under their employment agreements. The CIC Plan also contains a 12-month non-solicitation covenant. In the event any payments or benefits received by a named executive officer in connection with a change in control would not be deductible by us under Section 280G of the Code, the amount of such payments and benefits provided would be reduced, but only to the extent such reduction would result in a greater after-tax benefit to the named executive officer.

Benefits and Perquisites

        Our named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with a 401(k) plan to assist our employees, in planning for retirement and securing appropriate levels of income during retirement. The purpose of our employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

        401(k) Plan—Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2016, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer from 1% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. We match 100% of an employee's annual contribution to the 401(k) Plan up to a total of 6% per annum of the employee's eligible salary. We make our matching contributions in cash and that contribution is invested according to the employee's current investment allocation. In 2016, we made contributions to our named executive officers' accounts in varying amounts, depending on the contributions made by the named executive officers.

        Perquisites—We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. our compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by the Company's named executive officers in 2016 and 2015 included automobile allowances, club memberships, and travel and housing reimbursements.

Outstanding Equity Awards at Fiscal Year-End for 2016

        The following table sets forth information relating to the unexercised options and unvested restricted stock units held by the named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested(2)	Market Value of Shares or Units of Stock that have not Vested ($)(3)
Manuel J. Mehos	87,134	—		448,011	8.17	06/30/20
							11,250	171,000
Geoffrey D. Greenwade	60,000	—		—	10.00	04/14/18
	12,500	—		—	10.00	12/05/18
	15,000	—		—	8.25	02/01/20
	81,411	—		320,008	8.17	06/30/20
							15,000	228,000
Donald S. Perschbacher	10,140	—		39,860	9.00	07/10/22
	8,112	4,056	(4)	47,832	10.81	05/21/23
							30,000	456,000

(1)
Represents performance-based vesting options under the 2010 Option Plan. 76% of such options are "performance options" and 24% of such options are "super performance options," and each such option will vest, if at all, upon satisfaction of the applicable performance criteria described below in "—Narrative Discussion of Outstanding Equity Awards Table—2010 Option Plan."

(2)
Represents RSUs granted on August 7, 2014, under the 2014 Plan, which vest one-fourth on the second through fifth anniversaries of the grant date. For additional information, please refer to "—Narrative Discussion of Outstanding Equity Awards Table—2014 Plan."

(3)
Amounts reflect the value of RSUs, each with respect to one share of our common stock, as of December 31, 2016.

(4)
Represents options granted under the 2010 Option Plan, which vest one-third on the second through fourth anniversaries of the grant date.

Narrative Discussion of Outstanding Equity Awards Table

General

        As of December 31, 2016, each of our named executive officers held outstanding restricted stock units ("RSUs") under the 2014 Omnibus Equity Incentive Plan (the "2014 Plan"), options under the 2010 Stock Option Plan (the "2010 Option Plan"). In addition, Mr. Greenwade also held options under the 2006 Stock Option Plan (the "2006 Option Plan").

2010 Option Plan

        In 2010, we adopted the 2010 Option Plan to advance the interests of us and our affiliates by providing for the grant of non-qualified stock options to purchase shares of our common stock. As of March 27, 2017, options to purchase 1,983,834 shares of our common stock under the 2010 Option Plan were outstanding. We have entered into option agreements with each participant under our 2010

Option Plan, including each of our named executive officers, providing for the grant of time-based options, "performance options" and "super performance options, "the material terms of each are described in greater detail below. The 2010 Option Plan is frozen as to new participants, and no further options will be granted under the 2010 Option Plan.

        The time-based options vest in equal annual installments on each of the first four anniversaries of the grant date, and with respect to Messrs. Mehos and Greenwade, were fully vested on June 30, 2014. Mr. Perschbacher's time-based options will become fully vested on May 21, 2017, subject to his continued employment through such date. If following a "change in control" (as defined in the 2010 Option Plan) Mr. Perschbacher's employment is terminated for any reason other than due to his voluntary termination, Mr. Perschbacher's time-based options will become fully vested and exercisable.

        The performance options will generally vest upon a "sale of the Company" (as defined in the option agreement) or a "calculation event" (generally defined as any period in which the shares of our common stock are publicly traded on a national securities exchange or automated quotation system and have a minimum public float of at least $75 million for any consecutive 90 day trading period) that occurs prior to a sale of the Company as follows: (i) one-third of the performance options will vest if the "investor return" (as defined in the option agreements) of the Sponsor Funds exceeds 1.75x as of the date of any such sale of the Company or calculation event (each, a "liquidity event"), (ii) one-third of the performance options will vest if the investor return of the Sponsor Funds exceeds 2.00x as of the date of such liquidity event, and (iii) the remaining one-third of the performance options will vest if the investor return of the Sponsor Funds exceeds 2.50x as of the date of such liquidity event; provided that, to the extent the applicable liquidity event occurs after June 30, 2015, the performance options will only vest if one of the following additional performance hurdles are also satisfied: either (x) our return on average equity from and after June 30, 2010 until the date of the applicable liquidity event exceeds 11% (compounded annually), or (y) the internal rate of return of the Sponsor Funds from and after June 30, 2010, with respect to their investment in our shares as of the date of the applicable liquidity event exceeds 15%.

        The super performance options will vest in full upon a liquidity event in which the investor return of the Sponsor Funds exceeds 3.25x as of the date of such liquidity event. As of December 31, 2016, none of the performance options or super performance options held by our named executive officers had vested.

        Except as otherwise provided in an applicable award agreement, upon a termination of a participant's employment, such participant's stock options (vested and unvested) will generally cease to be exercisable and will terminate, except that (i) upon a termination of employment other than for "cause," death or "disability" (each as defined in the 2010 Option Plan), the participant will have 90 days post-termination to exercise any options which were vested as of the date of termination and (ii) upon a termination of employment for death or disability, the participant will have 12 months post-termination to exercise any stock options which were vested as of the date of termination. In addition, upon the exercise of any options following the participant's termination of employment, the Company has a repurchase right over such shares at fair market value.

        Except as otherwise provided in an applicable award agreement, upon a "change of control" (as defined in the 2010 Option Plan) in which there is an acquiring or surviving entity, the compensation committee may generally provide for the continuation, assumption or substitution of all or some of the outstanding stock options. In the event of a change of control in which there is no assumption, continuation or substitution of some or all outstanding stock options, the compensation committee will either preserve the intrinsic value of the stock options, accelerate time-based stock options, accelerate delivery of shares of common stock issuable under such stock options or cancel any stock options in exchange for a cash payment equal to the excess, if any, of the fair market value of our shares of common stock over the exercise price of such stock options.

2014 Plan

        In 2014, our Board and shareholders adopted and approved our 2014 Plan. The purpose of our 2014 Plan is to enable us to grant equity-based incentive awards intended to attract, motivate and retain qualified employees, directors and other eligible service providers and to align their financial interests with those of our shareholders. We granted RSUs under the 2014 Plan on August 7, 2014, to each of our named executive officers in the following amounts: 15,000 for Mr. Mehos, 20,000 for Mr. Greenwade and 40,000 for Mr. Perschbacher.

        The RSU agreements grant our named executive officers the right to receive a designated number of shares of our common stock upon vesting of the award. The RSUs vest one-fourth on the second, third, fourth and fifth anniversaries of the date of grant, subject to the named executive officer's continued employment through such dates.

        The RSU agreements also provide that, upon a termination of the named executive officer's employment without "cause" (as defined in the 2014 Plan) or by the named executive officer for "good reason" (as defined in the named executive officer's employment agreement), the RSUs granted to such named executive officer shall become vested pro rata, according to such named executive officer's length of service over the term of the award.

        Unless otherwise provided in an award agreement (or unless as otherwise provided in a written agreement between us and a participant), in the event that a "change in control" (as defined in the 2014 Plan) occurs and awards under the 2014 Plan continue or are assumed or substituted by any successor and a participant's employment is terminated without cause or, if the participant has a written agreement providing for good reason severance protections, for good reason, on or after the effective date of the change in control but prior to 12 months following the change in control or awards under the 2014 Plan are not continued or assumed or substituted by any successor, then any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2014 Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level.

2006 Option Plan and SAR Plan

        The Company also sponsors the 2006 Option Plan and the Stock Appreciation Rights Plan (the "SAR Plan"), each of which is frozen as to new participants. As of December 31, 2016, there were 127,500 options issued and outstanding under the 2006 Option Plan, and 93,000 awards issued and outstanding under the SAR Plan. Mr. Greenwade currently holds 87,500 options under the 2006 Option Plan. Upon a termination of Mr. Greenwade's employment (i) due to death, "disability" or "retirement" (each as defined in the 2006 Option Plan), Mr. Greenwade may continue to exercise his options (which are fully vested) for 12 months following such termination, and (ii) due to any other reason, Mr. Greenwade may continue to exercise his options for three months following such termination, but in each case, in no event following the option expiration date.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. During the year ended December 31, 2016, we had a compensation committee, on which Messrs. Stephen Eisenstein, Scott Schaen, Cas A. Schneller and Alan M. Silberstein served as members, and none of them was or had ever been an officer or employee of the Company.

Director Compensation

        The following table sets forth the compensation paid to each non-employee director who served on our Board in 2016. Messrs. Eisenstein, Schaen and Schneller did not receive any compensation for their services as directors in fiscal year 2016. We also reimburse all directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board or any committees of the Board.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Steven D. Lerner	$50,000	—	$50,000
Stefanie L. Shelley	40,000	—	40,000
Alan M. Silberstein	50,000	—	50,000
Robert B.B. Smith	40,000	—	40,000
Stephen Eisenstein	—	—	—
Scott Schaen	—	—	—
Cas A. Schneller	—	—	—

(1)
No options were granted to directors during the year ended December 31, 2016; however, as of December 31, 2016, each of Ms. Shelley and Messrs. Lerner, Silberstein and Smith held options to acquire 30,000 shares of our common stock granted under the 2010 Option Plan, of which 23,916 were unvested for each director. 76% of such unvested options are "performance options" and 24% of such unvested options are "super performance options," and such options will vest, if at all, upon satisfaction of the performance criteria described above in "—Narrative Discussion of Outstanding Equity Awards Table—2010 Option Plan."

        Each of Messrs. Lerner, Silberstein and Smith and Ms. Shelley received an annual retainer of $40,000 in respect of service during the year ended December 31, 2016. Messrs. Lerner and Silberstein each received an additional annual fee of $10,000 as compensation for service as chairman of the audit and compensation committees, respectively. Employee directors and directors nominated for election to our Board by the Sponsor Funds receive no compensation for their services on our Board, any committees of the Board or the board of directors or any committees of the Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 27, 2017, subject to certain assumptions set forth in the footnotes for:

  •
  each shareholder, or group of affiliated shareholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our current directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

        Unless otherwise indicated, the address of each of the individuals and entities named in the table below under "Executive Officers and Directors" is c/o Green Bancorp, Inc., 4000 Greenbriar, Houston, Texas 77098.

        As of March 27, 2017, 37,189,707 shares of our common stock were outstanding.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Executive Officers and Directors:
Manuel J. Mehos(1)	476,584	1.28%
Geoffrey D. Greenwade(2)	241,517	*
Terry S. Earley	15,000	*
Donald S. Perschbacher(3)	39,752	*
Stephen Eisenstein(4)	5,005,895	13.46%
William D. Ellis	242,797	*
Steven D. Lerner(5)	19,494	*
Scott Schaen(6)	123	*
Cas A. Schneller(7)	123	*
Stefanie L. Shelley(8)	10,207	*
Alan M. Silberstein(9)	22,932	*
Robert B.B. Smith(10)	9,206	*
All Executive Officers and Directors as a group (12 persons)	6,083,630	16.23%
5% Shareholders:
Investment funds affiliated with Friedman Fleischer & Lowe, LLC(11)	5,005,898	13.46%
Investment funds affiliated with Harvest Partners, LP(4)	5,005,895	13.46%
Investment funds affiliated with Pine Brook Road Partners, LLC(12)	5,005,897	13.46%

*
Amount represents less than 1% of outstanding common stock.

(1)
Includes stock options to purchase 87,134 shares.

(2)
Includes stock options to purchase 168,911 shares.

(3)
Includes stock options to purchase 18,252 shares.

(4)
Consists of 4,959,770 shares of common stock held by Harvest Partners V, L.P. ("HP V") and 46,125 shares of common stock held by Harvest Strategic Associates V, L.P. ("HSA V") (collectively, the "Harvest Funds"). Harvest Associates V, L.P. is the general partner of HP V. Harvest Associates V, L.L.C. is the general partner of Harvest Associates V, L.P. and HSA V. Harvest Partners, LP provides management services for HP V and HSA V. ISTM Associates, L.L.C. ("ISTM") is the managing member of Harvest Associates V, L.L.C. and the general partner of Harvest Partners, LP. ISTM has four members who may be deemed to share beneficial ownership of the shares of our common stock owned by HP V and HSA V. The four members are Stephen Eisenstein, who is a member of our Board and a Senior Managing Director of Harvest Partners, LP, Ira Kleinman, Thomas Arenz and Michael DeFlorio. Each of Messrs. Eisenstein, Kleinman, Arenz and DeFlorio disclaims beneficial ownership of the shares of common stock owned by HP V and HSA V. The address of each of the entities and persons identified in this note is c/o Harvest Partners, LP, 280 Park Avenue, 25th Floor, New York, NY, 10017.

(5)
Includes stock options to purchase 6,084 shares.

(6)
Consists of director qualifying shares related to Mr. Schaen's service as a director of the Bank.

(7)
Consists of director qualifying shares related to Mr. Schneller's service as a director of the Bank.

(8)
Includes stock options to purchase 6,084 shares.

(9)
Includes stock options to purchase 6,084 shares.

(10)
Includes stock options to purchase 6,084 shares.

(11)
Consists of 2,938,823 shares of common stock held by Friedman Fleischer & Lowe Capital Partners III, L.P., 1,947,511 shares of common stock held by Friedman Fleischer & Lowe Parallel Fund III, L.P., 62,256 shares of common stock held by FFL Individual Partners III, L.P. and 57,308 shares of common stock held by FFL Executive Partners III, L.P. (collectively, the "FFL Funds"). The FFL Funds are controlled by Friedman Fleischer & Lowe GP III, L.P., their general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner. Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman, Spencer C. Fleischer and Christopher A. Masto, its three managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman, Fleischer and Masto (the "FFL Related Parties") may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest. Investment, disposition and voting decisions with respect to shares held by each of the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of eight individuals (the "Investment Committee"), including Tully Friedman, Spencer Fleischer, Christopher Masto, Rajat Duggal, Aaron Money, Nancy Ford, Cas Schneller and John Tudor. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this note is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111.

(12)
Consists of 4,016,353 shares of common stock held by Pine Brook Capital Partners, L.P., 709,047 shares of common stock held by Pine Brook Capital Partners (SSP), L.P., and 280,497 shares of common stock held by Green PB-4, LLC (collectively, the "Pine Brook Funds"). Pine Brook

  Capital Partners (Cayman), L.P. is the sole member of Green PB-4 LLC. Pine Brook Road Associates, L.P. is the general partner of Pine Brook Capital Partners, L.P., Pine Brook Capital Partners (SSP), L.P. and Pine Brook Capital Partners (Cayman), L.P. PBRA, LLC controls Pine Brook Road Associates, L.P. in its capacity as General Partner. Howard Newman is the sole member of PBRA LLC, and has investment and voting control over the shares held or controlled by the Pine Brook Funds. The address of each of the entities identified in this note is c/o Pine Brook Road Partners, LLC, 60 East 42nd street, 50th Floor, New York, NY 10165.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

General

        Some of our officers, directors and principal shareholders and their affiliates are customers of us. Such officers, directors and principal shareholders and their affiliates have had transactions in the ordinary course of business with us, including borrowings, all of which were effected on substantially the same terms and conditions, including interest rate and collateral, as those prevailing from time to time for comparable transactions with persons unaffiliated with us, and did not involve more than the normal risk of collectability or other unfavorable features. We expect to continue to have such transactions on similar terms and conditions with such officers, directors and shareholders and their affiliates in the future.

        In addition to the above-described relationships and the director and executive officer compensation arrangements discussed above under "Executive Compensation and Other Matters," the following is a description of transactions since the beginning of our last fiscal year, which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Director Nomination Agreement

        In connection with our initial public offering in August 2014, we entered into a director nomination agreement with each of the Sponsor Funds that provides for the rights of the Sponsor Funds to nominate individuals for election to our Board. The Sponsor Funds will have the right to nominate individuals for election to our Board at each meeting of shareholders where directors are to be elected and, subject to limited exceptions, we will include in the slate of nominees recommended to our shareholders for election as directors the number of individuals designated by the Sponsor Funds as follows:

  •
  so long as funds affiliated with Friedman Fleischer & Lowe, LLC collectively own at least the lesser of (A) 25% of the aggregate number of shares of common stock held by such funds immediately prior to the consummation of our initial public offering or (B) 4.9% of the shares of common stock and other securities of the Company entitled to vote together with the common stock as a single class on all matters with respect to which the common stock is entitled to vote, one individual nominated as a Class III director by Friedman Fleischer & Lowe, LLC.

  •
  so long as funds affiliated with Harvest Partners, LP collectively own at least the lesser of (A) 25% of the aggregate number of shares of common stock held by such funds immediately prior to the consummation of our initial public offering or (B) 4.9% of the shares of common stock and other securities of the Company entitled to vote together with the common stock as a single class on all matters with respect to which the common stock is entitled to vote, one individual nominated as a Class II director by Harvest Partners, LP; and

  •
  so long as funds affiliated with Pine Brook Road Partners, LLC collectively own at least the lesser of (A) 25% of the aggregate number of shares of common stock held by such funds immediately prior to the consummation of our initial public offering or (B) 4.9% of the shares of common stock and other securities of the Company entitled to vote together with the common stock as a single class on all matters with respect to which the common stock is entitled to vote, one individual nominated as a Class I director by Pine Brook Road Partners, LLC.

        In addition, each of the Sponsor Funds will have the right to designate a non-voting observer to attend any meetings of our Board (or committees thereof) and of the Board of the Bank (or committees thereof), until such time as such Sponsor Fund ceases to own at least 3% of our outstanding common stock, subject to the right of the chairperson of such meeting to cause any non-voting observer to leave the meeting.

Review and Approval of Transactions with Related Persons

        Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). See "Business—Regulation and Supervision—Limits on Transactions with Affiliates and Insiders." We have adopted policies to comply with these regulatory requirements and restrictions. In addition, each of the Sponsor Funds provided a set of passivity commitments to the Federal Reserve in connection with their initial investments in us. These passivity commitments include, among other things, limitations on the ability of the Sponsor Funds to conduct transactions with us or our affiliates. These passivity commitments also include the agreement of each of the Sponsor Funds not to, without the prior approval of the Federal Reserve, among other things, exercise or attempt to exercise a controlling influence over our management or policies, have or seek to have more than one representative serve on our Board or permit any representative to serve as the chairman of our Board or any committee thereof. Each of the Sponsor Funds has also agreed not to permit any representative to serve on our audit committee.

        We have adopted a related person transaction policy in order to comply with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related party transactions. Related party transactions will be referred for approval or ratification to our audit committee. In determining whether to approve a related party transaction, our audit committee will consider, among other factors, the related party's relationship to the Company, the nature of the proposed transaction, the nature of the related party's direct or indirect interest in the transaction, and the related party's relationship to or ownership interest in any other party to, or which has an interest in the transaction. A copy of this policy and our audit committee charter are available on our investor relations website at http://investors.greenbank.com/.

Director Independence

        During the review by our Board of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported in this section. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        Based on information provided by each director concerning his or her background, employment and affiliations, our Board affirmatively determined that Stephen Eisenstein, Steven D. Lerner, Scott Schaen, Cas A. Schneller, Stefanie L. Shelley, Alan M. Silberstein and Robert B.B. Smith do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market.

THE EXCHANGE OFFER

General

        In connection with the issuance of the old notes on December 8, 2016, we entered into a registration rights agreement with the initial purchasers of the old notes, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the old notes for the new notes that are identical in all material respects with the old notes, except that:

  •
  the new notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;

  •
  the new notes bear a different CUSIP number from the old notes;

  •
  the new notes generally will not be subject to transfer restrictions and will not be entitled to registration rights;

  •
  the holders of the new notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement; and

  •
  the new notes will be represented by one or more global notes in book-entry form.

        The new notes will evidence the same debt as the old notes. Holders of the new notes will be entitled to the benefits of the indenture. As a result, both the new notes and the old notes will be treated as a single series of subordinated debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those old notes will continue to accrue at the applicable interest rate.

        We will be deemed to have accepted validly tendered old notes when and if we have given oral (and if oral, followed up immediately in writing) or written notice to the exchange agent of our acceptance. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent as soon as practicable after receipt of such notice. The exchange agent will act as agent for the tendering holders for the purpose of receiving new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted old notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

        If you validly tender old notes in the exchange offer, you will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, you will not have to pay transfer taxes for the exchange of old notes. Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes. See "—Fees and Expenses."

        Holders of outstanding old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Outstanding old notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See "Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected."

        WE AND/OR THE EXCHANGE AGENT MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE

EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

        The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement. You should refer to the exhibits to the registration statement of which this prospectus is a part for a copy of the registration rights agreement. See "Where You Can Find More Information."

Registration Rights Agreement

        We issued the old notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate.

        Under the terms of the registration rights agreement, we agreed, among other things, to:

  •
  use commercially reasonable efforts to file with the SEC on or prior to March 31, 2017, an exchange offer registration statement on Form S-4 covering the registrable securities (as defined below), and all amendments and supplements to such registration statement, covering our offer to exchange all of the registrable securities for a like aggregate principal amount of new notes;

  •
  use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC no later than June 15, 2017;

  •
  use commercially reasonable efforts to cause such registration statement to remain effective until the closing of the exchange offer; and

  •
  use commercially reasonable efforts to consummate the exchange offer no later than 45 days after the effective date of the registration statement.

        "Registrable securities" shall mean the old notes; provided, however, that any old notes shall cease to be registrable securities when (i) a registration statement with respect to such notes shall have been declared effective under the Securities Act and such notes shall have been disposed of pursuant to such registration statement, (ii) such old notes shall have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, or are eligible to be resold pursuant to Rule 144 without regard to the public information requirements thereunder, (iii) such old notes shall have ceased to be outstanding or (iv) such old notes have been exchanged for new notes which have been registered pursuant to the exchange offer registration statement upon consummation of the exchange offer unless, in the case of any old notes referred to in this clause (iv), such new notes are held by participating broker-dealers or otherwise are not freely tradable by such participating broker-dealers without any limitations or restrictions under the Securities Act (in which case such new notes will be deemed to be registrable securities until such time as such new notes are sold to a purchaser in whose hands such new notes are freely tradeable without any limitations or restrictions under the Securities Act).

        In the event, among other things, that:

  •
  the registration statement is not filed with the SEC on or prior to March 31, 2017;

  •
  the registration statement has not been declared effective by the SEC on or prior to June 15, 2017; or

  •
  the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement,

        the interest rate on the registrable securities will be increased by 0.25% per annum during the 90-day period following such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest continues to accrue, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the old notes.

        We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the old notes known to us. For each old note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. Old notes may be exchanged, and new notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        Our obligation to register the new notes will terminate upon completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file and cause to become effective a shelf registration statement with the SEC covering resales by holders of the old notes in lieu of the exchange offer.

Eligibility; Transferability

        We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving new notes, may offer for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

  •
  you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

  •
  you are, or the person receiving the new notes is, acquiring the new notes in the ordinary course of business;

  •
  you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the new notes;

  •
  if you, or any such person, are not a broker-dealer registered under the Exchange Act, you are not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the new notes; and

  •
  you are not acting on behalf of any person who could not truthfully make these statements.

        To participate in the exchange offer, you must represent as a holder of old notes that each of these statements is true.

        In addition, to participate in the exchange offer, each broker-dealer registered under the Exchange Act must also (i) represent that it is participating in the exchange offer for its own account and is exchanging old notes acquired as a result of market-making activities or other trading activities, (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes; (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any new notes by such broker-dealers.

        Any holder of old notes who is our affiliate, who does not acquire the new notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the new notes or is a broker-dealer who purchased the old notes directly from us:

  •
  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

  •
  will not be able to tender old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York, New York time on May 18, 2017, or the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the old notes of any extension before 9:00 a.m., New York, New York time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered old notes or, if any of the conditions described below under the heading "—Conditions" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the old notes.

        If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

        If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

        If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

        The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any new notes for, any old notes, and may terminate or amend the exchange offer before the acceptance of the old notes, if:

  •
  such old notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

  •
  we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or interpretation by the staff of the SEC; or

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

        The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the new notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we have agreed to use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "—Eligibility; Transferability" and "Plan of Distribution."

Procedures for Tendering

        To tender in this exchange offer, a holder of old notes that are registered in its name must complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date.

        The letter of transmittal (or facsimile thereof), with any required signature guarantees, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under "—Exchange Agent" or as set forth in the letter of transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, are received by the exchange agent.

        The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders may wish to consider overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal, any old notes or any other required documents to anyone other than the exchange agent.

        A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder's old notes on the holder's behalf in accordance with the procedures of the custodial entity.

Proper Execution and Delivery of Letter of Transmittal

        Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:

  •
  you tender your old notes as the registered holder and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

  •
  you tender your old notes for the account of an eligible institution.

        For the purposes of this prospectus, an "eligible institution" means an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).

        If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

        If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder's name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to the tendering holder.
        All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with these matters.

Withdrawal of Tenders

        You may withdraw tenders of old notes at any time on or prior to the expiration date.

        For a withdrawal of a tender to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal before the expiration date at its address set forth under "—Exchange Agent." The withdrawal notice must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate numbers and the principal amount represented by the old notes;

  •
  contain a statement that the holder is withdrawing the election to have the old notes exchanged; and

  •
  be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

        Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Validly withdrawn old notes may, however, be tendered again following one of the procedures described in "—Procedures for Tendering" prior to the expiration date.

Exchange Agent

        Wilmington Trust, National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

        By Mail, Courier or Hand Delivery:

  Wilmington Trust, National Association
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-1623
  Facsimile: (302) 636-4139, Attention: Exchange
  Other Inquiries: DTC Desk (DTC2@wilmingtontrust.com)

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses (including the related reasonable out-of-pocket expenses of its sub-agents and counsel). We will also pay any other cash expenses that we incur in connection with the exchange offer.

        Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  new notes and/or substitute old notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the old notes so exchanged;

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

        Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

  •
  to us or to any of our subsidiaries;

  •
  under a registration statement which has been declared effective under the Securities Act;

  •
  for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the old notes and any person acting on its behalf reasonably believes is a "qualified institutional buyer" as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

  •
  under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the new notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for new notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the new notes. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of old notes.

Book-Entry System

        The new notes will be initially issued in the form of one or more global notes registered in the name of DTC or its nominee.

        Upon the issuance of a global note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the new notes represented by such global note exchanged by such persons in the exchange offer. Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a global note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cede & Co. or Euroclear. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

        Payment of principal of premium, if any, and interest on new notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the new notes represented thereby for all purposes under the indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global note is exchangeable for certificated new notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global note or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days;

          (b)   the Company determines not to have any or all the new notes represented by such global note and so notifies the trustee; or

          (c)   an event of default has occurred and is continuing with respect to the new notes represented by such global note and the DTC or its participant(s) has requested the issuance of definitive notes.

        Any global note that is exchangeable for certificated new notes pursuant to the preceding sentence will be exchanged for certificated new notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee.

        In the event that a global note becomes exchangeable for certificated new notes,

          (a)   certificated new notes will be issued only in fully registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

          (b)   payment of principal of, and premium, if any, and interest on, the certificated new notes will be payable, and the transfer of the certificated new notes will be registrable, at the office or agency of the Company maintained for such purposes.

        So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global note for all purposes under the indenture and the new notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the new notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered to be the owners or holders of any new notes under such global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF THE NOTES

        On December 8, 2016, we issued in a private placement $35,000,000 in aggregate principal amount of our 8.50% Fixed-to-Floating Rate Subordinated Notes due 2026, which we have referred to in this prospectus as the old notes. The old notes were not registered under the Securities Act and were issued, and the new notes will be issued, under an indenture, dated December 8, 2016, between us, as issuer, and Wilmington Trust, National Association, as trustee, which we have referred to in this prospectus as the "indenture." The term "notes" refers collectively to the new notes and the old notes.

        The terms of the new notes are identical in all material respects with the old notes, except that:

  •
  the new notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

  •
  the new notes bear a different CUSIP number from the old notes;

  •
  the new notes generally will not be subject to transfer restrictions and will not be entitled to registration rights;

  •
  the holders of the new notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement; and

  •
  the new notes will be represented by one or more global notes in book-entry form.

        The new notes will evidence the same debt as the old notes.

        The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act. The following description is only a summary of the material provisions of the indenture and the new notes. We urge you to read the indenture and the new notes because those documents, not this description, define your rights as holders of the new notes. The following sections provide a summary of the various provisions of the indenture and are subject to and qualified in their entirety by reference to all provisions of the indenture. You should refer to the exhibits to the registration statement of which this prospectus is a part for a copy of the indenture. Copies of the indenture are also available upon request to us at the address indicated under "Where You Can Find More Information." Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

        The exchange offer for the new notes will be for up to $35,000,000 in aggregate principal amount of the old notes. The new notes, together with any old notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

        The new notes have materially identical interest terms as the old notes except with respect to additional interest that may be earned on the old notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including December 8, 2016.

        From and including December 8, 2016 to, but excluding, December 15, 2021, the notes will bear interest at an annual rate of 8.50%, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017 and ending on December 15, 2021. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        From and including December 15, 2021 to, but excluding, the maturity date, the notes will bear interest at an annual rate, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 668.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2022. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

        For any determination date, "LIBOR" means the three-month USD LIBOR, which will be the offered rate for three-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period (provided, however, that in the event three-month USD LIBOR is less than zero, three-month USD LIBOR shall be deemed to be zero). If such rate is not available at such time from such source for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by us and provided to the paying agent. A London banking day is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London.

        We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day.

        Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Green Bancorp Inc. Administrator; except that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as such address will appear in the register of the notes or by transfer to an account maintained by the payee with a bank located in the United States.

Subordination

        Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of December 31, 2016, we had $57.2 million of senior indebtedness outstanding. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

        "Senior indebtedness" means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

  1)
  our other indebtedness for borrowed money, whether evidenced by notes, debentures, or bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered;

  2)
  our indebtedness for money borrowed in respect of or represented by purchase money obligations, as defined below;

  3)
  our obligations as lessee under capital leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

  4)
  indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire;

  5)
  our reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations;

  6)
  our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and various other hedging arrangements and agreements, swap and non-swap forward agreements or similar arrangements;

  7)
  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  8)
  our obligations to our general creditors, as defined for purposes of the capital adequacy regulations of the Federal Reserve applicable to us, as the same may be amended from time to time;

  9)
  all obligations of the type referred to in clauses 1) through 8) of other persons for the payment of which we are liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

  10)
  all obligations of the type referred to in clauses 1) through 9) of other persons secured by a lien on any of our property or asset; and

  11)
  deferrals, renewals or extensions of any of the indebtedness or obligations described in clauses 1) through 10) above.

However, "senior indebtedness" excludes:

  •
  any indebtedness, obligation or liability referred to in clauses 1) through 10) immediately above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to, or ranks equally in right of payment with, other specified types of our indebtedness, obligations and liabilities, including the notes;

  •
  any indebtedness, obligation or liability that is subordinated to our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the notes are subordinated; and

  •
  the notes and any of our indebtedness to our subsidiaries or affiliates.

        As used above, the term "purchase money obligations" means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

        In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

  •
  we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

  •
  a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

        Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest due on, that senior indebtedness before any payment is made on the notes. If the trustee or holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, such payment or distribution will be paid over to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

        By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

        All liabilities of our wholly owned banking subsidiary, the Bank, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be structurally senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of December 31, 2016, the Bank had total outstanding liabilities of $3.5 billion. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the notes. Federal banking laws and regulations may restrict the Bank's ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result of the foregoing, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

        The notes may be redeemed by us, in whole or in part, at our option on or after December 15, 2021. In addition, the notes may be redeemed by us, in whole or in part, at any time in the event of:

  •
  a "Tier 2 Capital Event," which is defined in the indenture to mean receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the notes do not constitute, or within 90 days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us;

  •
  a "Tax Event," which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

  •
  an "Investment Company Event," which is defined in the indenture to mean receipt by us of an opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion, will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

        Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

        If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis, by lot, or such other method as the trustee will deem fair and appropriate. No such partial redemption will reduce the portion of the principal amount of a note not redeemed to less than the minimum denomination for a note.

        Notices of redemption will be given in the manner provided for in the indenture to each holder of notes to be redeemed at least 30 but no more than 60 days before the redemption date. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the identification (and, in the case of partial redemption, the principal amount) of the particular note(s) to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

        We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

        The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Denominations

        The notes will be issued in fully registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Indenture Covenants

        The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on our capital stock or other debt securities that rank equal with or junior to the notes, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

        The following are events of default under the indenture with respect to the notes:

  •
  specified events with respect to us under bankruptcy, insolvency or reorganization law (the "bankruptcy events");

  •
  default in the payment of any interest on the notes when due, which continues for 30 days;

  •
  default in the payment of any principal of the notes when due;

  •
  default in the performance of any other obligation of ours under the notes or the indenture, which continues for 90 days after written notice is given as provided for in the indenture; and

  •
  default under any of our other indebtedness having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

        If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

        Under the indenture, if we fail to make any payment of interest on any note when such interest become due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may demand us to pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable, with interest upon the overdue principal and, to the extent permitted by applicable law, upon any overdue installments of interest. If we fail to pay the trustee upon such demand, the trustee may seek to enforce its rights and the rights of the holders of the notes. Any such rights to receive payment under the notes remain subject to the subordination provisions of the indenture and the notes as discussed above under "—Subordination."

Amendment, Supplement and Waiver

        Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

  •
  to evidence the succession of another person to us, or successive successions, and the assumption by any such successor of our covenants contained in the indenture and in the notes;

  •
  to add to our covenants for the benefit of the holders, or to surrender any right or power in the indenture conferred upon us with respect to the notes;

  •
  to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or that may be inconsistent with any other provision in the indenture;

  •
  to make any other provisions with respect to matters or questions arising under the indenture that will not materially and adversely affect the interests of the holders of the then outstanding notes;

  •
  to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

  •
  to add any additional events of default;

  •
  to conform any provision of the indenture to the requirements of the Trust Indenture Act;

  •
  to provide for the issuance of the new notes in connection with this exchange offer; or

  •
  to make any change that does not adversely affect the legal rights under the indenture of any holder.

        With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture; provided that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

  •
  reduce the rate of, or change the time for payment of, interest (including defaulted interest) on any note;

  •
  reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

  •
  make any note payable in money other than dollars;

  •
  make any change in provisions of the indenture entitling each holder to receive payment of principal of and interest on such note on or after the due date thereof or setting forth the contractual right to bring suit to enforce such payment;

  •
  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

  •
  modify any of the provisions of the sections of the indenture governing supplemental indentures with the consent of holders, waiver of past defaults or waiver of certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment of the principal of, or interest on, any note, or in respect of a covenant or provision of the indenture which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

        We may terminate our obligations under the indenture when:

  •
  either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of (i), (ii) or (iii) above, we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

  •
  we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes or the indenture; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

        We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  •
  the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

  •
  our and the trustee's obligations with respect to such notes concerning (1) registration of transfer and exchange of notes, (2) mutilated, destroyed, lost or stolen notes, (3) the maintenance of an office or agency where the notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served and (4) money for notes payments to be held in trust;

  •
  the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

  •
  the provisions of the indenture related to legal defeasance, covenant defeasance and application of trust money.

        In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, any omission to comply with such obligations will no longer constitute a default with respect to the notes.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one calendar day before the due date of any payment on the notes, money in an amount or (3) a combination thereof, in each case, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest, if any, on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

  •
  such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or our subsidiaries are a party or by which we are or our subsidiaries are bound;

  •
  no event of default or event which with notice or lapse of time or both would become an event of default with respect to such notes will have occurred and be continuing on the date of such deposit;

  •
  in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service (the "IRS") a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  •
  in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  •
  we will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied;

  •
  if the moneys or U.S. government obligations or combination thereof, as the case may be, deposited under the first bullet above are sufficient to pay the principal of, and interest, if any,

    on, the notes provided that such notes are redeemed on a particular date of redemption, we will have given the trustee irrevocable instructions to redeem such notes on such date and to provide notice of such redemption to holders as provided in or under the indenture; and

  •
  the trustee will have received such other documents, assurances and opinions of counsel as the trustee will have reasonably required.

        In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys or U.S. government obligations deposited as contemplated under the satisfaction and discharge provisions or the defeasance provisions of the indenture for any reason, our obligations under the indenture and the new notes will be revived as if the deposit had never occurred.

Registration of Transfer and Exchange

        We will maintain an office or agency where the notes may be presented for registration of transfer or for exchange. That office or agency will be the office of the trustee located at Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, and the trustee will serve as the initial registrar with respect to the registration of transfer and exchange of the notes. At the option of any holder, notes may be exchanged for other notes containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, upon surrender of the notes to be exchanged.

Regarding the Trustee

        Wilmington Trust, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

        The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions.

        The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Partners, Officers or Directors

        No past, present or future incorporator, shareholder, employee, officer, director or agent of us or any of our predecessor or successor, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such incorporator, shareholder, employee, officer, director or agent. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the execution of the indenture and the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax consequences of the exchange of outstanding old notes for new notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that are beneficial owners of old notes that purchased their old notes in the original offering for their stated principal amount and that are held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax consequences to subsequent purchasers of the old notes or the new notes. This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect.

        This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including U.S. holders having a "functional currency" other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as "personal holding companies," "controlled foreign corporations" or "passive foreign investment companies"). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exchanging old notes for new notes in the exchange offer, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds old notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding old notes should consult their tax advisors regarding the tax consequences to them of exchanging old notes for new notes in the exchange offer.

        THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF EXCHANGING OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER, INCLUDING WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

        The exchange of old notes for new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, holders of old notes will not recognize gain or loss upon the receipt of new notes in the exchange offer, a holder's tax basis in the new notes received in the exchange offer will be the same as such holder's tax basis in the old notes surrendered in exchange therefor and a holder's holding period in the new notes will include such holder's holding period in the old notes surrendered in exchange therefor.

 PLAN OF DISTRIBUTION

        We are not utilizing any underwriters for the exchange offer.

        Each broker-dealer that receives new notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities; provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we have agreed that for a period of 180 days (subject to extension under limited circumstances) following the expiration date, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that receives new notes in exchange for old notes acquired for its own account as a result of market-making activities or other trading activities, and resells such new notes, and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer (including the expenses of one counsel for the holders of the old notes in the case of shelf registration) and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters relating to the validity of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 with the SEC with respect to the new notes offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on our company and the new notes we are offering, you should review the registration statement. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. Our SEC filings are also available free of charge at our website at www.greenbank.com. These documents are not deemed to be included nor are they incorporated by reference into this prospectus.

        You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Green Bancorp, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Green Bancorp, Inc. and subsidiaries
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Green Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Green Bancorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas
March 21, 2017

GREEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2016	2015
ASSETS
Cash and due from banks	$18,351	$15,915
Fed funds sold	63	1,304
Interest bearing deposits in financial institutions	370,593	107,687

Total cash and cash equivalents	389,007	124,906
Available-for-sale securities, at fair value	274,619	276,021
Held-to-maturity securities, at amortized cost (fair value of $34,844 and $41,996, respectively)	35,505	42,130
Investment in Patriot Bancshares Capital Trusts I and II	666	666
Federal Reserve Bank stock	10,954	7,207
Federal Home Loan Bank of Dallas stock	7,029	13,113

Total securities and other investments	328,773	339,137
Loans held for sale	23,989	384
Loans held for investment	3,098,220	3,130,669
Allowance for loan losses	(26,364)	(32,947)

Loans, net	3,095,845	3,098,106
Premises and equipment, net	25,674	27,736
Goodwill	85,291	85,291
Core deposit intangibles, net of accumulated amortization	9,975	11,562
Accrued interest receivable	8,011	7,768
Deferred tax asset, net	11,266	19,510
Real estate acquired by foreclosure	5,220	12,122
Bank owned life insurance	34,385	33,452
Other assets	31,375	26,567

TOTAL ASSETS	$4,024,822	$3,786,157

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$650,064	$643,354
Interest-bearing transaction and savings	1,359,187	1,104,630
Certificates and other time deposits	1,365,449	1,352,764

Total deposits	3,374,700	3,100,748
Securities sold under agreements to repurchase	3,493	3,073
Other borrowed funds	150,000	223,265
Subordinated debentures and subordinated notes	47,492	13,187
Accrued interest payable	2,387	1,870
Other liabilities	16,268	14,612

Total liabilities	3,594,340	3,356,755

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 37,165,674 and 36,788,464 shares issued at December 31, 2016 and December 31, 2015, respectively; 36,987,674 and 36,788,464 shares outstanding at December 31, 2016 and December 31, 2015, respectively	372	368
Capital surplus	382,961	378,518
Retained earnings	49,127	50,099
Accumulated other comprehensive income (loss), net	(725)	417
Less treasury stock, at cost, 178,000 shares at December 31, 2016	(1,253)	—

Total shareholders' equity	430,482	429,402

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,024,822	$3,786,157

See notes to consolidated financial statements.

GREEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Dollars in thousands, except per share data)

	For the Years ended December 31,
	2016	2015	2014
INTEREST INCOME:
Loans, including fees	$149,422	$104,205	$75,121
Securities	4,209	3,604	3,993
Other investments	761	453	352
Federal funds sold	3	2	—
Deposits in financial institutions	1,149	290	139

Total interest income	155,544	108,554	79,605

INTEREST EXPENSE:
Transaction and savings deposits	5,749	3,103	2,539
Certificates and other time deposits	14,022	7,237	6,747
Subordinated debentures and subordinated notes	1,182	227	—
Other borrowed funds	963	379	142

Total interest expense	21,916	10,946	9,428

NET INTEREST INCOME	133,628	97,608	70,177
PROVISION FOR LOAN LOSSES	64,700	17,864	2,693

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	68,928	79,744	67,484

NONINTEREST INCOME:
Customer service fees	6,129	3,925	2,655
Loan fees	2,974	2,369	1,917
Gain on sale of available-for-sale securities, net	—	772	—
Gain (loss) on sale of held-for-sale loans, net	(1,404)	405	28
Gain on sale of guaranteed portion of loans, net	3,343	3,484	2,867
Other	3,154	1,232	589

Total noninterest income	14,196	12,187	8,056

NONINTEREST EXPENSE:
Salaries and employee benefits	47,169	38,110	31,102
Occupancy	8,319	7,097	5,028
Professional and regulatory fees	8,958	8,923	5,647
Data processing	3,859	3,098	5,353
Software license and maintenance	2,155	1,844	1,424
Marketing	1,114	791	654
Loan related	3,795	1,185	523
Real estate acquired by foreclosure, net	3,168	1,086	286
Other	5,961	4,044	2,416

Total noninterest expense	84,498	66,178	52,433

INCOME (LOSS) BEFORE INCOME TAXES	(1,374)	25,753	23,107
PROVISION (BENEFIT) FOR INCOME TAXES	(402)	10,314	8,365

NET INCOME (LOSS)	$(972)	$15,439	$14,742

EARNINGS (LOSSES) PER SHARE:
Basic	$(0.03)	$0.54	$0.65

Diluted	$(0.03)	$0.53	$0.64

See notes to consolidated financial statements.

GREEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	For the Years ended December 31,
	2016	2015	2014
NET INCOME (LOSS)	$(972)	$15,439	$14,742
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX:
Change in unrealized (loss) gain on securities available-for-sale	(1,757)	(992)	1,830
Total other comprehensive income (loss) before tax	(1,757)	(992)	1,830
DEFERRED TAX (BENEFIT) EXPENSE RELATED TO OTHER COMPREHENSIVE (LOSS) INCOME	(615)	(347)	641

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX	(1,142)	(645)	1,189

COMPREHENSIVE INCOME (LOSS)	$(2,114)	$14,794	$15,931

See notes to consolidated financial statements.

GREEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital Surplus	Retained Earnings		Treasury Stock
	Shares	Amount					Total
BALANCE—January 1, 2014	20,771	$208	$179,219	$19,918	$(127)	$—	$199,218
Net income	—	—	—	14,742	—	—	14,742
Net change in unrealized gains and losses on available-for-sale securities, net of taxes of $641 and reclassification adjustment	—	—	—	—	1,189	—	1,189
Issuance of common stock in connection with initial public offering, net of expenses	5,391	54	72,537	—	—	—	72,591
Issuance of common stock in connection with the exercise of stock options	14	—	117	—	—	—	117
Stock-based compensation expense	—	—	548	—	—	—	548

BALANCE—December 31, 2014	26,176	$262	$252,421	$34,660	$1,062	$—	$288,405
Net income	—	—	—	15,439	—	—	15,439
Net change in unrealized gains and losses on available-for-sale securities, net of taxes of ($347) and reclassification adjustment	—	—	—	—	(645)	—	(645)
Issuance of common stock in connection with the acquisition of Patriot Bancshares, Inc.	10,442	105	123,638	—	—	—	123,743
Issuance of common stock in connection with exercise of stock options	170	1	1,533	—	—	—	1,534
Stock-based compensation expense	—	—	926	—	—	—	926

BALANCE—December 31, 2015	36,788	$368	$378,518	$50,099	$417	$—	$429,402
Net loss	—	—	—	(972)	—	—	(972)
Net change in unrealized gains and losses on available-for-sale securities, net of taxes of $615	—	—	—	—	(1,142)	—	(1,142)
Purchase of treasury stock	(178)	—	—	—	—	(1,253)	(1,253)
Issuance of common stock in connection with exercise of stock options	378	4	3,042	—	—	—	3,046
Stock-based compensation expense	—	—	1,401	—	—	—	1,401

BALANCE—December 31, 2016	36,988	$372	$382,961	$49,127	$(725)	$(1,253)	$430,482

See notes to consolidated financial statements.

GREEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(972)	$15,439	$14,742
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion of premiums and discounts on securities, net	821	1,122	1,130
Accretion of loan discounts, net	(8,358)	(4,806)	(869)
Amortization of deposit premiums	(2,362)	(1,747)	(411)
Amortization of core deposit intangibles	1,587	847	303
Amortization and accretion of borrowing and debt valuation allowance, net	289	40	(4)
Amortization of issuance costs of subordinated notes	9	—	—
Provision for loan losses	64,700	17,864	2,693
Depreciation	2,388	1,849	1,485
Net gain on sale of available-for-sale securities	—	(772)	—
Net loss (gain) on sale of real estate acquired by foreclosure	563	81	(139)
Net loss (gain) on sale of loans held for sale	1,404	(405)	(28)
Net gain on sale of guaranteed portion of loans	(3,343)	(3,484)	(2,867)
Originations of loans held for sale	(1,094)	(17,656)	(1,608)
Proceeds from sales of and principal collected on loans held for sale	21,488	19,875	2,681
Writedown of real estate acquired by foreclosure	1,048	530	141
Deferred income tax expense (benefit)	8,361	(3,409)	395
Stock-based compensation expense	1,587	707	964
(Increase) decrease in accrued interest receivable and other assets, net	(16,520)	2,208	1,061
Increase (decrease)in accrued interest payable and other liabilities, net	1,838	(1,379)	138

Net cash provided by operating activities	73,434	26,904	19,807

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the maturities or calls and paydowns of available-for-sale securities	110,423	51,690	34,021
Proceeds from the sale of available-for-sale securities	—	109,444	19,179
Purchases of available-for-sale securities	(100,335)	(53,046)	(22,081)
Proceeds from the maturities or calls and paydowns of held-to-maturity securities	8,507	10,192	9,855
Purchases of held-to-maturity securities	(1,963)	(1,788)	(3,452)
Proceeds from sales of guaranteed portion of loans	39,109	38,201	32,205
Proceeds from sales of real estate acquired by foreclosure	8,794	2,587	1,825
Purchases of Federal Home Loan Bank of Dallas stock, net of redemptions	6,084	359	103
Purchases of Federal Reserve Bank stock	(3,747)	(34)	(1,673)
Net increase in loans held for investment and held for sale	(115,148)	(279,756)	(220,465)
Investment in construction of premises and purchases of other fixed assets	(326)	(1,349)	(984)
Net cash and cash equivalents received (paid) in connection with acquisitions	—	4,275	(30,789)

Net cash used in investing activities	(48,602)	(119,225)	(182,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposit accounts	276,314	170,236	128,749
Net (decrease) increase in securities sold under agreements to repurchase	420	(1,532)	2,022
Net proceeds from other short-term borrowed funds	(64,250)	(113,250)	(5,000)
Proceeds from other long-term borrowed funds	50,000	100,000	—
Repayment of other long-term borrowed funds	(58,884)	(8,684)	(1,864)
Proceeds from issuance of common stock due to exercise of stock options	3,046	1,534	117
Proceeds from issuance of subordinated notes, net	33,876	—	—
Proceeds from issuance of common stock, net of issuance expenses	—	—	72,591
Purchase of treasury stock	(1,253)	—	—

Net cash provided by financing activities	239,269	148,304	196,615

NET INCREASE IN CASH AND CASH EQUIVALENTS	$264,101	$55,983	$34,166
CASH AND CASH EQUIVALENTS:
Beginning of year	124,906	68,923	34,757

End of year	$389,007	$124,906	$68,923

NONCASH ACTIVITIES:
Noncash investing and financing activities—acquisition of real estate through foreclosure of collateral	$3,503	$—	$—
Transfer of loans to held-for-sale	45,403	—	—
Stock issued in connection with the Patriot Bancshares acquisition	—	123,743	—
SUPPLEMENTAL INFORMATION:
Interest paid	$23,473	$11,549	$9,592
Income taxes paid	11,700	12,200	9,200

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

        Organization—Green Bancorp, Inc. ("Green Bancorp"), together with its subsidiary bank (the "Company"), is a Texas corporation that was incorporated on October 20, 2004. In 2006 Green Bancorp entered into an agreement and plan of merger with Redstone Bank, National Association ("Redstone Bank"), a national banking association located in Houston, Texas, for the purpose of acquiring all of the issued and outstanding stock of Redstone Bank. The acquisition was completed on December 31, 2006, and Green Bancorp became a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

        Green Bank, N.A. (the "Bank") is a national banking association, which was chartered under the laws of the United States of America as a national bank on February 17, 1999, as Redstone Bank. On September 14, 2007, the name was changed to Green Bank, N.A. The Bank provides commercial and consumer banking services in the greater Houston and Dallas metropolitan areas, Austin and Honey Grove, Texas and Louisville, Kentucky.

        Summary of Significant Accounting and Reporting Policies—The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). A summary of significant accounting policies follows.

        Basis of Presentation—The consolidated financial statements include the accounts of Green Bancorp and its subsidiaries. Intercompany transactions have been eliminated in consolidation. Operations are managed and financial performance is evaluated on a company-wide basis. The Company operates its business as one segment providing banking services to a variety of customers.

        Segment Reporting—The Company has one reportable segment. The Company's chief operating decision-maker uses consolidated results to make operating and strategic decisions.

        Initial Public Offering (IPO)—The Company qualifies as an "emerging growth company" as defined by the Jumpstart Our Business Act (JOBS ACT). In August 2014, the Company sold and issued 5,390,625 shares of common stock at $15 per share in reliance on that Registration Statement. Total proceeds received by the Company, net of offering costs were approximately $72.5 million.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The calculation of the allowance for loan losses, the valuation of goodwill and available for sale securities, acquired assets and liabilities and the calculation of stock based compensation are estimates particularly susceptible to significant change in the near term. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include cash due from banks, federal funds sold and interest-bearing deposits in financial institutions with original maturities of three months or less. Federal funds sold are invested for a period of three days or less. Interest bearing deposits include demand balances at the Federal Reserve Bank and balances with other financial institutions with original maturities of three months or less. Balances at the Federal Reserve Bank include restricted amounts required to satisfy reserve requirements, which are provided in Note 4.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        Earnings Per Common Share—Basic earnings per common share is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock using the treasury stock method. Outstanding stock options issued by the Company represent the only dilutive effect reflected in diluted weighted average shares. In the event of a net loss, the outstanding stock options are excluded from the diluted earnings per common share calculation due to their anti-dilutive effect and the diluted net loss per common share would equal the basic net loss per common share. A reconciliation of the weighted-average shares used in calculating basic earnings per common share and the weighted average common shares used in calculating diluted earnings per common share for the reported periods is provided in Note 2.

        Securities—Securities classified as held-to-maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent, and the Company has the ability, to hold these assets until their maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), these securities may be sold or transferred to another portfolio.

        Securities classified as available-for-sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as accumulated other comprehensive income or loss until realized. Declines in the fair value of individual securities below their cost that are determined to be other-than-temporary would result in writedowns, as a realized loss, of the individual securities to their fair value. In evaluating other-than-temporary impairment losses, management considers several factors, including the severity and the duration of time that the fair value has been less than cost, the credit quality of the issuer, and whether it is more likely than not that the Company will be required to sell the security before a recovery in value. Securities within the available-for-sale portfolio may be used as part of the Company's asset and liability management strategy and may be sold in response to changes in interest rate risk, prepayment risk or other factors.

        Premiums and discounts are amortized and accreted to net income using the interest method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sales of securities. Interest earned on these assets is included in interest income.

        Other securities are stated at cost and include stock of the Federal Reserve Bank and the FHLB. Dividends received on these investments are included in interest income.

        Loans Held-for-Sale—Loans are classified as held-for-sale when management has positively determined that the loans will be sold in the foreseeable future and the Company has the ability to do so. The classification may be made upon origination or subsequent to the origination or purchase. Once a decision has been made to sell loans not previously classified as held-for-sale, such loans are transferred into the held-for-sale classification and carried at the lower of cost or estimated fair value. Fair value of consumer residential mortgages held-for-sale is based on commitments from investors or prevailing market prices. Gains and losses on sales are recorded in noninterest income and determined on a specific identification basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        Loans Held for Investment—Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported in the balance sheet as loans held for investment stated at the principal amount outstanding adjusted for charge-offs, the allowance for loan losses, deferred fees or costs and unamortized premiums or discounts. Interest income for loans is recognized principally by the simple interest method.

        A loan is defined as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized.

        Nonperforming Loans and Past Due Loans—Nonperforming loans are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured due to the borrower's financial difficulty and which result in a concessionary modification.

        When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status and classified as impaired unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to evaluate the appropriateness of its accruing status. When a loan is placed on nonaccrual status, all accrued but unpaid interest is reversed against interest income. Payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as a recovery of lost interest.

        The restructuring of a loan is considered a troubled debt restructuring if both the borrower is experiencing financial difficulties and the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. Loans restructured in a troubled debt restructuring are considered impaired. Impairment loss of restructured loans is based on the difference between the original loan's carrying amount and the present value of expected future cash flows discounted at the original, contractual rate of the loan.

        Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

        Allowance for Loan Losses—The allowance for loan losses is a valuation allowance for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. Recoveries are credited to the allowance at the time of recovery. The Company's allowance for loan losses consists of two components including a general component based upon probable but unidentified losses inherent in the portfolio and a specific component on individual loans that are considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        The general component of the allowance for loan losses related to probable but unidentified losses inherent in the portfolio is based on our actual historical loss experience and various qualitative factors. The qualitative factors include lending policies and procedures, loan volume and terms, experience, depth and ability of lending management, volume and severity of past due loans and monitored loans, quality of loan review system, concentrations, value of collateral underlying collateral dependent loans, economic conditions and other factors. Additional factors considered include the actual historical loss experience at the total portfolio level, a comparison of the allowance ratios to peer data, an analysis of the allowance by risk rating and other factors.

        To arrive at the general component of the allowance, loans are first separated into originated and acquired groups and then further separated by loan type for each group. On a quarterly basis, the trends in various metrics related to each of the factors described above are reviewed to determine the appropriate level of change to be applied to each factor for the period. The factors described above are calculated for the applicable loan groups and for each loan type within the applicable group and then applied to the loan balance by type to calculate the general reserve. The actual loss factor is based on our loss migration analysis, which calculates the weighted average of actual losses by loan type and within each risk rating over the prior three years. A minimum actual loss factor equal to the average three year loss history for the total loan portfolio is included as a qualitative factor.

        The specific component of the allowance for loan losses is calculated based on a review of individual loans considered impaired. The analysis of impaired losses may be based on the present value of expected future cash flows discounted at the effective loan rate, an observable market price or the fair value of the underlying collateral on collateral dependent loans. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating, or other conditions beyond the Company's control.

        Throughout the year, management estimates the probable level of losses to determine whether the allowance for loan losses is adequate to absorb inherent losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb inherent losses. If economic conditions or borrower behavior deviate substantially from the assumptions utilized in the allowance calculation, increases in the allowance may be required.

        Estimates of loan losses involve an exercise of judgment. While it is reasonably possible that in the near term the Company may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

        Accounting for Acquired Loans and the Allowance for Acquired Loan Losses—Acquisitions are accounted for using the acquisition method of accounting. Accordingly, the assets, including loans, and liabilities of the acquired entity were recorded at their fair values at the acquisition date. No allowance for credit losses related to the acquired loans is recorded on the acquisition date, as the fair value of the acquired loans incorporates assumptions regarding credit risk. These fair value estimates associated with acquired loans, and based on a discounted cash flow model, include estimates related to market interest rates and undiscounted projections of future cash flows that incorporate expectations of prepayments and the amount and timing of principal, interest and other cash flows, as well as any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

shortfalls thereof. The excess of cash flows expected at acquisition over the estimated fair value is considered the accretable discount or premium and is recognized in interest income over the remaining life of the loan using the interest method.

        Acquired loans with evidence of credit deterioration and the probability that all contractually required payments will not be collected as of the date of acquisition are accounted for in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-30. The difference between contractually required payments at acquisition and the cash flows expected to be collected is considered the non-accretable discount. The non-accretable discount represents the future credit losses expected to be incurred over the life of the loan. Subsequent increases in the expected cash flows will result in a recovery of any previously recorded allowance for loan losses and a reclassification from non-accretable discount to accretable discount.

        At period-end after acquisition, the fair-valued acquired loans from each acquisition are reassessed to determine whether an addition to the allowance for credit losses is appropriate due to further credit quality deterioration. Methods utilized to estimate any subsequently required allowance for credit losses for acquired loans not deemed credit-impaired at acquisition are similar to originated loans; however, the estimate of loss is based on the unpaid principal balance and then compared to any remaining unaccreted purchase discount. To the extent that the calculated loss is greater than the remaining unaccreted purchase discount, an allowance is recorded for such difference.

        Bank-Owned Life Insurance ("BOLI")—Bank-owned life insurance is stated at its cash surrender value. The BOLI was acquired with the Patriot and SharePlus acquisitions. The Company is the beneficiary of life insurance policies on current and former officers and selected employees of the Company.

        Premises and Equipment—Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed primarily using the straight-line method over the estimated useful lives (ranging from two to thirty years) of the assets. Leasehold improvements are amortized using the straight-line method over the periods of the leases or the estimated useful lives, whichever is shorter.

        Goodwill and Other Intangibles—Goodwill has an indefinite useful life and is subject to an annual impairment test and more frequently if a triggering event occurs. We completed our annual impairment analysis of goodwill as of December 31, 2016. Based on this analysis we do not believe any of our goodwill is impaired as of this date because the fair value of our equity exceeds the carrying value. The goodwill impairment test involves a two-step process. Under the first step, the estimation of fair value of the reporting unit is compared with its carrying value including goodwill. If step one indicates a potential impairment, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the implied fair value of goodwill is less than its carrying value. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. As part of its impairment analysis, the Company uses a variety of methodologies in determining the fair value of the reporting unit, including cash flow analyses that are consistent with the assumptions management believes hypothetical marketplace participants would use.

        Core deposit intangibles are amortized on an accelerated basis over the years expected to be benefited, which the Company estimates to be approximately two to seventeen years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        Real Estate Acquired by Foreclosure—The Company records real estate acquired by foreclosure at fair value less estimated costs to sell. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

        Derivative Financial Instruments—The Company's derivative instruments are entered into pursuant to a customer accommodation program where the Company enters into an interest rate swap or cap agreement with a commercial customer and an agreement with offsetting terms with a correspondent bank. These derivative instruments are not designated as accounting hedges. Changes in net fair value are recognized in noninterest income or expense and the fair value amounts are included in other assets and other liabilities.

        Fair Value Measurements—The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, for financial assets and financial liabilities. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under an existing accounting pronouncement. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability and establishes a fair value hierarchy. The fair value hierarchy consists of three levels of inputs that may be used to measure fair value, which are defined in Note 18.

        Revenue Recognition—Revenue is recognized in accordance with FASB ASC 605, Revenue Recognition, on an accrual basis. Amounts are recognized as income in the period in which they are earned as evidenced by contractual agreements so long as the amount is deemed to be collectable and no evidence of impairment exists.

        Gain on Sale of Guaranteed Portion of Loans, Net—The Company originates loans to customers under government guaranteed programs that generally provide for guarantees of 50% to 90% of each loan, subject to a maximum guaranteed amount. The Company can sell the guaranteed portion of the loan in an active secondary market and retains the unguaranteed portion in its portfolio. Sales of the guaranteed portion of loans are accounted for using the sales accounting treatment.

        All sales of government guaranteed loans are executed on a servicing retained basis, and the Company retains the rights and obligations to service the loans. The standard sale structure provides for the Company to retain a portion of the cash flow from the interest payment received on the loan. When a loan sale involves the transfer of an interest less than the entire loan, the controlling accounting method under FASB ASC 860, Transfers and Servicing, requires the seller to reallocate the carrying basis between the assets transferred and the assets retained based on the relative fair value of the respective assets as of the date of sale. The maximum gain on sale that can be recognized is the difference between the fair value of the assets sold and the reallocated basis of the assets sold. The gain on sale recognized in income is the sum of the cash premium on the guaranteed loan, the fair value of the servicing assets recognized, less the discount recorded on the unguaranteed portion retained.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        Income Taxes—Green Bancorp files a consolidated federal income tax return with its subsidiaries. Each computes income taxes as if it filed a separate return and remits to, or is reimbursed by, Green Bancorp based on the portion of taxes currently due or refundable.

        Deferred income taxes are accounted for by applying the expected statutory tax rates at which the differences between the book basis and the tax basis of assets and liabilities are expected to be recovered. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

        We record uncertain tax positions in accordance with FASB ASC 740, Income Taxes, on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

        Stock-Based Compensation—The Company's stock-based compensation policy applies to stock options and restricted stock units, which are accounted for under the fair-value method as required by GAAP. The expense associated with stock-based compensation is recognized over the vesting period of each individual arrangement.

        The fair value of each time-based stock option and restricted stock units award is estimated on the date of grant using a Black-Scholes-Merton option valuation model.

        Business combinations—The Company applies the acquisition method of accounting for business combinations in accordance with FASB ASC 805, Business Combinations. Under the acquisition method, the acquiring entity in a business combination recognizes all of the assets acquired and liabilities assumed at their acquisition date fair values. Management utilizes valuation techniques appropriate for the asset or liability being measured in determining these fair values. The excess of the purchase price over the estimated fair value of the net assets, including identifiable intangible assets, for tax-free acquisitions is recorded as goodwill, none of which is deductible for tax purposes. The excess of the purchase price over the estimated fair value of the net assets, including identifiable intangible assets, for taxable acquisitions was recorded as goodwill, and is deductible for tax purposes. Where amounts allocated to assets acquired and liabilities assumed is greater than the purchase price, a bargain purchase gain is recognized. Acquisition-related costs are expensed as incurred. The results of operations for each acquisition have been included in the Company's consolidated financial results beginning on the respective acquisition date.

        Comprehensive Income—Comprehensive income includes all changes in equity during the period presented that result from transactions and other economic events other than transactions with shareholders. The Company reports comprehensive income in the consolidated statements of comprehensive income.

        Recent Accounting Standards—Accounting Standards Updates ("ASU")

        FASB ASU No. 2017-04—"Intangibles—Goodwill and Other (Topic 350)." ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test, which required computing the implied fair value of goodwill. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit's fair value; however the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for the Company on January 1, 2020 and is not expected to have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2017-01—"Business Combinations (Topic 805)." ASU 2017-01 is intended to clarify or correct unintended application of ASU 2014-09 "Revenue from Contract with Customers (Topic 606)." ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Additionally, the amendments in this update provide a more robust framework to assist entities in evaluating whether a set of assets and activities constitutes a business. Lastly, the amendments in this update narrow the definition of the term output so that the term is consistent with how outputs are described in Topic 606. ASU 2017-01 will be effective for the Company on January 1, 2018 and is not expected to have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2016-18—"Statement of Cash Flows (Topic 230)—Restricted Cash." ASU 2016-18 requires the Statement of Cash Flows to explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, restricted cash or cash equivalents should be included with cash and cash equivalents when recording the beginning-of-period and end-of-period total amounts on the Statement of Cash Flows. ASU 2016-18 will be effective for the Company on January 1, 2018 and is not expected to have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2016-15—"Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15") is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 provides classification guidance on certain cash receipts and cash payments, including, but not limited to, debt prepayment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of bank-owned life insurance policies and distributions received from equity method investees. This ASU will be effective for the Company on January 1, 2018, and is not expected to have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2016-13—"Financial Instruments—Credit Losses (Topic 326)" ("ASU 2016-13") requires an entity to utilize a new impairment model known as the current expected credit loss ("CECL") model to estimate its lifetime "expected credit loss" and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. ASU 2016-13 will be effective for the Company on January 1, 2020. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the potential impact of ASU 2016-13 on the Company's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        FASB ASU No. 2016-09—"Compensation—Stock Compensation (Topic 718)—Improvements to Employee Share-Based Payment Accounting." ASU 2016-09 was issued as part of the FASB's simplification initiative and affects all entities that issue share-based payment awards to their employees. This ASU covers accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 will be effective for the Company as of January 1, 2017 and the Company does not expect a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2016-06—"Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments (a consensus of the Emerging Issues Task Force)." The new guidance clarifies the requirements for assessing whether contingent call or put options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts, which is used to determine whether the embedded derivative should be separated from the host contract and accounted for separately as a derivative. An entity performing the assessment will be required to assess the embedded call or put options solely in accordance with the pre-existing four-step decision sequence. This guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The adoption of this guidance is not expected to be material to the consolidated financial statements.

        FASB ASU No. 2016-02—"Leases (Topic 842)." In February 2016, the Financial Accounting Standards Board issued ASU 2016-02 to supersede nearly all existing lease guidance under GAAP. The guidance would require a lessee to record a right-to-use asset and liability representing the obligation to make lease payments for long-term leases. ASU 2016-02 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 and must be adopted using a modified retrospective approach. The Company is currently evaluating the impact of its pending adoption of ASU 2016-02 on its consolidated financial statements.

        FASB ASU No. 2016-01—"Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 (i) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (iv) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (v) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (vi) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (vii) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

other deferred tax assets. The amendments in this update affect all entities that hold financial assets or owe financial liabilities. ASU 2016-01 is effective for the Company beginning January 1, 2018, and is not expected to have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2015-17—"Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." In November 2015, the FASB issued ASU 2015-17, as part of its simplification initiative. The ASU requires entities to present deferred tax assets ("DTAs") and deferred tax liabilities ("DTLs") as noncurrent in a classified balance sheet. It thus simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current or noncurrent in a classified balance sheet. Netting of DTAs and DTLs by tax jurisdiction is still required under the new guidance. ASU 2015-17 is effective for the Company beginning January 1, 2017 and did not have a material impact on the Company's consolidated financial statements.

        FASB ASU No. 2015-16—"Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments." ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer must record, in the same period's financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Additionally, the entity is required to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 was effective for the Company on January 1, 2016 and did not have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2015-05—"Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)—Customer's Accounting for Fees Paid in a Cloud Computing Arrangement." ASU 2015-05 provides a basis for evaluating whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, then the arrangement should be accounted for as a service contract. ASU 2015-05 was effective for the Company on January 1, 2016 and did not have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2015-02—"Consolidation (Topic 810)—Amendments to the Consolidation Analysis." ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1) Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities ("VIEs") or voting interest entities, 2) Eliminate the presumption that a general partner should consolidate a limited partnership, 3) Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships, 4) Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2A-7 of the Investment Company Act of 1940 for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

registered money market funds. ASU 2015-02 was effective for the Company on January 1, 2016 and did not have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2015-01—"Income Statement—Extraordinary and Unusual Items (Subtopic 225-20)—Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items." ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 was effective for the Company on January 1, 2016 and did not have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2014-12—"Compensation-Stock Compensation (Topic 718)—Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of the compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The adoption of this ASU was effective for the Company on January 1, 2016 and did not have a significant impact on the Company's consolidated financial statements.

        FASB ASU No. 2014-09—"Revenue from Contracts with Customers (Topic 606)." ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP and is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects consideration to which the entity expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied to all of the periods presented, or modified retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. ASU 2014-09 was initially effective for the Company on January 1, 2017; however, in August 2015, the FASB issued ASU No. 2015-14—Revenue from Contracts with Customers—Deferral of the Effective Date, which deferred the effective date to January 1, 2018. In addition, the FASB has begun to issue targeted updates to clarify specific implementation issues of ASU 2014-09. These updates include ASU No. 2016-08—Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU No. 2016-10—Identifying Performance Obligations and Licensing, ASU No. 2016-12—Narrow-Scope Improvements and Practical Expedients, and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

ASU No. 2016-20—Technical Corrections and Improvements to Top 606—Revenue from Contract with Customers. Management is evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

2. EARNINGS PER COMMON SHARE

        The following table illustrates the computation of basic and diluted earnings (loss) per share:

	Year Ended December 31,
	2016		2015		2014
	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
	(Amounts in thousands, except per share amounts)
Net income (loss)	$(972)		$15,439		$14,742
Basic:
Weighted average shares outstanding	36,677	$(0.03)	28,839	$0.54	22,625	$0.65
Diluted:
Add incremental shares for:
Effect of dilutive securities—options	—		257		290

Total	36,677	$(0.03)	29,096	$0.53	22,915	$0.64

3. ACQUISITIONS

        Acquisitions have been in the past and may be in the future an important part of the Company's growth strategy. All acquisitions were accounted for using the acquisition method of accounting. Accordingly, the assets and liabilities of the acquired entities were recorded at their fair values at the acquisition date. The excess of the purchase price over the estimated fair value of the net assets for tax-free acquisitions is recorded as goodwill, none of which is deductible for tax purposes. The excess of the purchase price over the estimated fair value of the net assets for taxable acquisitions was recorded as goodwill, and is deductible for tax purposes. The identified core deposit intangibles for each acquisition are being amortized using an accelerated basis over an estimated life of six to nineteen years. The results of operations for each acquisition have been included in the Company's consolidated financial results beginning on the respective acquisition date.

        The measurement period for the Company to determine the fair values of acquired identifiable assets and assumed liabilities will end at the earlier of (1) twelve months from the date of the acquisition or (2) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable.

        Patriot Bancshares, Inc.—On October 1, 2015, the Company completed the merger of Patriot with and into the Company and the merger of Patriot's wholly owned subsidiary, Patriot Bank with and into the Bank. Patriot, headquartered in Houston, Texas, operated six locations in Houston, two in Dallas and one in Fannin County, Texas. As of September 30, 2015, Patriot, on a consolidated basis, reported total assets of $1.4 billion, total loans of $1.1 billion, total deposits of $1.1 billion and total shareholders' equity of $125.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ACQUISITIONS (Continued)

        Under the terms of the merger agreement, we issued 10.4 million shares of the Company's common stock, with a total fair value of $123.7 million based on the closing price on October 1, 2015 of $11.85 per share, for all outstanding shares of Patriot common stock, including the converted Series D and Series F preferred stock. In addition, Patriot's $27.3 million Series B and Series C preferred stock were redeemed in connection with the closing. Consistent with the Company's strategy, the primary reasons for the Patriot acquisition were to enhance market share in Houston and Dallas, and improve profitability through cost savings and revenue synergies.

        In connection with the merger, we recognized $55.2 million of goodwill, $8.3 million of core deposit intangibles, and $7.3 million in net deferred tax assets as of December 31, 2015. None of the goodwill recognized is expected to be deductible for income tax purposes.

        SP Bancorp, Inc.—On October 17, 2014, the Company completed the acquisition of SP Bancorp, Inc. and its wholly owned subsidiary SharePlus Bank. SharePlus Bank was a Texas chartered state bank headquartered in Plano, Texas, with four branches, two in Plano, Texas, one in Dallas, Texas and one in Louisville, Kentucky. The expansion complements the Company's Dallas area growth. As of September 30, 2014, SharePlus, on a consolidated basis, had $348.7 million in total assets, $248.2 million in loans, $280.5 million in deposits and $33.7 million in stockholders' equity. The acquisition was not considered significant to the Company's financial statements and therefore pro forma financial data and related disclosures are not included.

        Pursuant to the terms of the acquisition agreement, the Company paid $46.4 million in cash for all outstanding shares of SP Bancorp, Inc.'s capital stock, which resulted in goodwill of $14.5 million. Additionally, the Company recognized $3.5 million of core deposit intangibles as of December 31, 2014.

        M&A and Acquisition Related Costs—The Company incurred $456 thousand and $4.9 million of pre-tax M&A and acquisition related costs during 2016 and 2015, respectively. The merger expenses are reflected on the Company's income statement for the applicable periods and are reported primarily in the categories of data processing, professional and regulatory fees, salaries and benefits, occupancy, software licenses and maintenance, marketing and other. Merger related costs incurred are presented in the table below by acquisition.

	2016	2015
	(Dollars in thousands)
Patriot Bancshares, Inc.	$405	$4,490
SP Bancorp, Inc.	51	386

Total	$456	$4,876

4. CASH AND CASH EQUIVALENTS

        The Bank, as a correspondent of the Federal Reserve Bank, is required to maintain average reserve balances. Interest-bearing deposits in financial institutions include restricted amounts of $65.1 million and $70.0 million at December 31, 2016 and December 31, 2015, respectively, as a result of this requirement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SECURITIES

        The amortized cost and fair value of securities as of the dates set forth were as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale:
Obligations of the U.S. Treasury and other U.S. government agencies or sponsored enterprises	$118,272	$17	$(403)	$117,886
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	99,876	452	(430)	99,898
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	42,379	96	(563)	41,912
Corporate debt securities	3,788	1	(14)	3,775
Obligations of municipal subdivisions	236	—	(1)	235
CRA qualified investment fund	11,183	—	(270)	10,913

Total	$275,734	$566	$(1,681)	$274,619

Held-to-maturity:
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	$14,358	$140	$(267)	$14,231
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	21,147	2	(536)	20,613

Total	$35,505	$142	$(803)	$34,844

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SECURITIES (Continued)

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale:
Obligations of the U.S. Treasury and other U.S. government agencies or sponsored enterprises	$90,032	$3	$(85)	$89,950
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	129,752	1,137	(184)	130,705
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	51,569	74	(314)	51,329
Corporate debt securities	3,790	4	(1)	3,793
Obligations of municipal subdivisions	236	8	—	244

Total	$275,379	$1,226	$(584)	$276,021

Held-to-maturity:
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	$15,002	$320	$(143)	$15,179
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	27,128	54	(365)	26,817

Total	$42,130	$374	$(508)	$41,996

        Expected maturities of securities will differ from contractual maturities because the underlying borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. The following table sets forth, as of the date indicated, contractual maturities of securities:

	December 31, 2016
	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$42,074	$42,056	$—	$—
Due after one year through five years	79,986	79,605	—	—
Due after five years through ten years	236	235

	122,296	121,896	—	—
Mortgage-backed securities and collateralized mortgage obligations	142,255	141,810	35,505	34,844
CRA qualified investment fund	11,183	10,913	—	—

Total	$275,734	$274,619	$35,505	$34,844

        There were no sales of securities during the year ended December 31, 2016.

        Proceeds from sales of securities classified as available-for-sale of $109.4 million and $19.2 million were received during the years ended December 31, 2015 and 2014, respectively. Sales in 2015 included $76.5 million of the acquired securities from the Patriot acquisition and resulted in net gain of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SECURITIES (Continued)

$195 thousand, which is comprised of $225 thousand in gross realized gains offset by $30 thousand in gross realized losses.

        Management evaluates securities for other-than-temporary impairment ("OTTI") at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available-for-sale or held-to-maturity are evaluated for OTTI under FASB ASC 320, Investments—Debt and Equity Securities.

        In determining OTTI, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        When OTTI occurs, the amount of the other-than-temporary impairment recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss.

        As of December 31, 2016, the Company does not intend to sell any debt securities classified as held-to-maturity and management believes that the Company more, likely than not, will not be required to sell any debt securities that are in a loss position before their anticipated recovery, at which time the Company will receive full value for the securities. Furthermore, as of December 31, 2016, management does not have the intent to sell any of its securities classified as available-for-sale that are in a loss position and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2016, management believes any impairment in the Company's securities is temporary and no impairment loss has been realized in the Company's consolidated statements of income.

        Declines in the fair value of individual securities below their cost that are other-than-temporary would result in writedowns, as a realized loss, to their fair value. In evaluating other-than-temporary impairment losses, management considers several factors including the severity and the duration that the fair value has been less than cost, the credit quality of the issuer, and whether it is more likely than not that the Company will be required to sell the security before a recovery in value. The Company has not realized any losses due to other-than-temporary impairment of securities as of December 31, 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SECURITIES (Continued)

        Securities with unrealized losses segregated by length of continuous unrealized loss position as of the dates set forth were as follows:

	December 31, 2016
	Less than 12 Months			12 Months or More
	Amortized Cost	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale:
Obligations of the U.S. Treasury and other U.S. government agencies or sponsored enterprises	$100,517	$(403)	$100,114	$—	$—	$—
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	60,233	(405)	59,828	4,121	(25)	4,096
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	29,916	(492)	29,424	2,874	(71)	2,803
Corporate debt securities	1,785	(14)	1,771	—	—	—
Obligations of municipal subdivisions	236	(1)	235	—	—	—
CRA qualified investment fund	11,183	(270)	10,913	—	—	—

Total	$203,870	$(1,585)	$202,285	$6,995	$(96)	$6,899

Held-to-maturity:
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	$8,551	$(234)	$8,317	$860	$(33)	$827
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	12,141	(191)	11,950	7,644	(345)	7,299

Total	$20,692	$(425)	$20,267	$8,504	$(378)	$8,126

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SECURITIES (Continued)

	December 31, 2015
	Less than 12 Months			12 Months or More
	Amortized Cost	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-sale:
Obligations of the U.S. Treasury and other U.S. government agencies or sponsored enterprises	$85,028	$(85)	$84,943	$—	$—	$—
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	48,830	(184)	48,646	—	—	—
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	33,299	(314)	32,985	—	—	—
Corporate debt securities	2,009	(1)	2,008	—	—	—

Total	$169,166	$(584)	$168,582	$—	$—	$—

Held-to-maturity:
Mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	$3,220	$(48)	$3,172	$2,571	$(95)	$2,476
Collateralized mortgage obligations issued by U.S. government agencies or sponsored enterprises	9,945	(73)	9,872	12,871	(292)	12,579

Total	$13,165	$(121)	$13,044	$15,442	$(387)	$15,055

        The average loss on securities in an unrealized loss position was 1.04% and 0.55% of the amortized cost basis at December 31, 2016 and 2015, respectively. There were nine and six securities in an unrealized loss position of greater than 12 months at December 31, 2016 and 2015, respectively.

        The Company did not own securities of any one issuer (other than the U.S. government and its agencies or sponsored enterprises) for which the aggregate adjusted cost exceeds 10% of the consolidated shareholders' equity at December 31, 2016 or 2015.

        Securities with an amortized cost of $12.2 million and $14.9 million and fair value of $12.2 million and $15.0 million were pledged and available to be sold under repurchase agreements at December 31, 2016 and December 31, 2015, respectively. Securities with an amortized cost of $73.0 million and $97.3 million and fair value of $72.6 million and $97.1 million were pledged to various Federal Reserve Districts related to deposits of bankruptcy trustees at December 31, 2016 and 2015, respectively. Securities with an amortization cost and fair value of $1.3 million and $2.2 million at December 31, 2016 and 2015 were pledged to collateralize public deposits, respectively. In addition, securities with an amortized cost of $5.2 million and $2.8 million and fair value of $5.2 million and $2.9 million were pledged as collateral for the Company's derivative instruments at December 31, 2016 and December 31, 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS

        The loan portfolio classified by type and class as of the dates set forth were as follows:

	December 31, 2016
	Originated	Acquired	Total
	(Dollars in thousands)
Commercial & industrial	$904,331	$149,594	$1,053,925
Real estate:
Owner occupied commercial real estate	264,876	129,334	394,210
Commercial real estate	816,029	327,722	1,143,751
Construction, land & land development	179,999	69,705	249,704
Residential mortgage	127,445	117,746	245,191
Consumer and other	9,248	2,191	11,439

Total loans held for investment	$2,301,928	$796,292	$3,098,220

Total loans held for sale	$23,989	$—	$23,989

	December 31, 2015
	Originated	Acquired	Total
	(Dollars in thousands)
Commercial & industrial	$850,048	$356,404	$1,206,452
Real estate:
Owner occupied commercial real estate	188,908	164,981	353,889
Commercial real estate	521,887	382,228	904,115
Construction, land & land development	242,611	116,202	358,813
Residential mortgage	120,260	173,223	293,483
Consumer and other	9,843	4,074	13,917

Total loans held for investment	$1,933,557	$1,197,112	$3,130,669

Total loans held for sale	$384	$—	$384

        The loan portfolio is comprised of three types, commercial and industrial loans, real estate loans and consumer and other loans. The real estate loans are further segregated into owner occupied commercial real estate, commercial real estate, which includes multi-family loans, construction, land and land development, which includes both commercial construction and loans for the construction of residential properties and residential mortgage, which includes first and second liens and home equity lines. Consumer and other loans includes various types of loans to consumers and overdrafts. Loans are further separated between loans originated by the Company and loans acquired.

        Included in the loans held for investment balance was $17.4 million and $19.8 million of net deferred loan origination fees and unamortized premium and discount at December 31, 2016 and 2015, respectively. Also included in loans at December 31, 2016 and 2015, respectively was $3.0 million and $13.4 million in nonaccretable discount on acquired credit impaired loans. Accrued interest receivable on loans was $7.4 million and $7.3 million at December 31, 2016 and 2015, respectively. Consumer and other loans include overdrafts of $73 thousand and $560 thousand as of December 31, 2016 and 2015, respectively.

        The loan portfolio consists of various types of loans made to borrowers principally located in the Houston and Dallas metropolitan areas. Although the portfolio is diversified and generally secured by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

various types of collateral, a substantial portion of its debtors' ability to honor their obligations is dependent on local economic conditions. The risks created by this geographic concentration and our exposure to energy-related borrowers have been considered by management in the determination of the adequacy of the allowance for loan losses.

        Reserved-based energy loans outstanding represented approximately 0.5% and 4.2% of total funded loans as of December 31, 2016 and 2015, respectively. Energy-related service industry loans represented approximately 2.6% and 5.2% of total funded loans as of December 31, 2016 and 2015, respectively. As of December 31, 2016, $31.0 million of reserved-based energy loans and $14.0 million of energy-related service industry loans were impaired.

        Most of the Company's activities are with customers located within the Texas cities of Houston, Dallas, Austin and their respective surrounding areas. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in the Houston and Dallas MSAs. The Company does not have any significant concentration to any one industry or customer. As of December 31, 2016 and 2015, there were no concentrations of loans related to any single industry in excess of 10% of total loans.

        Loan maturities and rate sensitivity of the loans held for investment, as of the date indicated, were as follows:

	December 31, 2016
	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
	(Dollars in thousands)
Commercial & industrial	$431,155	$555,549	$67,221	$1,053,925
Real estate:
Owner occupied commercial real estate	44,241	157,740	192,229	394,210
Commercial real estate	108,845	788,040	246,866	1,143,751
Construction, land & land development	85,730	123,449	40,525	249,704
Residential mortgage	26,003	56,448	162,740	245,191
Consumer and other	5,021	5,527	891	11,439

Total loans held for investment	$700,995	$1,686,753	$710,472	$3,098,220

Fixed rate	$68,341	$438,612	$123,714	$630,667
Floating rate	632,654	1,248,141	586,758	2,467,553

Total loans held for investment	$700,995	$1,686,753	$710,472	$3,098,220

        In the ordinary course of business, the Company has granted loans to certain directors, officers and their affiliates. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        An analysis of activity with respect to these related-party loans for the periods ended December 31, 2016 and 2015 was as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Beginning balance	$9,741	$—
Additions (at Acquisition)	—	10,003
Advances	503	—
Repayments	(4,431)	(262)

Ending Balance	$5,813	$9,741

        Acquired Loans—The outstanding principal balance and recorded investment in the total acquired loans from all acquisitions at December 31, 2016 and 2015, was as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Credit impaired acquired loans:
Outstanding principal balance	$30,694	$60,554
Recorded investment	25,188	46,174

Discount, net	$5,506	$14,380

Other acquired loans:
Outstanding principal balance	775,709	1,162,068
Deferred fees, net	(174)	(162)
Recorded investment	771,104	1,150,938

Discount, net	$4,431	$10,968

Total acquired loans:
Outstanding principal balance	806,403	1,222,622
Deferred fees, net	(174)	(162)
Recorded investment	796,292	1,197,112

Discount, net	$9,937	$25,348

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        Changes in the accretable yield for credit impaired acquired loans for the periods indicated, were as follows:

	Year Ended December 31,
	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$966	$685
Additions (at acquisition)	—	(71)
Reclassifications from nonaccretable discount	3,233	563
Accretion	(1,655)	(211)

Balance at period end	$2,544	$966

        Purchased credit impaired loans are evaluated on an ongoing basis after acquisition. Reclassifications from nonaccretable discount to accretable yield are recorded based on the current estimates of the timing and amount of expected future cash flows.

        Nonaccrual and Past Due Loans—When management doubts a borrower's ability to meet payment obligations, which typically occurs when principal or interest payments are more than 90 days past due, the loans are placed on nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        The age analysis of loans, segregated by class, as of the dates set forth was as follows:

	December 31, 2016
	Loans Past Due and Still Accruing
	30 - 89 Days Past Due	90 Days or More Past Due	Total	Nonaccrual	Purchased Credit Impaired	Current	Total Loans
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$1,515	$1,106	$2,621	$36,331	$—	$865,379	$904,331
Real estate:
Owner-occupied commercial real estate	1,941	—	1,941	—	—	262,935	264,876
Commercial real estate	1,612	—	1,612	2,059	—	812,358	816,029
Construction, land & land development	4,375	—	4,375	—	—	175,624	179,999
Residential mortgage	1,791	63	1,854	1,254	—	124,337	127,445
Consumer and other	139	—	139	119	—	8,990	9,248

Total originated loans	$11,373	$1,169	$12,542	$39,763	$—	$2,249,623	$2,301,928

Acquired Loans
Commercial & industrial	$2,854	$—	$2,854	$23,424	$4,506	$118,810	$149,594
Real estate:
Owner occupied commercial real estate	223	—	223	8,942	5,339	114,830	129,334
Commercial real estate	2,529	—	2,529	2,002	10,807	312,384	327,722
Construction, land & land development	488	—	488	978	1,819	66,420	69,705
Residential mortgage	2,768	—	2,768	1,692	2,717	110,569	117,746
Consumer and other	226	—	226	5	—	1,960	2,191

Total acquired loans	9,088	—	9,088	37,043	25,188	724,973	796,292

Total loans held for investment	$20,461	$1,169	$21,630	$76,806	$25,188	$2,974,596	$3,098,220

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

	December 31, 2015
	Loans Past Due and Still Accruing
	30 - 89 Days Past Due	90 Days or More Past Due	Total	Nonaccrual	Purchased Credit Impaired	Current	Total Loans
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$2,064	$25	$2,089	$34,205	$—	$813,754	$850,048
Real estate:
Owner occupied commercial real estate	9,158	—	9,158	829	—	178,921	188,908
Commercial real estate	1,108	—	1,108	—	—	520,779	521,887
Construction, land & land development	181	—	181	472	—	241,958	242,611
Residential mortgage	890	—	890	197	—	119,173	120,260
Consumer and other	593	20	613	—	—	9,230	9,843

Total originated loans	$13,994	$45	$14,039	$35,703	$—	$1,883,815	$1,933,557

Acquired Loans
Commercial & industrial	$10,908	$—	$10,908	$420	$13,905	$331,171	$356,404
Real estate:
Owner occupied commercial real estate	741	—	741	—	7,149	157,091	164,981
Commercial real estate		—	—	1,590	12,288	368,350	382,228
Construction, land & land development	111	—	111	—	8,681	107,410	116,202
Residential mortgage	4,065	6	4,071	1,292	4,151	163,709	173,223
Consumer and other	52	1	53	—	—	4,021	4,074

Total acquired loans	15,877	7	15,884	3,302	46,174	1,131,752	1,197,112

Total loans held for investment	$29,871	$52	$29,923	$39,005	$46,174	$3,015,567	$3,130,669

        Impaired Loans—The following is a summary of information related to impaired, nonaccrual and restructured loans and accruing loans past due 90 days or more as of the dates set forth:

	December 31, 2016
	Originated	Acquired	Total
	(Dollars in thousands)
Nonaccrual loans	$32,805	$33,868	$66,673
Accruing loans past due 90 days or more	1,169	—	1,169
Restructured loans—nonaccrual	6,959	3,174	10,133
Restructured loans—accruing	5,267	11,251	16,518

Total nonperforming loans	$46,200	$48,293	$94,493

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

	December 31, 2015
	Originated	Acquired	Total
	(Dollars in thousands)
Nonaccrual loans	$35,145	$2,396	$37,541
Accruing loans past due 90 days or more	45	7	52
Restructured loans—nonaccrual	558	906	1,464
Restructured loans—accruing	5,694	294	5,988

Total nonperforming loans	$41,442	$3,603	$45,045

        Impaired loans of $76.8 million and $39.0 million at December 31, 2016 and 2015 respectively, have been categorized by management as nonaccrual loans. This increase was due primarily to migration to nonperforming loans in the acquired and energy portfolios. Interest foregone on nonaccrual loans for the years ended December 31, 2016, 2015, and 2014 was approximately $4.7 million, $806 thousand and $401 thousand, respectively.

        Based on an analysis of impaired loans at December 31, 2016 and 2015, an allowance of $1.8 million and $14.8 million, respectively, was allocated to impaired loans. The following tables present, for the periods indicated, the average recorded investment in impaired loans and the approximate amount of interest recognized on impaired loans. Interest recognized includes interest accrued on restructured loans that have performed based on their restructured terms and interest collected on nonaccrual loans that were paid in full during the period.

	Year Ended December 31,
	December 31, 2016		December 31, 2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$37,697	$336	$10,131	$27
Owner occupied commercial real estate	1,016	73	1,092	20
Commercial real estate	6,088	344	2,278	44
Construction, land & land development	153	180	568	15
Residential mortgage	629	9	601	233
Consumer and other	170	8	163	10

Total originated loans	$45,753	$950	$14,833	$349
Acquired Loans
Commercial & industrial	$12,463	$25	$445	$8
Owner occupied commercial real estate	2,459	—	—	—
Commercial real estate	1,704	42	903	—
Construction, land & land development	198	—	—	—
Residential mortgage	1,624	48	479	7
Consumer and other	5	0	1	—

Total acquired loans	$18,453	$115	$1,828	$15

Total	$64,206	$1,065	$16,661	$364

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        The following tables present additional information regarding impaired loans that were individually evaluated for impairment as of the dates indicated:

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(Dollars in thousands)
Originated Loans
With no related allowance recorded:
Commercial & industrial	$33,415	$33,671	$—
Commercial real estate	7,155	7,162	—
Residential mortgage	1,254	1,249	—
Consumer and other	96	96	—

Total with no related allowance recorded:	$41,920	$42,178	$—
With an allowance recorded:
Commercial & industrial	$2,992	$3,038	$394
Consumer and other	119	119	119

Total with an allowance recorded:	$3,111	$3,157	$513

Total originated loans	$45,031	$45,335	$513

Acquired Loans
With no related allowance recorded:
Commercial & industrial	$32,922	$33,093	$—
Owner occupied commercial real estate	8,942	8,949	—
Commercial real estate	2,002	2,026	—
Construction, land & land development	978	991	—
Residential mortgage	1,692	1,694	—
Consumer and other	2	2	—

Total with no related allowance recorded:	$46,538	$46,755	$—
With an allowance recorded:
Commercial & industrial	$1,753	$1,774	$1,260
Consumer and other	2	3	2

Total with an allowance recorded:	$1,755	$1,777	$1,262

Total acquired loans	$48,293	$48,532	$1,262

Total:
Commercial & industrial	$71,082	$71,576	$1,654
Real estate	22,023	22,071	—
Consumer and other	219	220	121

Total	$93,324	$93,867	$1,775

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

	December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(Dollars in thousands)
Originated Loans
With no related allowance recorded:
Commercial & industrial	$1,898	$1,899	$—
Owner occupied commercial real estate	829	834	—
Commercial real estate	5,356	5,356	—
Construction, land & land development	268	268	—
Residential mortgage	183	183	—
Consumer and other	174	174	—

Total with no related allowance recorded:	$8,708	$8,714	$—
With an allowance recorded:
Commercial & industrial	$32,471	$32,510	$14,733
Construction, land & land development	204	204	92
Residential mortgage	14	15	14
Total with an allowance recorded:	$32,689	$32,729	$14,839

Total originated loans	$41,397	$41,443	$14,839

Acquired Loans
With no related allowance recorded:
Commercial & industrial	$714	$714	$—
Commercial real estate	1,590	1,607	—
Residential mortgage	1,240	1,235	—
Total with no related allowance recorded:	$3,544	$3,556	$—
With an allowance recorded:
Residential mortgage	$52	$52	$1
Total with an allowance recorded:	$52	$52	$1

Total acquired loans	$3,596	$3,608	$1

Total:
Commercial & industrial	$35,083	$35,123	$14,733
Real estate	9,736	9,754	107
Consumer and other	174	174	—

Total	$44,993	$45,051	$14,840

        Credit Quality—Internally assigned risk grades for loans are defined as follows:

        Grade 1 (Highest Quality—No Apparent Risk)—This category includes loans to borrowers of unquestioned credit standing which are secured by readily marketable collateral of undisputed value, with appropriate margin. It also includes loans to borrowing entities with: excellent capitalization, liquidity and earnings levels; quality management; positive financial trends; and favorable industry conditions.

        Grade 2 (Good Quality—Minimal Risk)—This category includes loans to investment grade entities with: good liquidity and financial condition, nominal term debt, strong debt service capability, solid

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

management, and quality financial information. These loans are usually secured with current assets, but may be unsecured. Alternative financing from other lenders is generally available to these borrowers.

        Grade 3 (Satisfactory Quality—Acceptable Risk—Tier One) —This category includes loans to entities maintaining fair liquidity and acceptable financial conditions. The level of term debt is moderate, with adequate debt service capability. Earnings may be volatile, but borrowers in this category generally do not show a loss within the last three years. Primary debt service must be supported by identified secondary repayment sources or by guarantors with adequate and proven responsibility and capacity.

        Grade 4 (Satisfactory Quality—Acceptable Risk—Tier Two) —This category includes loans to borrowers maintaining acceptable financial conditions; however, borrowers may exhibit certain characteristics of leverage or asset dependency that reflect a greater level of risk than Tier One credits. This category may also include borrowers exhibiting explainable interim losses within the previous three years and/or industry characteristics that warrant frequent monitoring.

        Grade 5 (Monitored Loans)—This category includes loans with trends or characteristics which, if continued, could result in impaired repayment ability. The borrower may exhibit a low degree of liquidity and relatively high leverage, erratic earnings history (including the possibility of a reported loss in the past four years), significant term debt and a nominal cushion for debt service capacity. Loans in this category may also include financing to start-up borrowers backed by experienced management and significant capital investment or established companies in distressed industry conditions.

        Grade 6 (Other Assets Especially Mentioned)—This category includes loans which have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or a weakening of the Company's credit position at some future date. Grade 6 loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

        Grade 7 (Substandard—Accruing)—This category includes loans which are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any, or loans with identified weaknesses but where there is sufficient collateral value and/or cash flow coverage. This category includes loans that: (1) may require a secondary source of repayment (liquidation of collateral or repayment by a guarantor); (2) lack current financial information or appraisals; and/or (3) have collateral deficiencies such that the Company would be in an unsecured position with an obligor not deserving unsecured credit. This category may also include borrowers with operating losses in recent periods.

        Grade 8 (Substandard—Nonaccrual)—This category includes loans with the same basic characteristics as Grade 7 loans that also meet the Company's criteria for nonaccrual status, but do not warrant a Grade 9 or Grade 10 classification.

        Grade 9 (Doubtful/Exposure)—This category includes loans with all the Grade 7 or 8 characteristics but with weaknesses that make collection (or liquidation) highly questionable and improbable.

        Grade 10 (Loss)—This category includes loans which are considered uncollectible, or of such little value that they should no longer be carried as an asset of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        The credit risk profile of loans aggregated by class and internally assigned risk grades as of the dates set forth were as follows:

	December 31, 2016
	Grade 1 - 4 (Pass)	Grade 5 (Watch)	Grade 6 (Special Mention)	Grade 7 (Substandard- Accrual)	Grade 8 (Substandard- Nonaccrual)	Grade 9 (Doubtful)	PCI	Total
	(Dollars in thousands)
Originated Loans
Commercial & Industrial	$818,352	$11,427	$24,133	$14,088	$34,520	$1,811	$—	$904,331
Owner Occupied Commercial Real Estate	247,868	13,169	513	3,326	—	—	—	264,876
Commercial Real Estate	716,744	35,812	55,230	6,184	2,059	—	—	816,029
Construction & Land Development	171,287	5,590	1,931	1,191	—	—	—	179,999
Residential Mortgage	118,042	6,079	573	1,497	1,254	—	—	127,445
Other Consumer	9,032	5	58	34	119	—	—	9,248

Total originated loans	$2,081,325	$72,082	$82,438	$26,320	$37,952	$1,811	$—	$2,301,928
Acquired Loans
Commercial & Industrial	$69,304	$2,982	$15,528	$33,850	$23,424	$—	$4,506	$149,594
Owner Occupied Commercial Real Estate	94,450	2,533	9,788	8,282	8,942	—	5,339	129,334
Commercial Real Estate	248,583	23,854	39,833	2,643	2,002	—	10,807	327,722
Construction & Land Development	49,849	12,859	2,577	1,623	978	—	1,819	69,705
Residential Mortgage	111,818	948	215	356	1,692	—	2,717	117,746
Other Consumer	1,972	—	214	—	5	—	—	2,191

Total acquired loans	$575,976	$43,176	$68,155	$46,754	$37,043	$—	$25,188	$796,292

Total loans	$2,657,301	$115,258	$150,593	$73,074	$74,995	$1,811	$25,188	$3,098,220

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

	December 31, 2015
	Grade 1 - 4 (Pass)	Grade 5 (Watch)	Grade 6 (Special Mention)	Grade 7 (Substandard- Accrual)	Grade 8 (Substandard- Nonaccrual)	Grade 9 (Doubtful)	PCI	Total
	(Dollars in thousands)
Originated Loans
Commercial & Industrial	$715,287	$27,938	$26,745	$45,873	$26,856	$7,349	$—	$850,048
Owner Occupied Commercial Real Estate	182,873	737	3,742	727	829	—	—	188,908
Commercial Real Estate	470,838	26,627	7,655	16,767	—	—	—	521,887
Construction & Land Development	240,713	1,426	—	—	472	—	—	242,611
Residential Mortgage	119,153	—	882	28	197	—	—	120,260
Other Consumer	9,569	99	116	59	—	—	—	9,843

Total originated loans	$1,738,433	$56,827	$39,140	$63,454	$28,354	$7,349	$—	$1,933,557
Acquired Loans
Commercial & Industrial	$285,229	$20,146	$19,324	$17,380	$420	$—	$13,905	$356,404
Owner Occupied Commercial Real Estate	139,950	3,959	12,372	1,551	—	—	7,149	164,981
Commercial Real Estate	327,338	22,648	12,591	5,773	1,590	—	12,288	382,228
Construction & Land Development	92,556	13,677	1,288	—	—	—	8,681	116,202
Residential Mortgage	165,696	1,222	226	636	1,292	—	4,151	173,223
Other Consumer	3,674	400	—	—	—	—	—	4,074

Total acquired loans	$1,014,443	$62,052	$45,801	$25,340	$3,302	$—	$46,174	$1,197,112

Total loans	$2,752,876	$118,879	$84,941	$88,794	$31,656	$7,349	$46,174	$3,130,669

        Troubled Debt Restructurings—The restructuring of a loan is considered a troubled debt restructuring if both the borrower is experiencing financial difficulties and the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LOANS (Continued)

        Troubled debt restructurings identified during the periods indicated were as follows:

	Year Ended
	December 31, 2016			December 31, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Recorded Investment as of December 31, 2016	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Recorded Investment as of December 31, 2015
	(Dollars in thousands)
Commercial & industrial	8	$23,396	$21,272	6	$1,657	$862
Commercial real estate	—	—	—	1	5,417	5,356

Total	8	$23,396	$21,272	7	$7,074	$6,218

        During the year ended December 31, 2016, the Company added $23.4 million in new troubled debt restructuring of which $21.3 million was still outstanding. The decrease in outstanding balance was primarily due to payments received. The modifications primarily related to extending the maturity date of the loans, which includes loans modified post-bankruptcy. The Company did not forgive any principal or interest on the restructured loans. Following the restructure, none were paid in full and none were charged off during the year. Restructured loans are individually evaluated for impairment. The allowance for loan losses included no specific reserves for restructured loans at December 31, 2016.

        During the year ended December 31, 2015, the Company added $7.1 million in new troubled debt restructuring. The modifications primarily related to extending the maturity date of the loans, which includes loans modified post-bankruptcy. The Company did not forgive any principal or interest on the restructured loans. Following the restructure, none were paid in full and $621 thousand defaulted on the modified terms and were charged off during the year. Restructured loans are individually evaluated for impairment. The allowance for loan losses included specific reserves of $35 thousand related to one loan at December 31, 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. ALLOWANCE FOR LOAN LOSSES

        An analysis of activity in the allowance for loan losses for the years ended December 31, 2016 and 2015, and the balance of loans receivable by the method of impairment evaluation at December 31, 2016 and 2015 is as follows:

	Balance December 31, 2015	Provision	Charge- offs	Recoveries	Balance December 31, 2016
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$23,084	$51,189	$(65,684)	$902	$9,491
Owner occupied commercial real estate	1,675	934	—	—	2,609
Commercial real estate	4,525	4,077	(26)	—	8,576
Construction, land & land development	2,337	(485)	—	—	1,852
Residential mortgage	815	271	—	48	1,134
Consumer and other	286	(5)	(110)	22	193

Total originated loans	$32,722	$55,981	$(65,820)	$972	$23,855
Acquired Loans
Commercial & industrial	$46	$3,816	$(2,700)	$98	$1,260
Owner occupied commercial real estate	4	1,384	(1,405)	17	—
Commercial real estate	166	737	(466)	—	437
Construction, land & land development	8	1,654	(1,631)	84	115
Residential mortgage	1	1,125	(548)	107	685
Consumer and other	—	3	(15)	24	12

Total acquired loans	$225	$8,719	$(6,765)	$330	$2,509

Total	$32,947	$64,700	$(72,585)	$1,302	$26,364

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. ALLOWANCE FOR LOAN LOSSES (Continued)

	Balance December 31, 2014	Provision	Charge- offs	Recoveries	Balance December 31, 2015
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$8,139	$14,164	$(1,311)	$2,092	$23,084
Owner occupied commercial real estate	969	706	—	—	1,675
Commercial real estate	2,777	1,673	—	75	4,525
Construction, land & land development	2,621	(284)	—	—	2,337
Residential mortgage	644	234	(63)	—	815
Consumer and other	264	131	(125)	16	286

Total originated loans	$15,414	$16,624	$(1,499)	$2,183	$32,722
Acquired Loans
Commercial & industrial	$6	$1,283	$(1,336)	$93	$46
Owner occupied commercial real estate	5	(1)	—	—	4
Commercial real estate	165	(1)	—	2	166
Construction, land & land development	12	(9)	—	5	8
Residential mortgage	1	(36)	—	36	1
Consumer and other	2	4	(21)	15	—

Total acquired loans	$191	$1,240	$(1,357)	$151	$225

Total	$15,605	$17,864	$(2,856)	$2,334	$32,947

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. ALLOWANCE FOR LOAN LOSSES (Continued)

        An analysis of activity in the allowance for loan losses for the periods indicated, and the balance of loans receivable by the method of impairment evaluation for those periods were as follows:

	December 31, 2016
	Loans evaluated for impairment				Allowance for loan losses evaluated
	Collectively evaluated for impairment	Individually evaluated for impairment	Purchased credit impaired	Total loans	Collectively evaluated for impairment	Individually evaluated for impairment	Purchased credit impaired	Total allowance for loan losses
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$867,924	$36,407	$—	$904,331	$9,097	$394	$—	$9,491
Owner occupied commercial real estate	264,876	—	—	264,876	2,609	—	—	2,609
Commercial real estate	808,874	7,155	—	816,029	8,576	—	—	8,576
Construction, land & land development	179,999	—	—	179,999	1,852	—	—	1,852
Residential mortgage	126,190	1,255	—	127,445	1,134	—	—	1,134
Consumer and other	9,034	214	—	9,248	74	119	—	193

Total originated loans	$2,256,897	$45,031	$—	$2,301,928	$23,342	$513	$—	$23,855
Acquired Loans
Commercial & industrial	$110,413	$34,675	$4,506	$149,594	$—	$1,260	$—	$1,260
Owner occupied commercial real estate	115,053	8,942	5,339	129,334	—	—	—	—
Commercial real estate	314,913	2,002	10,807	327,722	429	—	8	437
Construction, land & land development	66,908	978	1,819	69,705	14	—	101	115
Residential mortgage	113,338	1,691	2,717	117,746	672	—	13	685
Consumer and other	2,186	5	—	2,191	10	2	—	12

Total acquired loans	$722,811	$48,293	$25,188	$796,292	$1,125	$1,262	$122	$2,509

Total	$2,979,708	$93,324	$25,188	$3,098,220	$24,467	$1,775	$122	$26,364

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2015
	Loans evaluated for impairment				Allowance for loan losses evaluated
	Collectively evaluated for impairment	Individually evaluated for impairment	Purchased credit impaired	Total loans	Collectively evaluated for impairment	Individually evaluated for impairment	Purchased credit impaired	Total allowance for loan losses
	(Dollars in thousands)
Originated Loans
Commercial & industrial	$815,679	$34,369	$—	$850,048	$8,351	$14,733	$—	$23,084
Owner occupied commercial real estate	188,079	829	—	188,908	1,675	—	—	1,675
Commercial real estate	516,531	5,356	—	521,887	4,525	—	—	4,525
Construction, land & land development	242,139	472	—	242,611	2,245	92	—	2,337
Residential mortgage	120,063	197	—	120,260	801	14	—	815
Consumer and other	9,669	174	—	9,843	286		—	286

Total originated loans	$1,892,160	$41,397	$—	$1,933,557	$17,883	$14,839	$—	$32,722
Acquired Loans
Commercial & industrial	$341,785	$714	$13,905	$356,404	$1	$—	$45	$46
Owner occupied commercial real estate	157,832	—	7,149	164,981	2	—	2	4
Commercial real estate	368,350	1,590	12,288	382,228	12	—	154	166
Construction, land & land development	107,521	—	8,681	116,202	—	—	8	8
Residential mortgage	167,780	1,292	4,151	173,223	—	1	—	1
Consumer and other	4,074	—	—	4,074	—	—	—	—

Total acquired loans	$1,147,342	$3,596	$46,174	$1,197,112	$15	$1	$209	$225

Total	$3,039,502	$44,993	$46,174	$3,130,669	$17,898	$14,840	$209	$32,947

8. PREMISES AND EQUIPMENT

        Premises and equipment as of dated indicated are summarized as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Land	$7,660	$7,660
Buildings and improvements	23,293	23,834
Furniture, fixtures and equipment	10,193	10,190

	41,146	41,684
Less accumulated depreciation	(15,472)	(13,948)

Total	$25,674	$27,736

        Depreciation of premises and equipment totaled $2.4 million, $1.8 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. GOODWILL AND CORE DEPOSIT INTANGIBLES

        The Company reviews its goodwill for impairment annually, or more frequently, if indicators of impairment exist. At December 31, 2016 and 2015, management determined that goodwill, as reflected in the Company's financial statements, was not impaired. The most recent goodwill impairment test was as of December 31, 2016. Subsequent to year end, management has determined that no triggering events have occurred that would result in impairment.

        Changes in the carrying amount of goodwill and core deposit intangibles for the years ended December 31, 2016 and 2015 were as follows:

	Goodwill	Core Deposit Intangibles
	(Dollars in thousands)
Balance—December 31, 2014	$30,129	$4,148
Add—acquisition of Patriot	55,162	8,261
Less—amortization	—	(847)

Balance—December 31, 2015	$85,291	$11,562
Less—amortization	—	(1,587)

Balance—December 31, 2016	$85,291	$9,975

        Amortization of core deposit intangibles was $1.6 million, $847 thousand and $303 thousand for the years ended December 31, 2016, 2015 and 2014, respectively.

        The Company initially records the total premium paid on acquisitions as goodwill. After finalizing the valuation, core deposit intangibles are identified and reclassified from goodwill to core deposit intangibles on the balance sheet. This reclassification has no effect on total assets, liabilities, shareholders' equity, net income or cash flows. The measurement period for the Company to determine the fair value of acquired identifiable assets and assumed liabilities will be at the end of the earlier of (1) twelve months from the date of acquisition or (2) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the date of acquisition. The Company may record subsequent adjustments to goodwill for amounts undeterminable at acquisition date, such as deferred taxes and real estate valuations.

        Core deposit intangibles are amortized on an accelerated basis over their estimated lives, which the Company believes is approximately two to seventeen years. The estimated future amortization expense for the core deposit intangibles remaining as of December 31, 2016 is as follows (dollars in thousands):

2017	$1,472
2018	1,196
2019	1,080
2020	992
2021	905
Thereafter	4,330

Total	$9,975

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. DEPOSITS

        Scheduled maturities of certificates and other time deposits for the next five years were as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
2017	$863,876	$776,368
2018	263,958	323,832
2019	156,824	132,087
2020	67,739	62,288
2021	13,052	58,189

Total	$1,365,449	$1,352,764

        Certificates and other time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year-end 2016 and 2015 were $490.7 million and $532.6 million.

        The Company had $97.9 million and $93.6 million in brokered time deposits, at December 31, 2016 and 2015, respectively. Brokered deposits represented 2.9% and 3.0% of total deposits at December 31, 2016 and 2015, respectively. The Company utilizes brokered deposits to enhance liquidity.

        There are no major concentrations of deposits with any one depositor.

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

        Other borrowed funds as of the dates indicated were as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Federal Home Loan Bank advances	$150,000	$223,265
Repurchase agreements	3,493	3,073

Total	$153,493	$226,338

        Federal Home Loan Bank Advances—The Company has an available borrowing arrangement with the FHLB, which allows the Company to borrow on a collateralized basis. At December 31, 2016 and 2015, borrowing capacity of $608.8 million and $355.1 million, respectively, was available under this arrangement and $150.0 million and $223.3 million, respectively, was outstanding with an average interest rate of 0.59% and 0.46%, respectively. The Company's FHLB advances at December 31, 2016 mature within two years. The Company's FHLB advances at December 31, 2015 mature within eight years. These borrowings are collateralized by a blanket lien on certain real estate loans. The total borrowing capacity increased due to loan portfolio growth. The Company utilizes these borrowings to meet liquidity needs and to fund certain fixed rate loans in its loan portfolio.

        Federal Reserve Bank—The Company has an available borrower in custody arrangement with the Federal Reserve Bank of Dallas (the "Dallas Fed"), which allows the Company to borrow on a collateralized basis. Certain commercial and consumer loans are pledged under this arrangement. The Company maintains this borrowing arrangement to meet liquidity needs pursuant to its contingency

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS (Continued)

funding plan. At December 31, 2016 and 2015, $330.0 million and $243.9 million, respectively, were available under this arrangement and no borrowings were outstanding. The available capacity increased due to changes in collateral margins for Dallas Fed discount window lending.

        Securities Sold Under Agreements to Repurchase—Securities sold under agreements to repurchase represent the purchase of interests in securities by banking customers. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. Repurchase agreements with banking customers are settled on the following business day. All securities sold under agreements to repurchase are collateralized by pledged securities. The securities underlying the repurchase agreements are held in safekeeping by the Bank's safekeeping agent.

        Federal Funds Purchased—The Company has available federal funds lines of credit with its correspondent banks. As of December 31, 2016 and 2015, there were no federal funds purchased outstanding.

12. SUBORDINATED DEBENTURES AND SUBORDINATED NOTES

        Subordinated Notes—During the fourth quarter 2016, the Company issued $35.0 million of 8.50% Fixed-to-Floating Rate Subordinated Notes (the "Notes") that mature on December 15, 2026 through a private placement to certain institutional accredited investors. The Notes, which qualify as Tier 2 capital under the Federal Reserve's capital guidelines in effect at December 31, 2016, have an interest rate of 8.50% per annum, during the fixed-rate period from date of issuance through December 15, 2021. Interest is payable semi-annually on each June 15 and December 15, commencing on June 15, 2017.

        During the floating rate period from December 15, 2021, but excluding the maturity date or date of earlier redemption, the Notes will bear interest at a rate per annum equal to three-month LIBOR for the related interest period plus 6.685%, payable quarterly on each March 15, June 15, September 15 and December 15. The Notes are subordinated in right of payment to all of the Company's senior indebtedness and effectively subordinated to all existing and future debt and all other liabilities of the Company's subsidiary bank. The Company may elect to redeem the Notes (subject to regulatory approval), in whole or in part, on any early redemption date which is any interest payment date on or after December 15, 2021 at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest. Other than on an early redemption date, the Notes cannot be accelerated except in the event of bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization. The sale of the Notes yielded net proceeds of approximately $33.9 million. The Company utilized $32.8 million of the proceeds to transfer several energy loans to the holding company to provide flexibility to resolve these loans.

        Unamortized debt issuance costs related to these Notes, which are included in Subordinated Debentures and Subordinated Notes, totaled $1.1 million at December 31, 2016. Net issuance costs associated with issuing these Notes are amortized to interest expense over the respective terms using the straight-line method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SUBORDINATED DEBENTURES AND SUBORDINATED NOTES (Continued)

        A summary of pertinent information related to the Company's issues of subordinated Notes outstanding at December 31, 2016 is set forth in the table below:

	December 31,
	2016	2015
	(Dollars in thousands)
Subordinated notes fixed to floating rate, 8.50% per annum, maturity date December 15, 2026	$35,000	$—
Less: unamortized debt issuance costs	(1,115)	—

Total subordinated notes	$33,885	$—

        Subordinated Debentures Trust Preferred Securities—At December 31, 2016, the Company had outstanding $13.6 million in subordinated debentures net of $8.6 million purchase discount. On October 1, 2015, the Company acquired Patriot Bancshares, Inc., and assumed the obligations related to the subordinated debentures issued to Capital Trust I and Capital Trust II.

        A summary of pertinent information related to the Company's two issues of subordinated debentures outstanding at December 31, 2016 is set forth in the table below:

Description	Issuance Date	Trust Preferred Securities Outstanding	Interest Rate(1)	Subordinated Debt Owed to Trusts	Maturity Date(2)
	(Dollars in thousands)
Patriot Bancshares Capital Trust I	March 31, 2006	$5,000	3 month LIBOR +1.85%, not to exceed 11.90%	$5,155	April 7, 2036
Patriot Bancshares Capital Trust II	August 2, 2007	$16,500	3 month LIBOR +1.80%, not to exceed 11.90%	$17,011	September 15, 2037

(1)
The 3-month LIBOR in effect as of December 31, 2016 was 0.998%

(2)
All debentures are calla ble five years from issuance date

        Each of the trusts is a capital trust organized for the sole purpose of issuing trust securities and investing the proceeds in the Company's junior subordinated debentures. The trust preferred securities of each trust represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trust. The common securities of each trust are 100% owned by the Company. Each trust's ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related subordinated debentures. The debentures, which are the only assets of each trust, are subordinate and junior in right of payment to all of the Company's present and future senior indebtedness. The Company has fully and unconditionally guaranteed each trust's obligations under the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SUBORDINATED DEBENTURES AND SUBORDINATED NOTES (Continued)

trust securities issued by such trust to the extent not paid or made by each trust; provided such trust has funds available for such obligations.

        Under the provisions of each issue of the debentures, the Company has the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on either issue of the debentures are deferred, the distributions on the applicable trust preferred securities and common securities will also be deferred.

13. INCOME TAXES

        The components of the provision for income taxes for the years ended December 31, 2016, 2015 and 2014 are as follows:

	December 31,
	2016	2015	2014
	(Dollars in thousands)
Current income tax provision	$(8,763)	$13,723	$7,970
Deferred income tax expense (benefit)	8,361	(3,409)	395

Total income tax provision	$(402)	$10,314	$8,365

        The effective tax rates differ from the statutory federal tax rate of 35% largely due to tax exempt interest income earned on certain investment securities and loans and the nontaxable earnings on bank owned life insurance.

        The provision for income taxes differs from the amount computed by applying the federal income tax statutory rate of 35% to income from continuing operations for the years ended December 31, 2016, 2015 and 2014, as follows:

	December 31,
	2016	2015	2014
	(Dollars in thousands)
Taxes calculated at statutory rate	$(481)	$9,014	$8,087
Increase (decrease) resulting from:
State tax expense, net of federal effect	386	196	209
Non-deductible expenses	51	45	35
Non-deductible dues	35	31	34
Bank-owned life insurance income	(326)	(141)	—
Incentive stock option compensation expense	(16)	—	—
Tax exempt interest income	(17)	—	—
Non-deductible M&A and acquisition related costs	—	857	—
Other, net	(34)	312	—

Income tax provision—as reported	$(402)	$10,314	$8,365

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

        Significant deferred tax assets and liabilities at the dates indicated were as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Deferred tax assets:
Allowance for credit losses	$9,233	$11,531
Acquired loan valuation allowance	3,493	8,883
Net operating loss carryforward	1,755	1,755
Nonqualified stock options	1,561	1,464
Real estate acquired by foreclosure write-downs	1,432	2,695
Acquired deposit valuation allowance	804	1,631
Unrealized loss on available-for-sale securities	390	—
Pre-opening expenses	120	144
Other	1,661	1,031

Total deferred tax assets	20,449	29,134

Deferred tax liabilities:
Goodwill and core deposit intangibles	4,337	4,532
Acquired subordinated debentures valuation allowance	2,996	3,143
Acquired investments valuation allowance	688	688
Deferred loan costs	674	603
Depreciable assets	392	381
Unrealized gain on available-for-sale securities	—	225
Other	96	52

Total deferred tax liabilities	9,183	9,624

Net deferred tax asset	$11,266	$19,510

        Realization of the net deferred tax asset is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The deferred tax asset is evaluated by management on an ongoing basis to determine if a valuation allowance is required. Assessing the need for a valuation allowance requires that management evaluate all evidence, both negative and positive, to determine whether a valuation allowance is needed. Based on management's analysis of the evidence, no valuation allowance was required to be recorded against the net deferred tax asset of $11.3 million at December 31, 2016. The deferred tax assets are primarily supported by future reversals of existing timing differences and the generation of future taxable income.

        Net operating loss carryforwards for federal income tax purposes were $5.0 million and $5.0 million at December 31, 2016 and 2015, respectively. The carryforwards expire beginning in 2032.

        In connection with the Patriot acquisition completed in October 2015, the Company recognized a $1.6 million liability for an uncertain tax position for the year ended December 31, 2015. The full

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

$1.6 million would, if recognized, affect the effective tax rate. The uncertain tax position as of the dates indicated were as follows:

	2016	2015	2014
	(Dollars in thousands)
Unrecognized tax benefits—January 1	$1,625	$—	$—
Gross increases—tax positions in current period	—	1,625	—

Unrecognized tax benefits—December 31	$1,625	$1,625	$—

        The Company files income tax returns in the U.S. federal jurisdiction and the Texas, Kentucky and California state jurisdictions. Other than described above, as of December 31, 2016 and 2015, the Company had identified no unrecognized tax benefits related to returns with open periods subject to examination. The periods subject to examination for the Company's federal return are the 2013 through 2016 tax years. The Company has assumed net operating loss carryforwards, "acquired NOLs", through its acquisitions. The tax periods of the acquired entities from which these acquired NOLs originated are considered open years for purposes of adjusting the amount of the acquired NOLs used in the Company's open years. The Company is subject to examination from 2012 forward for state income tax returns. The Company's policy is that it recognizes interest and penalties as a component of income tax expense. As of December 31, 2016 and 2015, the Company had no accrued interest or penalties.

14. EMPLOYEE BENEFITS

        Equity Incentive Plan—The 2014 Omnibus Equity Incentive Plan (the "2014 Plan") was approved by the Company's Board of Directors and shareholders on July 28, 2014 and became effective immediately prior to the initial public offering on August 7, 2014. A total of 1,273,838 shares of common stock were reserved for issuance under the 2014 Plan, which permits the grant of incentive stock options, within the meaning of Section 422 of the IRS Code, to the Company's employees, and the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of equity-based awards to the Company's employees, directors, consultants and independent contractors. The 2014 Plan is administered by the Compensation Committee of the Board of Directors, who may select which eligible participants receive awards, the types of awards to be granted, the purchase price, if any, to be paid for shares covered by the awards and the vesting, forfeiture, cancellation and other terms and conditions of the awards.

        Stock Options.    At December 31, 2016 and 2015, there were 389,500 and 173,500 time based options outstanding under the 2014 Plan, respectively. The Company has two additional stock options plans, both of which are frozen to further issuance.

        The Green Bancorp, Inc. 2010 Stock Option Plan (the "2010 Option Plan"), which was approved by the Company's Board of Directors on June 30, 2010, permitted the grant of up to 2,239,906 options. The non-qualified stock options granted were in the form of time-based options and performance options and may have been granted to a director, officer or employee of the Company. Time-based options under the 2010 Option Plan vest over a period of four years and expire on the tenth anniversary of the date of the grant. Performance options under the 2010 Option Plan vest upon the occurrence of a liquidity event, with the vested amounts determined based on the achievement of specified performance and market metrics. The 2010 Option Plan was frozen to further issuance upon approval of the 2014 Omnibus Plan. At December 31, 2016, there were 377,015 time-based options, 1,020,242 performance options and 316,550 super-performance options outstanding under the 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. EMPLOYEE BENEFITS (Continued)

Option Plan. At December 31, 2015, there were 381,071 time-based options, 1,223,234 performance options and 375,529 super-performance options outstanding under the 2010 Option Plan.

        The Green Bancorp, Inc. 2006 Stock Option Plan (the "2006 Option Plan"), which was approved by the shareholders of the Company on June 21, 2006, permitted the grant of up to 450,000 options. The options granted may have been in the form of nonqualified stock options, which may have been granted to a director, officer or employee of the Company, or incentive stock options, which may have been granted only to officers of the Company. Awards under the 2006 Option Plan vest over a four-year period, which began on the first anniversary of the grant date, and must be exercised within 10 years from the grant date. The 2006 Option Plan was frozen to further issuance upon approval of the 2010 Option Plan. At December 31, 2016 and 2015, there were 127,500 and 292,757 options outstanding under the 2006 Option Plan, respectively.

        In addition to the 2006 Option Plan, the Company's Board of Directors adopted the Redstone Bank 2004 Stock Option Plan (the "Redstone Option Plan") and froze the plan to further issuance, following the Company's acquisition of Redstone Bank. At the time of adoption, all options to acquire stock of Redstone Bank were converted to options to acquire stock of the Company and adjusted in terms of number and exercise price based on the terms of the merger agreement. All options issued under the Redstone Option Plan are fully vested as a result of the 2006 change of control event. At December 31, 2016, there were no options outstanding under the Redstone Option plan. At December 31, 2015, there were 234,573 options outstanding under the Redstone Option Plan.

        The fair value of each time-based option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. The Black-Scholes-Merton formula assumes that option exercises occur at the end of the contractual term of the option, and that expected volatility, expected dividends and risk-free interest rates are constant over the option's term. The Black-Scholes-Merton formula is adjusted to take into account certain characteristics of employee share options and similar instruments that are not consistent with the assumptions contained in the model. Because of the nature of the formula, those adjustments take the form of weighted-average assumptions about those characteristics. The expected term represents the period of time that options granted are expected to be outstanding. The risk-free interest rate of the option is based on the U.S. Treasury zero-coupon with a remaining term equal to the expected term used in the assumption model. The expected volatility is an estimated measure of fluctuations in the Company's share price.

        The fair value of time-based options granted during 2016 and 2015 was estimated using the following assumptions:

	2016	2015
Expected term (years)	6.5	6.5
Risk-free interest rate	1.33% - 1.84%	1.66% - 2.06%
Expected volatility	36.02 - 36.84%	55%
Dividend yield	—%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. EMPLOYEE BENEFITS (Continued)

        A summary of changes in outstanding time-based stock options as of December 31, 2016 and 2015, is as follows:

	Number of Options	Weighted- Average Exercise Price	Average Remaining Contractual Term (In Years)
Shares under option—December 31, 2015	1,081,901	$9.82	3.9
Shares granted	237,500	9.51
Shares forfeited or expired	(111,926)	10.33
Shares exercised	(313,460)	9.72

Shares under option—December 31, 2016	894,015	9.66	5.9

Shares exercisable—December 31, 2016	493,241	8.79	3.3

Shares under option—December 31, 2014	1,096,774	$9.28	3.7
Shares granted	162,500	12.65
Shares forfeited or expired	(7,267)	9.54
Shares exercised	(170,106)	9.02

Shares under option—December 31, 2015	1,081,901	9.82	3.9

Shares exercisable—December 31, 2015	872,641	9.18	2.6

        A summary of the status of the Company's nonvested time-based options as of December 31, 2016 and 2015, is presented below:

	Number of Options	Average Grant-Date Fair Value
Nonvested options—December 31, 2015	209,260	$6.21
Shares granted	237,500	3.65
Shares forfeited	(21,500)	6.36
Shares vested	(24,486)	3.35

Nonvested options—December 31, 2016	400,774	$4.86

Nonvested options—December 31, 2014	76,031	$3.29
Shares granted	162,500	6.89
Shares forfeited	(7,267)	2.84
Shares vested	(22,004)	2.32

Nonvested options—December 31, 2015	209,260	$6.21

        As of December 31, 2016 and 2015, there was $1.6 million and $994 thousand, respectively, of total unrecognized compensation expense related to nonvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 3.10 years. The total fair value of shares vested during the years ended December 31, 2016 and 2015, was $82 thousand and $22 thousand, respectively.

        Total stock-based compensation expense that was charged against income was $1.6 million, $707 thousand and $204 thousand for 2016, 2015 and 2014, respectively. The total income tax benefit

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. EMPLOYEE BENEFITS (Continued)

recognized in the statements of operations for share-based compensation arrangements was $555 thousand, $247 thousand and $71 thousand for 2016, 2015 and 2014, respectively.

        Restricted Stock Units.    In connection with the initial public offering, 275,000 restricted stock units were granted under the 2014 Plan. At December 31, 2016 and 2015 there were 288,500 and 292,500 restricted stock units outstanding under the 2014 Plan. Total restricted stock units compensation expense was $787 thousand and $800 thousand in the year ended December 31, 2016 and 2015, respectively.

        Stock Appreciation Rights Plan—On May 18, 2007, the Company's Board of Directors adopted the Green Bancorp Stock Appreciation Rights Plan (the "SAR Plan"). The SAR Plan provided for the issuance of up to 200,000 units to plan participants at an exercise price of no less than the fair market value of the common stock of the Company at the time of grant. Units are redeemable by SAR Plan participants under certain circumstances whereby the participant will be paid the excess, if any, of the market value of the Company's common stock at the time of exercise over the exercise price. The SAR Plan provides for a 10-year maximum term for units issued, vesting and exercisability limitations and accelerated vesting and deemed exercise in the event of a change of control. The SAR Plan was frozen to further issuance upon approval of the 2014 Omnibus Plan. As of December 31, 2016 and 2015, there were 93,000 and 103,000 units outstanding under the SAR Plan, respectively.

        Stock based compensation expense of $335 thousand was recorded during the year ended December 31, 2016 to reflect the fair value of the SARs. A reversal of stock based compensation expense of $218 thousand was recorded during the year ended December 31, 2015 to reflect the fair value of the SARs.

        Benefit Plan—The Company sponsors a 401(k) plan (the "401k Plan"), which is a defined contribution plan available to substantially all employees. Participants in the 401k Plan may make salary deferral contributions up to the amount allowed by law. The Company makes safe harbor matching contributions to the 401k Plan equal to 100% of the participant's elective contribution for the plan year up to a maximum of 6% of the participant's salary. The Company contributions are fully vested at the date of contribution. The total of Company contributions for the years ended December 31, 2016, 2015 and 2014, were $1.3 million, $1.0 million and $798 thousand, respectively.

15. OFF-BALANCE SHEET ARRANGEMENTS, COMMITMENTS AND CONTINGENCIES

        The following table summarizes the Company's contractual obligations and other commitments to make future payments as of the date indicated (other than securities sold under agreements to repurchase). The Company's future cash payments associated with its contractual obligations pursuant

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. OFF-BALANCE SHEET ARRANGEMENTS, COMMITMENTS AND CONTINGENCIES (Continued)

to its certificates and other time deposits, FHLB advances, subordinated debentures and subordinated notes, and operating leases, as of the date indicated are as follows:

	December 31, 2016
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Certificates and other time deposits	$863,876	$420,642	$80,931	$—	$1,365,449
Federal Home Loan Bank advances	100,865	50,096	—	—	150,961
Subordinated debentures and subordinated notes	3,783	3,593	10,647	80,108	98,131
Operating leases	2,299	3,460	2,336	3,728	11,823

Total	$970,823	$477,791	$93,914	$83,836	$1,626,364

        Payments for the FHLB advances includes interest of $961 thousand that will be paid in future years. Payments for subordinated debentures and subordinated notes include interest of $41.0 million that will be paid in future years. The future interest payments were calculated using the current rate in effect at December 31, 2016. Payments related to leases are based on actual payments specified in underlying contracts.

        Leases—A summary as of December 31, 2016, of the Company's noncancelable future operating lease commitments is as follows (in thousands):

2017	$2,299
2018	1,859
2019	1,601
2020	1,237
2021	1,099
Thereafter	3,728

Total	$11,823

        The Company leases certain office facilities and equipment under operating leases. Rent expense under all noncancelable operating lease obligations, net of income from noncancelable subleases aggregated, was approximately $2.3 million, $1.9 million and $1.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

        Litigation—The Company from time to time is involved in routine litigation arising from the normal course of business. Management does not believe that there are any pending or threatened proceedings against the Company which, upon resolution, would have a material effect on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. OFF-BALANCE SHEET ARRANGEMENTS, COMMITMENTS AND CONTINGENCIES (Continued)

        Financial Instruments with Off-Balance Sheet Risk—In the normal course of business, the Company is a party to various financial instruments with off-balance sheet risk to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

        The following is a summary of the various financial instruments outstanding as of the date set forth:

	December 31, 2016
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Commitments to extend credit	$351,905	$194,919	$84,715	$58,852	$690,391
Standby and commercial letters of credit	8,164	2,116	163	800	11,243

Total	$360,069	$197,035	$84,878	$59,652	$701,634

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company, upon extension of credit, is based on management's credit evaluation of the customer.

        Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, the Company has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities. The credit risk to the Company in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

16. DERIVATIVE FINANCIAL INSTRUMENTS

        In order to accommodate the borrowing needs of certain commercial customers, the Company entered into interest rate swap or cap agreements with those customers. These interest rate derivative contracts effectively allow our customers to convert a variable rate loan to a fixed rate. In order to offset the exposure and manage interest rate risk, at the time an agreement was entered into with a customer, the Company entered into an interest rate swap or cap with a correspondent bank counterparty with offsetting terms. These derivative instruments are not designated as accounting hedges and changes in the net fair value are recognized in noninterest income or expense. Because we act as an intermediary for our customers, changes in the fair value of the underlying derivative

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

contracts substantially offset each other and do not have a material impact on our results of operations. The fair value amounts are included in other assets and other liabilities.

        The following is a summary of the interest rate swaps outstanding as of the dates set forth:

	December 31, 2016
	Notional Amount	Fixed Rate	Floating Rate	Maturity	Fair Value
	(Dollars in thousands)
Non-hedging derivative instruments:
Customer interest rate swap:
receive fixed/pay floating	$185,637	2.19 - 5.72%	LIBOR 1 month + 0% - 4.25%	Wtd. Avg. 3.4 years	$609
Correspondent interest rate swap:
pay fixed/receive floating	$185,637	2.19 - 5.72%	LIBOR 1 month + 0% - 4.25%	Wtd. Avg. 3.4 years	$(691)

	December 31, 2015
	Notional Amount	Fixed Rate	Floating Rate	Maturity	Fair Value
	(Dollars in thousands)
Non-hedging derivative instruments:
Customer interest rate swap:
receive fixed/pay floating	$115,459	3.99% - 5.99%	LIBOR 1 month + 2.5% - 4.50%	Wtd. Avg. 3.1 years	$1,528
Correspondent interest rate swap:
pay fixed/receive floating	$115,459	3.99% - 5.99%	LIBOR 1 month + 2.5% - 4.50%	Wtd. Avg. 3.1 years	$(1,612)

        The estimated fair values of non-hedging derivative instruments are reflected within Company's consolidated balance sheet (included in other assets and other liabilities). The notional amounts and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

estimated fair values of the non-hedging derivative instruments by classification as the dates set forth were as follows:

	December 31, 2016			December 31, 2015
		Estimated Fair Value			Estimated Fair Value
	Notional Amount	Asset Derivative	Liability Derivative	Notional Amount	Fair Value	Liability Derivative
	(Dollars in thousands)
Non-hedging interest rate derivatives:
Financial institution counterparty:
Interest rate swap	$185,637	$698	$1,389	$115,459	$—	$1,612
Interest rate cap	16,482	5	—	16,929	25	—
Commercial customer counterparty:
Interest rate swap	185,637	1,307	698	115,459	1,528	—
Interest rate cap	16,482	—	5	16,929	—	25

Total derivatives		$2,010	$2,092		$1,553	$1,637

        The strike rate for the outstanding caps was 6.00% at both December 31, 2016 and 2015.

17. REGULATORY MATTERS

        Capital Requirements—The Company is subject to various regulatory capital requirements administered by federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on its financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines based on the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amount and classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators.

        In July 2013, the Federal Reserve published final rules for the adoption of the Basel III regulatory capital framework (the "Basel III Capital Rules"). The Basel III Capital Rules, among other things, (i) introduced a new capital measure called "Common Equity Tier 1" ("CET1"), (ii) specify that Tier 1 capital consist of CET 1 and "Additional Tier 1 Capital" instruments meeting specified requirements, (iii) define CET 1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET 1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations. The Basel III Capital Rules became effective for us on January 1, 2015 with certain transition provisions to be fully phased in by January 1, 2019.

        Beginning on January 1, 2016, the capital conservation buffer was effective for the Company starting at the 0.625% level and increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios.

        Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company's capital ratios exceeded the regulatory definition of adequately capitalized as of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. REGULATORY MATTERS (Continued)

December 31, 2016 and 2015. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well capitalized. The regulatory authorities can apply changes in classification of assets and such changes may retroactively subject the Company to changes in capital ratios. Any such changes could result in reducing one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on condition and results of operations.

        To meet the capital adequacy requirements, the Company and the Bank must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of December 31, 2016 and 2015, that the Company and the Bank met all capital adequacy requirements to which they are subject.

        The most recent notification from the regulatory banking agencies categorized Green Bank as "well capitalized" under the regulatory capital framework for prompt corrective action and there have been no events since that notification that management believes have changed the Bank's category.

        The Company's consolidated capital ratios and the Bank's capital ratios as of the dates set forth are presented in the following table:

	December 31, 2016
	Actual		For Capital Adequacy Purposes		To be Categorized as Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company(1):
Total capital (to risk weighted assets)	$413,666	11.8%	$280,104	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	352,371	10.1	210,078	6.0	N/A	N/A
Common equity tier 1 capital	339,430	9.7	157,559	4.5	N/A	N/A
Tier I capital (to average assets)	352,371	9.1	155,271	4.0	N/A	N/A
The Bank(2):
Total capital (to risk weighted assets)	$371,833	10.8%	$276,144	8.0%	$345,180	10.0%
Tier 1 capital (to risk weighted assets)	344,423	10.0	207,108	6.0	276,144	8.0
Common equity tier 1 capital	344,423	10.0	155,331	4.5	224,367	6.5
Tier I capital (to average assets)	344,423	9.0	154,946	4.0	193,682	5.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. REGULATORY MATTERS (Continued)

	December 31, 2015
	Actual		For Capital Adequacy Purposes		To be Categorized as Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company(1):
Total capital (to risk weighted assets)	$384,737	10.9%	$282,733	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	351,482	10.0	212,050	6.0	N/A	N/A
Common equity tier 1 capital	338,961	9.6	159,037	4.5	N/A	N/A
Tier I capital (to average assets)	351,482	9.6	146,765	4.0	N/A	N/A
The Bank(2):
Total capital (to risk weighted assets)	$376,453	10.7%	$282,725	8.0%	$353,406	10.0%
Tier 1 capital (to risk weighted assets)	343,199	9.7	212,044	6.0	282,725	8.0
Common equity tier 1 capital	343,199	9.7	159,033	4.5	229,714	6.5
Tier I capital (to average assets)	343,199	9.4	146,689	4.0	183,361	5.0

(1)
The Federal Reserve may require the Company to maintain capital ratios above the required minimums.

(2)
The FDIC or the OCC may require the Bank to maintain capital ratios above the required minimums.

        Dividend Restrictions—Dividends paid by the Bank are subject to certain restrictions imposed by regulatory agencies. The Basel III Capital Rules further limit the amount of dividends that may be paid by our bank. No dividends were paid for the periods ended December 31, 2016 and 2015.

        The Company is regarded as a legal entity separate and distinct from the Bank. The principal source of the Company's revenues is dividends received from the Bank. Federal law currently imposes limitations upon certain capital distributions by national banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The Federal Reserve and the OCC regulate all capital distributions by the Bank directly or indirectly to the Company, including dividend payments. For example, under applicable regulations, the Bank must file an application for OCC approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of the Bank's net income for that year to date plus the Bank's retained net income for the preceding two years. Additionally, the Bank may not pay dividends to the Company if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notified the Bank that it was in need of more than normal supervision. Under the Federal Deposit Insurance Act, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized." Payment of dividends by the Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice. In addition, the Bank may become subject to supervisory limits on its ability to declare or pay a dividend or reduce its capital unless certain conditions are satisfied.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        ASC 820 applies to reported balances that are required or permitted to be measured at fair value under an existing accounting pronouncement. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability and establishes a fair value hierarchy. The fair value hierarchy consists of three levels of inputs that may be used to measure fair value as follows:

        Level 1—Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 1 assets and liabilities include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

        Level 2—Inputs other than those quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 2 assets and liabilities include available-for-sale securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Available-for-sale securities are valued using observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, prepayment speeds, credit information and the bond's terms and conditions, among other things. Derivative valuations utilize certain Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The significance of the impact of these credit valuation adjustments on the overall valuation of derivative positions are not significant to the overall valuation and result in all derivative valuations being classified in Level 2 of the fair value hierarchy.

        Level 3—Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. This category includes certain interest-only strip securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets and loans held-for-sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The tables below present the Company's assets and liabilities measured at fair value on a recurring basis as of the dates set forth aggregated by the level in the fair value hierarchy within which those measurements fall:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets:
Available-for-sale securities	$112,881	$161,738	$—	$274,619
Correspondent interest rate swaps	—	698	—	698
Customer interest rate swaps	—	1,307	—	1,307
Correspondent interest rate caps	—	5	—	5
Financial Liabilities:
Correspondent interest rate swaps	$—	$1,389	$—	$1,389
Customer interest rate swaps	—	698	—
Customer interest rate caps	—	5	—	5

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial Assets:
Available-for-sale securities	$74,974	$201,047	$—	$276,021
Customer interest rate swaps	—	1,528	—	1,528
Correspondent interest rate caps	—	25	—	25
Financial Liabilities:
Correspondent interest rate swaps	$—	$1,612	$—	$1,612
Customer interest rate caps	—	25	—	25

        Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Assets measured on a nonrecurring basis include impaired loans, real estate acquired by foreclosure and other repossessed assets.

        A loan is defined as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, according to the contractual terms of the loan agreement. The allowance for loan losses related to impaired loans is determined based on the difference between the carrying value of the impaired loan and its fair value. The fair value of impaired loans is determined based on the fair value of the collateral if repayment is expected solely from the collateral. Fair value of the loan's collateral is determined by appraisals and third party estimates for real estate collateral and by appraisals or independent valuations for non-real estate collateral such as inventory, accounts receivable, equipment or other business assets. The fair value of real estate acquired by foreclosure is measured using appraisals and third party estimates. These values may be adjusted based on current information available to management, therefore the values are considered Level 3 inputs within the fair value hierarchy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following tables present the assets that were subject to fair value adjustments during the periods indicated, which were still on the balance sheet at the end of the reporting periods:

			Losses for the Year Ended December 31, 2016
	December 31, 2016
	Level 3	Total
	(Dollars in thousands)
Assets Measured on a Nonrecurring Basis:
Impaired loans	$23,613	$23,613	$21,886
Other real estate owned	1,721	1,721	1,016

			Losses for the Year Ended December 31, 2015
	December 31, 2015
	Level 3	Total
	(Dollars in thousands)
Assets Measured on a Nonrecurring Basis:
Impaired loans	$32,988	$32,988	$14,581
Real estate acquired by foreclosure	1,665	1,665	155

        The following methods and assumptions were used to estimate the fair value of cash and of financial instruments for which it is practicable to estimate that value:

        Cash and Short-Term Investments—The carrying amount of these short term investments is a reasonable estimate of fair value.

        Securities—The fair value of securities are obtained from an independent pricing service. Securities are valued based on quoted prices in an active market when available. These securities are classified in Level 1 of the valuation hierarchy. If quoted market prices are not available for the specific security, then fair values are estimated and classified as Level 2 of the valuation hierarchy. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury and other yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security's terms and conditions, among other things.

        Loans Held-for-Sale—The fair value of consumer residential mortgages held-for-sale is based on commitments from investors or prevailing market prices.

        Loans Held for Investment—The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Real Estate Acquired by Foreclosure—Real estate acquired by foreclosure is adjusted to fair value less estimated costs to sell at the time of foreclosure. Subsequently, these assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is generally based upon market prices or appraised values of the property, which may be discounted based on internal criteria and accordingly, the Company classifies real estate acquired by foreclosure as Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

        Other Borrowed Funds—The carrying amount of securities sold under agreements to repurchase is a reasonable estimate of fair value because these borrowings reprice at market rates generally daily. The fair value of long term FHLB advances is estimated using the rates currently offered for advances of similar remaining maturities.

        Subordinated debentures and subordinated notes—The fair value of the subordinated debentures and subordinated notes was calculated using the quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar subordinated debentures. Subordinated debentures and subordinated notes fair value measurements utilize Level 2 inputs.

        Off-Balance Sheet Financial Instruments—The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. These amounts were not significant at the reporting dates. The fair value of interest rate swaps is derived from pricing models based on past, present and projected future market conditions, quoted market prices of instruments with similar characteristics or discounted cash flows, classified in Level 2 of the fair value hierarchy.

        The following table presents quantitative information about significant unobservable inputs used in the fair value measurements for Level 3 assets at the date indicated:

	Fair Value at 12/31/2016	Valuation Technique	Unobservable Input	Range(1) (Weighted Average)
	(Dollars in thousands)
Loans held for investment	$3,128,966	Discounted cash flow	Prepayment Speed	0% to 99.50% (28.59)%
			Discount Rates	0.17%—11.36% (4.04)%
Real estate acquired by foreclosure	5,220	Appraisal	Adjustments for comparable properties	8.00%—22.00% (14.18)%

(1)
Represents range of factors applied to determine fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair values of the Company's financial instruments as of the dates indicated are as follows:

	December 31, 2016
	Carrying Value	Level 1	Level 2	Level 3	Fair Value
	(Dollars in thousands)
Financial Assets:
Cash and short term investments	$389,007	$389,007	$—	$—	$389,007
Available-for-sale securities	274,619	112,881	161,738	—	274,619
Held-to-maturity securities	35,505	—	34,845	—	34,845
Other securities	17,983	17,983	—	—	17,983
Loans held for sale	23,989	24,144	—	—	24,144
Loans held for investment	3,098,220	—	—	3,128,966	3,128,966
Real estate acquired by foreclosure	5,220	—	—	5,220	5,220

Total	$3,844,543	$544,015	$196,583	$3,134,186	$3,874,784

Financial Liabilities:
Deposits	$3,374,700	$—	$3,375,047	$—	$3,375,047
Securities sold under agreements to repurchase	3,493	—	3,493	—	3,493
Other borrowed funds	150,000	—	148,921	—	148,921
Subordinated debentures	47,492	—	47,492	—	47,492

Total	$3,575,685	$—	$3,574,953	$—	$3,574,953

	December 31, 2015
	Carrying Value	Level 1	Level 2	Level 3	Fair Value
	(Dollars in thousands)
Financial Assets:
Cash and short term investments	$124,906	$124,906	$—	$—	$124,906
Available-for-sale securities	276,021	74,974	201,047	—	276,021
Held-to-maturity securities	42,130	—	41,996	—	41,996
Other securities	20,320	20,320	—	—	20,320
Loans held for sale	384	384	—	—	384
Loans held for investment	3,130,669	—	—	3,147,615	3,147,615
Real estate acquired by foreclosure	12,122	—	—	12,122	12,122

Total	$3,606,552	$220,584	$243,043	$3,159,737	$3,623,364

Financial Liabilities:
Deposits	$3,100,748	$—	$3,100,748	$—	$3,100,748
Securities sold under agreements to repurchase	3,073	—	3,073	—	3,073
Other borrowed funds	223,265	—	221,104	—	221,104
Subordinated debentures	13,187	—	13,187	—	13,187

Total	$3,340,273	$—	$3,338,112	$—	$3,338,112

19. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through the date the consolidated financial statements were available to be issued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. PARENT COMPANY ONLY FINANCIAL STATEMENTS

        The following balance sheets, statements of income, statements of comprehensive income and statements of cash flows for Green Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

GREEN BANCORP, INC.
(Parent Company Only)
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2016	2015
ASSETS
CASH AND DUE FROM BANKS	$4,534	$3,911
INTEREST-BEARING DEPOSITS IN FINANCIAL INSTITUTIONS	6,461	6,411

Cash and cash equivalents	10,995	10,322
DEFERRED TAX ASSET, Net	—	—
INVESTMENT IN GREEN BANK, N.A.	422,802	420,966
INVESTMENT IN PATRIOT BANCSHARES CAPITAL TRUST I AND II	666	666
LOANS HELD FOR SALE	6,598	—
LOANS HELD FOR INVESTMENT	26,221	—
GOODWILL	12,673	12,673
OTHER ASSETS	1,277	1,236

TOTAL	$481,232	$445,863

LIABILITIES AND SHAREHOLDERS' EQUITY
SUBORDINATED DEBENTURES	47,492	13,187
DEFERRED TAX LIABILITY, Net	2,907	3,037
LIABILITIES—Other liabilities	$351	$237

Total liabilities	50,750	16,461

SHAREHOLDERS' EQUITY:
Common stock	372	368
Capital surplus	382,961	378,518
Retained earnings	49,127	50,099
Accumulated other comprehensive income, net	(725)	417
Less treasury shares, at cost	(1,253)	—

Total shareholders' equity	430,482	429,402

TOTAL	$481,232	$445,863

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

GREEN BANCORP, INC.
(Parent Company Only)
CONDENSED STATEMENT OF OPERATIONS
(Dollars in thousands)

	For the Years ended December 31,
	2016	2015	2014
INCOME—Interest income	$67	$39	$26

Total income	67	39	26

EXPENSE—Subordinated debentures	1,182	227	—
General and administrative	2,806	3,293	1,894

Total expense	3,988	3,520	1,894

LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY AND INCOME TAXES	(3,921)	(3,481)	(1,868)
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY, NET OF TAX	1,577	17,995	15,957

INCOME (LOSS) BEFORE INCOME TAXES	(2,344)	14,514	14,089
BENEFIT FOR INCOME TAXES	1,372	925	654

NET INCOME (LOSS)	$(972)	$15,439	$14,743

GREEN BANCORP, INC.
(Parent Company Only)
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)

	For the Years ended December 31,
	2016	2015	2014
NET INCOME (LOSS)	$(972)	$15,439	$14,743

OTHER COMPREHENSIVE INCOME BEFORE TAX:
Change in unrealized (loss) gain on securities available-for-sale	(1,757)	(992)	1,830

Total other comprehensive income	(1,757)	(992)	1,830

DEFERRED TAX (BENEFIT) EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	(615)	(347)	641
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	(1,142)	(645)	1,189

COMPREHENSIVE INCOME (LOSS)	$(2,114)	$14,794	$15,932

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

GREEN BANCORP, INC.
(Parent Company Only)
CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(972)	$15,439	$14,743
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Equity in undistributed earnings of subsidiary	(1,577)	(17,995)	(15,957)
Amortization of debt valuation allowance	420	105	—
Amortization of issuance costs for subordinated notes	9	—	—
Deferred income tax (expense) benefit	(130)	(18)	17
Increase in other assets, net	(41)	(295)	(332)
Increase in other liabilities, net	114	146	34

Net cash used by operating activities	(2,177)	(2,618)	(1,495)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of loans from subsidiary	(32,819)	—	—
Capital contributed to subsidiary	—	—	(67,508)
Net cash and cash equivalents paid in connection with acquisitions	—	2,740	—

Net cash (used by) provided by investing activities	(32,819)	2,740	(67,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subordinated notes, net	33,876	—	—
Common stock issued in connection with the exercise of stock options	3,046	1,534	125
Purchase of treasury stock	(1,253)	—	—
Proceeds from issuance of common stock, net of issuance expenses	—	—	72,591

Net cash provided by financing activities	35,669	1,534	72,716

NET INCREASE IN CASH AND CASH EQUIVALENTS	673	1,656	3,713
CASH AND CASH EQUIVALENTS:
Beginning of year	10,322	8,666	4,953

End of year	$10,995	$10,322	$8,666

Offer to Exchange
$35,000,000
8.50% Fixed-to-Floating Rate Subordinated Notes due 2026

Green Bancorp, Inc.

PROSPECTUS

April 13, 2017